     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 1999



                                                      REGISTRATION NO. 333-80557

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            AMERICASDOCTOR.COM, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7374                  52-2059555
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                         ------------------------------

                            AMERICASDOCTOR.COM, INC.
                            10065 RED RUN BOULEVARD
                                   SUITE 200
                             OWINGS MILLS, MD 21117
                                 (443) 394-1300


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             SCOTT M. RIFKIN, M.D.
                            CHIEF EXECUTIVE OFFICER
                            AMERICASDOCTOR.COM, INC.
                            10065 RED RUN BOULEVARD
                                   SUITE 200
                             OWINGS MILLS, MD 21117
                                 (443) 394-1300


 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:

                  MICHAEL D. NATHAN, ESQ.                                    WILLIAM J. GRANT, JR., ESQ.
                SIMPSON THACHER & BARTLETT                                    WILLKIE FARR & GALLAGHER
                   425 LEXINGTON AVENUE                                          787 SEVENTH AVENUE
                 NEW YORK, NEW YORK 10017                                     NEW YORK, NEW YORK 10019
                      (212) 455-2000                                               (212) 728-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                      PROPOSED MAXIMUM      AMOUNT OF
                       TITLE OF EACH CLASS OF SECURITIES TO                          AGGREGATE OFFERING   REGISTRATION
                                   BE REGISTERED                                          PRICE(1)             FEE
Common Stock, par value $0.01 per share............................................     $ 83,375,000       $  23,179(2)


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.


(2) $16,680 was previously paid on June 11, 1999.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                                 DATED              , 1999
--------------------------------------------------------------------------------


7,250,000 SHARES


                               AMERICASDOCTOR.COM


COMMON STOCK


----------------------------------------------------------------------


    AmericasDoctor.com is offering 7,250,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We expect to enter into a firm commitment underwriting.



    We anticipate that the price to the public in the offering will be between $8.00 and $10.00 per share.



    In connection with this offering, we have applied to list our common stock on the Nasdaq National Market under the symbol "AMDR."



    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.



    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                                                               PER SHARE             TOTAL
-----------------------------------------------------------------------------------------------------------------
Price to the Public                                                            $                 $
-------------------------------------------------------------------------------------------
Underwriting Discounts and Commissions
-------------------------------------------------------------------------------------------
Proceeds to AmericasDoctor.com
-------------------------------------------------------------------------------------------



    AmericasDoctor.com will grant the underwriters the right to purchase additional shares of our common stock to cover over-allotments. The underwriters
expect to deliver the shares on or about            , 1999.


WARBURG DILLON READ LLC


         WILLIAM BLAIR & COMPANY



                  PRUDENTIAL VECTOR HEALTHCARE GROUP
                                            A UNIT OF PRUDENTIAL SECURITIES
INCORPORATED

                               TABLE OF CONTENTS



Prospectus Summary.......................          2
Risk Factors.............................          6
Use of Proceeds..........................         20
Dividend Policy..........................         20
Capitalization...........................         21
Dilution.................................         22
Selected Financial Data..................         23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................         24
Business.................................         33
Government Regulation and Other Legal
  Considerations.........................         50
Management...............................         56
Certain Transactions.....................         66
Principal Stockholders...................         73
Description of Capital Stock.............         75
Shares Eligible for Future Sale..........         78
Underwriting.............................         81
Legal Matters............................         83
Experts..................................         83
Where You Can Find More Information......         83
Index to Consolidated Financial
  Statements.............................        F-1

                               PROSPECTUS SUMMARY


    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING "RISK FACTORS," AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES CONTAINED ELSEWHERE IN THIS PROSPECTUS BEFORE BUYING SHARES OF OUR COMMON STOCK.


                               AMERICASDOCTOR.COM


    AmericasDoctor.com operates an interactive Internet healthcare information site for consumers. We offer consumers free, real-time interaction with healthcare professionals and easy access to relevant and reliable healthcare information. Our site features our free 24-hour doctor chat service that enables consumers to have live on-line, one-on-one chats with doctors and other healthcare professionals, a variety of interactive healthcare content such as lectures and live educational programs, a growing library of information on ailments, illnesses, nutrition, pharmacology and other topics, and health and medical publications and news. We have designed our doctor chat service to enable our users, through the assistance, expertise and insight of doctors and other healthcare professionals, to successfully find relevant and reliable healthcare information on-line in response to their health questions. We are also expanding our site to include community Web pages focused on the needs of people sharing specific health conditions and interests. In addition we offer hospitals the opportunity to be exclusive sponsors of our Internet services within a markets defined by zip code. We also provide sponsors with opportunities to feature their healthcare professionals on our site. Our goal is to establish AmericasDoctor.com as a premier Internet site that consumers trust for accurate, real-time answers to their health questions and rely on as a preferred destination for healthcare content, communities and services.



    We launched our service in September 1998, initially accessible only to America Online, Inc. ("AOL") subscribers. In February 1999, we launched our service on the Internet, at our domain address, WWW.AMERICASDOCTOR.COM, and for the quarter ended June 30, 1999 we estimate that we had approximately 1.4 million user sessions and approximately 13.3 million page views. In general, a "user session" is a period of on-line activity by a user, identified by a "cookie," separated by a period of at least 30 minutes of inactivity on our site by that user.



    We are developing our site to generate revenue opportunities from multiple sources, including hospital sponsorships, Internet commerce generally referred to as "e-commerce," sales of advertising and commercial sponsorships and fees for assisting in the recruitment of volunteers for clinical research studies. As of July 26, 1999, we had 42 contracts with hospital sponsors, 33 of which were launched on the Internet. In addition, in May 1999 we launched our on-line medical mall through which we intend to offer health products to our customers.



    We have established several key strategic relationships, and we intend to pursue additional strategic relationships in the future. In particular, we are one of four companies placed in a prominent on-line position, generally referred to as an "anchor tenant," on AOL's subscriber Health Channel main screen which provides AOL's subscribers easy access to our content, communities and services. In addition to our relationships with AOL and our hospital sponsors, we have entered into agreements with Smith & Nephew PLC, a distributor and manufacturer of home health products and devices, to develop an e-commerce presence, and CenterWatch, Inc., a publishing company focusing on the clinical trials industry, to help develop our ability to recruit volunteers for clinical research studies. We also have entered into an agreement with Lycos Corporation, a leading gateway to the Internet, generally referred to as an Internet "portal," to provide us with over 400 keywords and phrases as well as advertising that enables consumers to easily locate our Web site and communities and assist us in building our brand image and driving more traffic to our site.

    The Internet has emerged as one of the fastest growing media in history and has rapidly become a significant global medium enabling an increasing number of users to quickly retrieve information, share their experiences in on-line communities and purchase a variety of products and services. According to the U.S. Department of Commerce, the number of U.S. Internet users will grow from approximately 62 million in 1998 to about 136 million by the year 2002. Changes in the healthcare industry, including the development of managed care and the emergence of new medical and pharmaceutical treatments, are placing increasing pressure on consumers to educate themselves on healthcare issues. According to Cyber Dialogue, an Internet research organization, the number of adults searching for on-line healthcare information will grow from approximately 17 million in 1998 to approximately 30 million by the year 2000.



    As consumers become more involved in managing their personal health, and that of their relatives or other people close to them, they are searching for clear answers to their health questions and more reliable information about medical conditions, treatments and outcomes. Many traditional and on-line sources of healthcare information are unclear, voluminous and difficult for many consumers to evaluate. We believe many consumers continue to lack the tools necessary to navigate successfully through the abundance of healthcare information services and products available to them.



    Our solution enables consumers to obtain accurate real-time answers to their healthcare questions and quickly find clearly presented, objective and up-to-date healthcare information by utilizing the expertise and insight of doctors through our free 24-hour doctor chat service. We are designing our site to offer an engaging and interactive destination where consumers also will find interactive expert lectures, healthcare articles, current healthcare news, on-line communities focused on specific health conditions, opportunities to purchase health-related products on-line and access to sponsor hospitals.



    We believe our healthcare content, communities and services, featuring our free 24-hour doctor chat service, will enable us to attract a loyal consumer audience that will be highly attractive to hospital sponsors and other healthcare providers, pharmaceutical companies and other healthcare product suppliers, advertisers and research organizations. Key elements of our business strategy include:


    - establish AmericasDoctor.com as a leading and trusted brand for on-line healthcare information, and products and services;

    - differentiate our healthcare content, communities and services by featuring our free 24-hour doctor chat service and interactive expert lectures and designing additional easy-to-use interactive features;

    - pursue and expand relationships with local hospital sponsors;


    - expand our strategic distribution relationships with companies that have the ability, among other things, to promote the AmericasDoctor.com brand and drive additional consumers to our site;



    - pursue and expand our strategic relationships with traditional healthcare companies to strengthen key areas of our business including our e-commerce and clinical trial recruitment services; and



    - integrate and expand our health condition-specific on-line communities to become premier healthcare destinations combining relevant and reliable information and community activities with the full range of our healthcare content, products and services.


    We were incorporated in Delaware in August 1997 and commenced operations in September 1998.
                            ------------------------


    Our corporate headquarters currently are located at 10065 Red Run Boulevard, Suite 200, Owings Mills, Maryland 21117. Our telephone number is (443) 394-1300.

                                  THE OFFERING



Common stock offered by AmericasDoctor.com..............  7,250,000 shares

Common stock to be outstanding after this offering......  24,930,020 shares

Use of proceeds.........................................  AmericasDoctor.com intends to use the proceeds from this offering to
                                                          fund operating losses and for
                                                          general corporate purposes,
                                                          including portal fees, expansion
                                                          of our site, brand promotion,
                                                          advertising, expansion of our chat
                                                          centers, content development and
                                                          working capital. We may also use a
                                                          portion of the proceeds for
                                                          strategic alliances and
                                                          acquisitions. See "Use of
                                                          Proceeds."

Proposed Nasdaq National Market symbol..................  AMDR



    Immediately following completion of this offering, AmericasDoctor.com will have 5,808,440 shares of common stock issuable upon the exercise of outstanding options granted under our 1999 Long-Term Incentive Plan and 451,720 shares of common stock issuable upon exercise of outstanding warrants. See "Underwriting," "Management--Stock Plans" and note 11 to the consolidated financial statements and the other notes to the consolidated financial statements.



                   CONVENTIONS WHICH APPLY TO THIS PROSPECTUS



    Unless otherwise indicated in this prospectus, the information contained in this prospectus:



    - reflects a 20 for 1 split of our common stock to be effected in the form of a stock distribution in connection with the consummation of this offering;



    - reflects the conversion of all outstanding shares of our preferred stock into 4,933,200 shares of common stock in connection with the consummation of this offering and reflects a pro forma 20 for 1 split of our preferred stock for purposes of comparability, although the preferred stock will not actually split; and



    - assumes that the representatives of the underwriters do not exercise their over-allotment option and that no other person exercises any other outstanding options or warrants after the date of this prospectus.



    "AmericasDoctor.com," "America's Doctor," the AmericasDoctor logo and "AD chatware" are some of our trademarks and service marks. This prospectus contains trade names, trademarks and service marks of other companies, all of which are the property of their respective owners.



    This prospectus includes statistical data regarding the Internet and the healthcare industries. This data was obtained from industry publications and reports which we believe to be reliable sources. However, we cannot guarantee the accuracy and completeness of this information. We have neither independently verified this data nor sought the consent of any organization to refer to their respective reports included in this prospectus. We have not commissioned any industry publications or reports.



    Unless the context requires otherwise, references to the "company," "AmericasDoctor.com," "we," "us" and "our" in this prospectus refer to AmericasDoctor.com, Inc., a Delaware corporation, and AmericasDoctor.com Medical Mall, Inc., its subsidiary.



    You should not consider information available through our Internet site to be a part of this prospectus.

                             SUMMARY FINANCIAL DATA



    We have calculated pro forma net loss per share assuming the conversion of 2,666,660 shares of Series A preferred stock issued on February 1, 1999 and 2,077,660 shares of Series B redeemable preferred stock issued on June 1, 1999 into common stock as of the date of issuance. For purposes of the balance sheet data, we have given pro forma effect to the issuance of 188,880 shares of Series B redeemable preferred stock on July 16, 1999, the conversion of Series A and Series B preferred stock into common stock, the expiration of the put rights which exist on shares of common stock held by management and the payment of outstanding stock subscriptions receivable as if all had occurred on June 30, 1999. The "as adjusted" column reflects the receipt by AmericasDoctor.com of the estimated net proceeds of this offering at an assumed initial public offering price of $9.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering. See "Use of Proceeds" and "Capitalization."


                                                              AUGUST 8, 1997                     SIX MONTHS ENDED
                                                            (INCEPTION) THROUGH   YEAR ENDED         JUNE 30,
                                                               DECEMBER 31,      DECEMBER 31,  --------------------
                                                                   1997              1998        1998       1999
                                                            -------------------  ------------  ---------  ---------
                                                                                                   (UNAUDITED)

                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..................................................       $      --        $       62   $      --  $     546
  Operating loss..........................................             (12)           (4,604)     (1,134)   (12,874)
  Net loss................................................       $     (41)           (5,242)     (1,393)   (12,890)
                                                                    ------       ------------  ---------  ---------
                                                                    ------       ------------  ---------  ---------
  Basic and diluted loss per common share.................       $   (0.02)       $    (1.12)  $   (0.53) $   (1.27)
                                                                    ------       ------------  ---------  ---------
                                                                    ------       ------------  ---------  ---------
Weighted-average shares used in computing basic and
  diluted loss per common share...........................           2,475             4,690       2,636     10,152
                                                                    ------       ------------  ---------  ---------
                                                                    ------       ------------  ---------  ---------
Pro forma basic and diluted loss per common share.........                        $    (1.12)             $   (1.02)
                                                                                 ------------             ---------
                                                                                 ------------             ---------
Weighted-average shares used in computing pro forma basic
  and diluted loss per common share.......................                             4,690                 12,580
                                                                                 ------------             ---------
                                                                                 ------------             ---------


                                                                                           JUNE 30, 1999
                                                                                -----------------------------------
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ---------  -----------  -----------

                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.....................................................  $   5,288   $   6,078    $  65,761
Working capital...............................................................      4,705       5,495       65,178
Total assets..................................................................      8,557       9,347       69,030
Long-term obligations.........................................................         26          26           26
Common stock, subject to put rights...........................................     15,257          --           --
Redeemable convertible preferred stock........................................      5,119          --           --
Total stockholders' equity (deficit)..........................................    (13,831)      7,335       67,018

                                  RISK FACTORS


    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE BUYING SHARES OF OUR COMMON STOCK. OUR BUSINESS AND BUSINESS STRATEGY ARE NEW, EVOLVING AND NOT PROVEN. IF ANY OF THESE RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD BE MATERIALLY ADVERSELY AFFECTED. THESE RISKS ALSO COULD CAUSE A SIGNIFICANT DECLINE IN THE TRADING PRICE OF OUR COMMON STOCK AND YOU COULD LOSE PART OR ALL OF THE MONEY YOU PAID TO BUY SHARES OF OUR COMMON STOCK.



WE HAVE A LIMITED OPERATING HISTORY AND MAY FACE DIFFICULTIES ENCOUNTERED BY
  EARLY-STAGE COMPANIES IN NEW AND RAPIDLY EVOLVING MARKETS.



    We were incorporated in August 1997 and are in the early stages of development. We launched our Internet operations on America Online, Inc. in September 1998, our Web site in February 1999 and our first on-line community in March 1999. Our e-commerce operations commenced in May 1999. Accordingly, we have a very limited operating history. An investor in our common stock must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, like the Internet market.



    The Internet market and, in particular, the healthcare sector of the Internet market, is in the early stage of development and is rapidly evolving. The Internet market is characterized by an increasing number of market entrants who are introducing competing products and services. Demand and market acceptance for recently introduced products and services often are subject to a high level of uncertainty and risk. We may not be able to attract larger audiences to our site, including to our health-condition specific communities. We cannot predict with any certainty that a market for our health-related services will develop or that demand for our content, communities and services will emerge, grow or last. If the market fails to develop, develops more slowly than we expect or becomes saturated with competitors, our business, financial condition and results of operations could be materially adversely affected.



    See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes for detailed information on our very limited operating history.



OUR BUSINESS STRATEGY IS NEW, EVOLVING, UNPROVEN AND SUBJECT TO CHANGE AND MAY
  NOT BE SUCCESSFUL. IN ADDITION SOME OF OUR SERVICES ARE CURRENTLY OFFERED ON A LIMITED BASIS AND WE MAY NOT SUCCESSFULLY DEVELOP THESE SERVICES.



    Our business objective is to become a premier Internet healthcare information site that customers trust for accurate, real-time answers to their health questions and rely on as a preferred destination for healthcare content, communities and services. Our business strategy is new, evolving and unproven. Due to the rapidly changing nature of the Internet, we are continuously modifying our business strategy and expect to continue to modify our strategy in the future. Our business model assumes that consumers will be attracted to and will use healthcare information and related services and e-commerce services available on our site which will, in turn, allow us the opportunity to sell sponsorships and advertising designed to reach those consumers. Our current business strategy may not be successful, and, if it is not successful, we may not be able to modify it in a timely and successful manner. In addition, we may not be able to develop successful business strategies to capitalize on opportunities in new and unproven areas.



    Furthermore, much of our content and many of our communities and services are currently in development and are being offered on a limited basis. For example, we currently have a library consisting of approximately 4,500 articles, we offer products on our medical mall supplied by four suppliers and four of our communities offer hosted community chats. While we intend to expand our library, increase the number of suppliers and increase the number of hosted community chats, as well as expand other services currently offered on a limited basis, we may not be able to effectively develop or expand the content, communities and services we currently offer on a limited basis. See "Business-- Our Business."



WE MAY FAIL TO ACCOMMODATE USER DEMAND FOR OUR FREE 24-HOUR DOCTOR CHAT SERVICE
  WHICH COULD LEAD TO DISSATISFACTION WITH OUR SITE. WE WILL INCUR SIGNIFICANT EXPENSE TO OPERATE THIS SERVICE.



    We believe our free 24-hour doctor chat service differentiates AmericasDoctor.com from other Internet healthcare networks and Web sites. From time to time, our users experience delays in accessing our doctor chat service, and as a result of increasing traffic and costs, our users may experience increasing delays or substantial difficulty in accessing our doctor chat service in the future which could lead to dissatisfaction with our service and our site as a whole. The costs of operating our free 24-hour doctor chat service and, in particular, the costs of employing doctors, are significant. We anticipate the need to add chat centers and increase the number of doctors available on our chat service to accommodate increases in the number of visitors seeking to use our chat service. We expect this expansion to elevate our cost structure significantly. However, due to the cost of adding doctors and chat centers and the availability of doctors, we do not intend to increase the number of doctors proportionately to the anticipated increase in the number of our users. In light of these cost issues, as well as training, recruitment and technological and operational issues, we may not add chat centers or employ additional doctors to the extent required to support the full volume of users entering our site desiring to use our chat service. If our hospital sponsors perceive that our users are becoming dissatisfied with our doctor chat service, or any other features of our site, we may lose the support of our hospital sponsors and face difficulty acquiring new hospital sponsors or renewing existing hospital sponsorships. As described below there are additional risks involved in operating our chat center because our chat center is operated by a third party.



WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES AND NEGATIVE CASH FLOW FOR THE
  FORESEEABLE FUTURE.



    Since our inception, we have incurred significant losses and negative cash flow, and, as of June 30, 1999, we had an accumulated deficit of approximately $18.2 million. We have not achieved profitability and expect to incur increasing operating losses and negative cash flow for the foreseeable future as we fund operating and capital expenditures in areas such as portal fees, marketing and brand promotion, expanding our free 24-hour doctor chat service, advertising and sales, content and service development and operating infrastructure. Our business model is not yet proven, and our business may never achieve or sustain profitability. See "Use of Proceeds," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



FUTURE REVENUES AND OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY. IF WE
  FAIL TO MEET EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY.



    Our revenues and our operating results may fluctuate significantly in the future as a result of various factors, many of which are outside of our control. We currently expect our primary sources of revenues to come from hospital sponsorships. We also seek to generate revenue from e-commerce transactions, advertising and fees for assisting in the recruitment of volunteers for clinical trial studies. Our hospital sponsorships are generally one-year arrangements although some agreements permit earlier termination. We cannot assure you that we will be able to attract additional hospital sponsors or that our existing hospital sponsors will renew their current agreements with us. We cannot forecast with any degree of certainty the amount of sponsorship revenues, advertising revenues, e-commerce revenues or other revenues we may be able to generate. In addition, our operating expenses, including development costs, general and administrative expenses, advertising, marketing and public relations expenses, may be committed in advance and in anticipation of future revenues.


    Due to the factors described above and other factors, we believe quarterly comparisons of our results of operations will not be good indicators of our performance. If our results of operations fall below the expectations of securities analysts and investors in some future periods, our stock price may decline significantly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."



WE MUST EXPEND SIGNIFICANT RESOURCES TO ESTABLISH, MAINTAIN AND STRENGTHEN OUR
  BRAND IN ORDER TO ATTRACT USERS TO OUR SITE AND GENERATE SPONSORSHIP, ADVERTISING, E-COMMERCE AND OTHER REVENUES.



    We must expend significant resources to establish the AmericasDoctor.com brand. Brand loyalty is essential to attract an increasing number of visitors to our site and to the success of our business. We are in competition with a substantial number of Internet companies currently seeking to establish their names as dominant brands in the Internet healthcare market. The following factors may affect our ability to successfully establish our brand:


    - healthcare consumers must, among other things, perceive our healthcare content as relevant and reliable;

    - our sponsors must, among other things, consider our site to be professional, reliable and well operated;

    - pharmaceutical companies, medical device manufacturers and other healthcare vendors must, among other things, view our healthcare site as an effective marketing and sales channel for their products and services; and


    - clinical researchers seeking volunteers for trial studies must view our healthcare site as an effective means of recruiting suitable volunteers.



    We intend to use a significant portion of the proceeds from this offering to pursue aggressive marketing campaigns on-line and in traditional media to promote our brand. However, unlike our on-line advertising, which gives us immediate feedback and allows us to promptly adjust our marketing messages, the effectiveness of advertising in traditional print and broadcast media is more difficult to determine. We also believe traditional media advertisements are more expensive and more difficult to change. If our promotional efforts are unsuccessful, we may fail to establish AmericasDoctor.com as a leading brand in our market. See "Business--Marketing, Advertising and Public Relations."



WE WILL NEED TO RAISE ADDITIONAL FINANCING TO EXECUTE OUR BUSINESS STRATEGY AND
  OUR ABILITY TO RAISE FINANCING IS UNCERTAIN.



    We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 months after the date of this prospectus. However, we may need to raise additional funds for the following purposes:



    - fund additional portal fees;



    - fund obligations to strategic partners;



    - fund more rapid expansion;



    - fund additional marketing expenditures;



    - develop new or enhance existing content, features or services;

    - respond to competitive pressures; or



    - acquire complementary products, services or technologies.



    If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our stockholders. We cannot guarantee that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, or at all, our ability to fund our operations, take advantage of unanticipated opportunities, develop and enhance our content, features and services, or otherwise respond to competitive pressures would be limited. Our business, financial condition and results of operations could be materially adversely affected by any limitations in raising additional required financing. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



TERMINATION OF OUR RELATIONSHIP WITH AOL WOULD ADVERSELY AFFECT THE TRAFFIC ON
  OUR SITE. WE EXPECT THE COST OF CONTINUING OUR RELATIONSHIP WITH AOL TO INCREASE SIGNIFICANTLY.



    We have an agreement with AOL to position AmericasDoctor.com as an anchor tenant on its subscriber Health Channel main screen. For the three months ended June 30, 1999, AOL accounted for approximately 60% of the visitors to our site. Our agreement with AOL became effective in April 1998 and expires in June 2001. However, the fee we are obligated to pay AOL for the third year of the agreement is not currently fixed. AOL has the right to set the rate for the third year based on market rates and we currently expect the cost of our AOL contract to increase significantly. We cannot assure you that it will be commercially viable to continue our agreement for the third year with AOL or that we will be able to renew the agreement after the third year. Our agreement with AOL does not prohibit AOL from carrying other sites or developing and providing content that competes with portions of our site. AOL is currently carrying, or has agreed to carry, additional competing sites. For example, AOL has entered into a four-year agreement with drkoop.com, Inc., one of our significant competitors, to carry dr.koop.com, Inc. on the AOL subscriber sites, as well as other affiliated platforms, for aggregate consideration of $89 million and warrants for drkoop.com, Inc. common stock. If AOL fails to support us as an anchor tenant on its subscription service or our agreement with AOL is terminated, we may not be able to replace these services on commercially reasonable terms with an adequate Internet service provider or portal or at all. A termination of our agreement with AOL would result in the loss of a substantial number of users and would materially adversely affect our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Strategic Relationships" and "--Marketing, Advertising and Public Relations."



IF WE FAIL TO ESTABLISH AND MAINTAIN ADDITIONAL STRATEGIC RELATIONSHIPS AND
  SPONSORSHIPS, WE MAY BE UNABLE TO INCREASE TRAFFIC ON OUR SITE AND ESTABLISH OUR BRAND IDENTITY.



    In addition to our relationship with AOL, we must establish and maintain additional strategic relationships with popular Internet service providers, portals, Web sites and/or traditional media companies to increase the number of visitors to our site and establish our Internet presence. There is intense competition for relationships with these types of companies, and we may not be able to enter into these relationships on commercially reasonable terms or at all. Even if we enter into strategic relationships with these types of companies, they may not be able to continue to attract a significant number of users. As a result, our site may not receive the expected additional users from these relationships. Moreover, we may have to pay significant fees or issue additional securities to establish these relationships which could be significantly more than fees paid by our competitors for similar services. If we issue additional equity securities in connection with establishing such relationships, our shareholders could experience significant dilution.

    We also may enter into agreements with hospital and other healthcare sponsors, content providers or other Internet service providers, portals and Web sites that require us to feature their services exclusively in areas of our site and may prevent us from entering into other sponsorships, advertising arrangements, content agreements or other strategic relationships. Our business strategy depends, in part, on our ability to attract and maintain hospital sponsorships. We may not be able to attract hospital sponsors and our existing hospital sponsors may not renew current agreements with us. Many companies we may pursue for such strategic relationships also offer services that compete with our services. As a result, these companies may be reluctant to enter into strategic relationships with us. Our inability to enter into additional strategic relationships and maintain and expand our existing relationships could have a material adverse effect on our business, financial condition and results of operations. See "Business--Strategic Relationships."



WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
  COMPETITORS.


    Numerous Internet companies compete for users, sponsors, advertisers, e-commerce transactions and other sources of on-line revenue. The number of Web sites offering users healthcare information and related products and services is increasing rapidly. In addition, traditional media and healthcare providers compete for consumers' attention both through traditional marketing channels as well as through their own new Internet initiatives. We believe competition for healthcare consumers will continue to increase as the Internet healthcare market evolves.

    We compete directly for users, sponsors, advertisers, e-commerce suppliers and other affiliates with numerous Internet companies, including:


    - healthcare Web sites;



    - Web search engines and Internet portals;



    - hospitals and other healthcare payors and providers which offer healthcare information on-line;



    - Web communities; and



    - e-commerce suppliers and conventional retailers.


    Many of our existing competitors and potential new competitors are likely to enjoy substantial competitive advantages compared to our company, including:

    - the ability to offer a wider array of on-line products and services;

    - more comprehensive health-related content and information;

    - larger production and technical staffs;

    - greater name recognition and larger marketing budgets and resources;

    - larger customer and user bases; and


    - substantially greater financial, technical and other resources.



    To be competitive, we must respond promptly and effectively to the challenges of rapid technological change, evolving consumer demands, evolving Internet standards and our competitors' innovations by continuing to enhance our services, as well as our sales and marketing channels. Competition is likely to increase as new companies enter the market and current competitors expand their services. We expect that competitive factors will create a continuing need for us to improve and add to our healthcare content. Accordingly, we intend to seek additional sources of healthcare information and expand the scope of our content offerings and services. Increased competition and our failure to successfully respond to our competitors could result in greater competition for sponsorships, reductions in advertising rates, lower margins, greater operating losses or loss of market share, any of which would have a material adverse effect on our business, financial condition and results of operations. See "Business--Competition."


OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND OTHER LEGAL
  CONSIDERATIONS, INCLUDING REGULATIONS AND LEGAL CONSIDERATIONS RELATING TO THE REGULATION OF THE PRACTICE OF MEDICINE AND OTHER HEALTH CARE REGULATIONS. APPLICATION OF THESE REGULATIONS AND OTHER LEGAL CONSIDERATIONS COULD SIGNIFICANTLY IMPAIR OUR BUSINESS.



    Our business and industry are subject to extensive government regulation and other legal considerations. Federal and state laws, regulations and statutes have been or may be adopted with respect to healthcare, the Internet, our industry or other on-line services. The requirement that we comply with any existing or new legislation or regulation, or the impact of the other legal considerations described below, may decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations.



    The delivery of healthcare services and products is heavily regulated under federal and state law. For example, federal and state agencies regulate the practice of medicine and the activities of doctors and other health professionals. In addition, through fraud and abuse laws, federal and state agencies prohibit payments for the referral of patients to a person participating in, or for the order, purchase or recommendation of items or services that are subject to reimbursement by, Medicare, Medicaid and other federal or state healthcare programs or other third-party payors. We have not researched the laws of each of the 50 states or obtained opinions or rulings from federal and state agencies with authority to enforce these laws. While we have attempted to structure our business activities including, in particular, our 24-hour doctor chat service, in a manner that would not constitute the practice of medicine or involve prohibited referrals, federal and/or state healthcare regulatory authorities could determine that, in a particular case or generally, we are engaged in the practice of medicine through the activities of our doctors or other healthcare professionals on or through our Web site. We are subject to the risk that our relationships with hospitals and other sponsors, e-commerce vendors and other companies may implicate or violate laws governing the sale of healthcare products and laws prohibiting referral arrangements. A finding that our current or future business activities violate any of these laws or statutes could cause a material adverse effect on our business, financial condition and results of operations. Our current and planned business activities could also subject us to malpractice claims, liability for improper disclosure of medical records, failure to comply with standards relating to recording of medical information, ethical considerations relating to recruiting for clinical trials, and regulation by the Food and Drug Administration.



    There is also an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy, taxation and quality of products and services. Any such legislation or regulation may limit the growth of the use of the Internet and decrease the demand for our services.



    For a more complete description of the government regulation and other legal considerations applicable to our business, see "Business--Government Regulation and Other Considerations."



WE MAY NOT BE ABLE TO DELIVER OUR SERVICES IF MEDICAL ADVISORY SYSTEMS OR OTHER
  THIRD PARTIES FAIL TO PROVIDE RELIABLE SERVICES TO US.



    We currently rely on Medical Advisory Systems, Inc. to manage and operate our 24-hour doctor chat center operations. An affiliate of Medical Advisory Systems, recruits and hires doctors and other healthcare professionals to operate our free 24-hour doctor chat service subject to our authorization.

As of June 30, 1999, Medical Advisory Systems owned approximately 14.4% of our outstanding common stock. Pursuant to our agreement with Medical Advisory Systems, we pay Medical Advisory Systems a fee which includes the costs of the doctors and other healthcare professionals and other expenses related to our chat center operations. If Medical Advisory Systems fails to deliver these services or our arrangement with Medical Advisory Systems is terminated, we would be required to obtain these services from another operator or provide them internally. This could interrupt our services, involve significant costs and could have a material adverse effect on our ability to deliver our featured 24-hour doctor chat service and on our business, financial condition and results of operations.



    The agreement with Medical Advisory Systems has an initial term which runs through July 2000 and provides for two additional renewal terms of one and two years, respectively. The Company and Medical Advisory Systems currently disagree over what rights the parties have not to renew the agreement for the renewal terms. We cannot predict how this disagreement will be resolved.



    We also depend on other third parties for important aspects of our business, including Internet access, housing, operation and maintenance of our computer servers, the provision of products and services, the development of software for new Web site features and telecommunications. We also depend on unrelated Web site operators that provide advertising links to AmericasDoctor.com. We have limited control over these third parties, and we may not be their only client. As a result, we may not be able to maintain satisfactory relationships with any of them on acceptable commercial terms or renew or replace these agreements on the same terms or on other commercially acceptable terms.



    We rely on independent content providers for the majority of healthcare information provided through AmericasDoctor.com. Our arrangements with content providers are typically short-term and non-exclusive and we currently rely on one content provider for health and medical news. Due to the non-exclusivity of our agreements with content providers, competitors offer, or could offer, content that is similar to or the same as ours. Moreover, a competitor could enter into an exclusive arrangement with key content suppliers. If content from key suppliers becomes unavailable to us for any reason, our site may become less attractive to our users, sponsors and advertisers.



WE MAY NOT BE ABLE TO MAKE ACQUISITIONS, INVESTMENTS OR OTHER VENTURES OR
  INTEGRATE THEIR OPERATIONS.



    Although we have no current agreements to enter into any material investment or acquisition transactions, we may desire to acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time, we have had discussions and negotiations with companies regarding our acquisition of, or strategic investment in, their businesses. We have no current agreements or commitments with respect to any material acquisition or investment transaction, and we are not currently engaged in any substantial negotiations with respect to any material transaction. We may not be able to identify suitable acquisition or investment candidates in the future, or if we do identify suitable candidates, we may not be able to make those acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty integrating that company's personnel, operations, technology and software into our operations. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could occupy a substantial portion of the time and resources of our management and employees and increase our expenses.



    Future acquisitions may require us to issue equity securities which could dilute the holdings of existing shareholders. Acquisitions may also involve the incurrence of debt, the assumption of known and unknown liabilities, the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our financial condition and results of operations.

WE DEPEND ON KEY PERSONNEL AND REQUIRE ADDITIONAL PERSONNEL TO MANAGE OUR
  BUSINESS.



    Our future success depends, in large part, on the continued service of our senior management team and other key employees, particularly Scott M. Rifkin, M.D., our chief executive officer. The loss of the services of Dr. Rifkin would likely have a material adverse effect on our business, financial condition and results of operations. Although we intend to enter into employment agreements with our key executive officers, we currently do not have employment agreements with our president, our chief medical information and our chief information officers. We also believe that our future success depends on our ability to attract, integrate, motivate and retain additional highly skilled technical personnel, particularly well-trained and experienced professionals capable of marketing Internet-based services to healthcare institutions. In addition, in order for us to deliver our free 24-hour doctor chat service, we must attract, train and retain qualified doctors and other healthcare professionals. There is intense competition for employees, at all levels, that possess knowledge of both the Internet industry and the healthcare market. Our failure to retain our key employees or attract, integrate and retain other highly qualified employees and doctors in the future could have a material adverse effect on our business, financial condition and results of operations. See "Management."



WE MUST EXPAND OUR INFRASTRUCTURE TO ACCOMMODATE GROWTH IN OUR BUSINESS.



    Presently, a relatively limited number of consumers use our site. However, in order to execute our business strategy we must generate a high volume of traffic on our site. Accordingly, we must continue to expand and adapt our infrastructure and services, including our free 24-hour doctor chat service, to accommodate additional traffic, new features and tools and changing consumer requirements. We may fail to accurately project the rate or timing of increases, if any, in the use of our site or to expand and upgrade our services, systems and infrastructure to accommodate increases in consumer use. Our systems may not accommodate increased use of our services, including our free 24-hour doctor chat service, while maintaining acceptable overall performance. Operational delays or other difficulties, including increased waiting time on our doctor chat service, could cause our users to become dissatisfied with our services and use the services of our competitors. See "Business--Technology, Infrastructure and Operations."



WE MAY LOSE USERS IF WE DO NOT ADAPT TO RAPID TECHNOLOGICAL CHANGE AND PROVIDE
  TOOLS AND FEATURES WHICH MEET THE CHANGING DEMANDS OF OUR USERS.



    Our market is characterized by rapidly changing technology, evolving industry standards and frequent new service and product announcements. We must adapt to our rapidly changing market by continuing to improve the performance, features and reliability of our site and, in particular, its functionality with new versions of Web browsers and other platforms. We also could incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. If we fail to keep pace with the technological advancements, our consumers may not use our site and instead may use our competitors' services. In addition, we must provide informational content, interactive tools, e-commerce and other features that consumers demand in order to continue to attract and retain our consumer audiences. We must allocate significant resources to continue to improve our site, and we must properly anticipate, identify and respond to changes in consumer demands. If we fail to respond to changes in consumer demand, expand the scope of our content and services, introduce new services quickly and efficiently, or our content and services fail to achieve market acceptance, traffic on our site could be materially and adversely affected.



OUR ABILITY TO DELIVER OUR SERVICES TO OUR USERS WOULD BE ADVERSELY AFFECTED BY
  SYSTEM FAILURES AND CAPACITY CONSTRAINTS.


    We believe we must be able to operate our site 24 hours each day without interruption. Almost all of our content and Web services are provided by third-party providers and the operation of our interactive features is dependent upon Internet service providers. To operate without interruption, our content providers and Internet service providers must guard against:

    - damage from fire, power loss and other natural disasters;

    - system failures;

    - software and hardware errors, failures or crashes;

    - security breaches, computer viruses and similar disruptive problems; and

    - other potential interruptions.


    Our Internet service providers' infrastructure must accommodate high volumes of traffic and deliver current information, components or features. In the past our site has suffered outages and experienced slower response times due to equipment or software downtime or other operational difficulties, some of which have been related to our service providers. Our site may, in the future, experience increased response times or system failures due to increased traffic or for a variety of other reasons. Any significant interruptions in our services or an increase in response time could result in a loss of potential or existing consumers, sponsors, strategic partners or advertisers and, if sustained or repeated, could reduce the attractiveness of our site to those parties. Although we maintain business interruption insurance, it is unlikely that all potential situations or claims will come within the scope of our insurance coverage, or that the amount of our insurance will be adequate to compensate us for all losses that may occur or to provide reimbursement for indirect costs associated with business interruptions.



WE DEPEND ON THE CONTINUED GROWTH IN THE USE OF THE INTERNET AND ACCESS BY OUR
  CUSTOMERS TO THE INTERNET WITHOUT INTERRUPTION.


    Our market is new and rapidly evolving. Our business would be adversely affected if Web usage does not continue to grow. Internet usage may be inhibited for a number of reasons, such as:

    - inadequate infrastructure;

    - inadequate security precautions;

    - inconsistent quality of service;

    - unavailability of cost-effective, high-speed service; and

    - increased government regulations.


    If Internet usage grows, its infrastructure may not be able to support the demands placed on it by this growth or its performance and reliability may decline. Internet service providers and other Web sites have interruptions in their service as a result of outages and other delays occurring throughout the Internet infrastructure. If these outages or delays frequently occur in the future, or last for extended durations, Internet usage, as well as usage of our site, could be materially and adversely affected. See "Business--Strategic Relationships."

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OR INFRINGE UPON THE
  RIGHTS OF OTHERS, OUR BUSINESS COULD BE HARMED.



    We rely on a combination of copyright, trademark and trade secret laws and contractual provisions to establish and protect our proprietary rights. There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate. It is also possible that our competitors or others will adopt product or service names similar to ours, which may impede our ability to build brand identity and possibly lead to customer confusion. In addition, we may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. Further, we may have to litigate to enforce and protect our intellectual property rights. Litigation would divert our management and financial resources and may not effectively protect our intellectual property. Adverse determinations in any litigated claims could result in the loss of certain of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from selling our services. Any of these results could have a material adverse effect on the acceptance of the AmericasDoctor.com brand. In addition, since we license a substantial portion of our content from third parties, we are exposed to copyright infringement actions for this content because we must rely upon their representations as to the origin and ownership of third-party intellectual property.



    In addition to our intellectual property rights, we benefit from our domain name. Domain names are Internet "addresses" which derive value because they are currently the easiest way to locate and access Web sites. There can be no assurance that third parties will not bring claims for infringement against us for the use of our domain name. In addition, our domain name may lose value if reform measures or technological advances result in users ceasing to use domain names to access Internet resources. Further, we cannot assure you that other companies or individuals will not seek to obtain domain names similar to ours resulting in confusion to, or loss of, our users and sponsors and advertisers. See "Business--Intellectual Property."



WE COULD BE LIABLE FOR INFORMATION RETRIEVED FROM AND COMMUNICATIONS ON OUR
  SITE.



    In addition to the litigation risks described above, we may be subject to third-party claims for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of information supplied on our site or information or statements made by healthcare professionals on our chat service. These types of claims have been brought, sometimes successfully, against Internet companies in the past. Claims also could arise from inaccurate, offensive, harassing, or otherwise inappropriate statements of participants in health condition-specific communities or educational programs, over which we have no control. Similarly, claims may arise from content or statements contained or made or services made available on Web sites linked to our site. Our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of these claims or to indemnify us for all liability that may be imposed. To the extent we are currently covered by insurance, the continued availability of this type of insurance cannot be assured. Even if these claims do not result in liability to us, our reputation could suffer and we could incur significant costs litigating these claims and implementing measures to reduce our exposure to liability.



FAILURE OF COMPUTER SYSTEM AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT COULD
  NEGATIVELY IMPACT OUR BUSINESS.



    We presently believe that our computer systems will be Year 2000 compliant in a timely manner. We believe that we have identified substantially all of the major computers, software applications and related equipment used in connection with our internal operations that must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business, but there can be no assurance of this. We have commenced the process of modifying, upgrading and replacing systems that have been identified as potentially being adversely affected and expect to complete this process before the end of the third quarter of 1999. We do not expect the costs related to these efforts to be material to our business, financial condition or results of operations.


    We depend on third party suppliers for most of the services provided through AmericasDoctor.com. We have limited or no control over the actions of our content and service providers. While we expect that we will be able to resolve any significant Year 2000 Problems with our systems, we cannot guarantee that our content and service providers will resolve any or all Year 2000 Problems with their systems before the occurrence of a material disruption to our business. Any failure of third parties to resolve Year 2000 Problems with their systems in a timely manner could have a material adverse effect on our business, financial condition or results of operations.



    We cannot accurately predict the nature, severity, duration or financial consequences of Year 2000 Problems that may occur. As a result, we expect that we could possibly suffer the following consequences:


    - operational distortions to our service and content providers and our consumers that may divert our time, attention and financial resources away from our ordinary business activities; and


    - serious system failures that may require significant efforts by us, our service and informational content providers or our consumers to avoid a material disruption of our business.



THERE IS NO ESTABLISHED MARKET FOR HEALTHCARE E-COMMERCE TRANSACTIONS.



    We plan to develop relationships with retailers, manufacturers, suppliers and other providers to conduct e-commerce transactions involving healthcare products and services through our site. Our strategy, and these relationships, involve numerous risks and uncertainties. There is no established business model for the sale of healthcare products over the Internet. We have no significant experience in the sale of healthcare products on-line or in the development of relationships with retailers, manufacturers or other providers of healthcare products. In addition, we cannot predict the rate at which consumers will elect to engage in e-commerce or the compensation that we will receive for enabling these transactions.



WE MAY INCUR POTENTIAL PRODUCT LIABILITY FOR PRODUCTS SOLD ON OUR SITE.



    We could be involved in litigation if any product or service sold through our site is defective, fails to perform properly or injures a consumer, even if this product or service is provided by an unaffiliated third party. However, contractual provisions limiting our exposure to liability claims may not prevent, and we may not be able to negotiate for protection against, all potential claims, and our insurance may not adequately protect us from these types of claims. Liability claims could require us to spend significant time and money in litigation or pay significant damages. As a result, any liability claims, whether or not successful, could seriously damage our reputation and our business, financial condition and results of operations. See "Business--Our Industry."



WE MAY BE UNABLE TO DELIVER SOME OF OUR SERVICES IF SECURITY ON OUR SITE IS NOT
  ASSURED.



    A significant barrier to e-commerce and communications over the Internet has been the need for secure transmission of confidential information such as credit card and other personal information. Any well-publicized compromise of security could limit the growth of e-commerce. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. If an unauthorized person were able to enter into our systems and misappropriate personal information or credit card information of our consumers, we could face legal claims, litigation or other potential liabilities.



    We also retain confidential customer information in our database. For example, we retain basic user information, credit card informaton and information about our users' interests. Therefore, it is critical that our facilities and infrastructure remain secure and are perceived by consumers to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. A material security breach could damage our reputation or result in liability to us.



OUR BUSINESS MODEL INCLUDES REVENUES FROM INTERNET ADVERTISING WHICH MAY NOT BE
  AN EFFECTIVE OR PROFITABLE MARKETING MEDIUM.



    We expect to derive a portion of our revenues from banner advertising on our Web site. However, we have not earned any banner advertising revenue to date, and we cannot predict whether we will generate any significant advertising revenues in the future. The Internet advertising market is new and rapidly evolving. Most of our potential advertising customers, including our hospital sponsors, have little or no experience advertising over the Internet and have allocated only a limited portion of their advertising budgets to Internet advertising. Those customers may find Internet advertising to be less effective for promoting their products and services relative to traditional advertising media. Advertisers that already have relied on other advertising methods may be reluctant to adopt a new strategy. We cannot assure you that the market for Internet advertising will emerge or become sustainable. Our business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.



    Different pricing models are used to sell advertising on the Web. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a Web user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.



OUR STOCK PRICE COULD BE EXTREMELY VOLATILE AND INVESTORS MAY NOT BE ABLE TO
  RESELL THEIR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.


    Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in AmericasDoctor.com will lead to the development of a trading market or how liquid that trading market might become. The initial public offering price for our shares will be determined by negotiation between us and the representatives of the underwriters based upon several factors and may not be indicative of future market prices. See "Underwriting" for factors to be considered in determining the initial public offering price.

    The trading price of our common stock could be subject to fluctuations in response to factors, some of which are beyond our control, including, without limitation, the following:

    - actual or anticipated variations in our quarterly operating results;

    - announcements of technological innovations or new products or services by us or our competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet and/or on-line commerce industries;

    - changes in the economic performance and/or market valuations of other Internet, on-line commerce or healthcare companies;

    - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

    - potential litigation.


    In addition, the stock market has experienced significant volatility, which recently, in part, may be due to the expansion of trading on the Internet, that has particularly affected the market prices of equity securities of companies within certain industry groups, such as technology companies generally and Internet-related companies in particular. This volatility has included rapid and significant increases and decreases in the trading prices of certain Internet companies and large interday swings in the trading prices of their securities. These fluctuations may materially adversely affect the trading price of our common stock.



    Investors in our stock may not be able to resell their shares of common stock at or above the initial public offering price due to possible volatility in our stock price after this offering. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has been instituted against the company. The institution of securities class action litigation against us could result in substantial costs and diversion of our management's attention and resources.



AFTER COMPLETION OF THE OFFERING WE WILL CONTINUE TO BE CONTROLLED BY OUR
  EXISTING STOCKHOLDERS WHO WILL BE ABLE TO APPROVE CORPORATE ACTIONS.



    Upon completion of this offering, our present directors and executive officers, holders of more than 5% of our outstanding common stock and their respective affiliates will beneficially own approximately 59.9% of the outstanding common stock and approximately 57.4% of the outstanding common stock assuming full exercise of the underwriters' over-allotment option. As a result, these stockholders, if they act as a group, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This control may have the effect of delaying or preventing a change in control. See "Management," "Principal Stockholders" and "Description of Capital Stock."



INVESTORS WILL BE RELYING ON OUR MANAGEMENT'S JUDGMENT REGARDING THE USE OF
  PROCEEDS FROM THIS OFFERING.



    Our Board of Directors and management team will have significant flexibility in applying the net proceeds of this offering. We currently intend to use the net proceeds from this offering to fund operating losses and for general corporate purposes including expansion of our site, brand promotion, advertising, portal fees, expansion of our chat centers, content development and working capital. We may also use a portion of the proceeds for strategic alliances and acquisition. We have not yet determined the amount of net proceeds to be used for each of these purposes.



    The failure of our management team to apply the proceeds of this offering effectively could have a material adverse effect on our business, financial condition and results of operations. See "Use of Proceeds" and "Management."



THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING BY OUR
  NUMEROUS EXISTING STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE.



    The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering or the perception that common stock sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering, in addition to the 7,250,000 shares we are offering, we will have 18,131,740 outstanding shares of common stock held by individual and institutional investors and 451,720 shares issuable under currently exercisable warrants. All shares sold in this offering will be freely tradeable except for any shares purchased by our affiliates. Unless the provisions of the lock-up agreements described in "Underwriting" are waived by the underwriters and us, shares held by our existing shareholders or issuable upon exercise of outstanding warrants are expected to be eligible for sale in the public market as follows:



                                                                                                 NUMBER OF SHARES
                                                                                                 -----------------
At various times after 90 days from the date of this prospectus: ..............................        1,390,320
At various times after 180 days from the date of this prospectus: .............................       16,741,420



    After this offering, we also will have 5,808,440 shares issuable under outstanding options, 2,090,660 of which are currently exercisable. Substantially all of our currently exercisable options are owned by our directors and executive officers. We intend to file a registration statement to register for resale, subject to the terms of the lock-up agreements, shares issuable upon exercise of stock options. In addition, we have entered into a registration rights agreement with certain shareholders holding an aggregate of 9,337,040 shares, including shares issuable upon exercise of currently exercisable outstanding options and warrants. Pursuant to the registration rights agreement, the shareholders may require AmericasDoctor.com subject to the terms of the lock-up agreements to register for sale to the public some or all of their shares at any time after this offering. See "Certain Transactions--Amended and Restated Registration Rights Agreement."



WE HAVE NEGATIVE BOOK VALUE FOR ACCOUNTING PURPOSES AND NEW INVESTORS WILL
  SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THEIR SHARES.



    Investors participating in this offering will:



    - pay a price per share that substantially exceeds the book value of AmericasDoctor.com's assets after subtracting its liabilities; and



    - contribute 76% of the total amount of equity funds raised to date by AmericasDoctor.com, but will own only 29% of the outstanding shares.



Furthermore, to the extent that we issue additional shares of our common stock pursuant to acquisitions or strategic relationships, or outstanding options or warrants to purchase our common stock are exercised, investors could suffer further dilution. For more information, see "Dilution."



FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS MAY NOT BE REALIZED.



    This prospectus contains forward-looking statements that involve risks and uncertainties. These statements may include statements about our business strategy, plans and timing for the introduction or enhancement of our services, plans for entering into sponsorships or strategic alliances, expected sources of funds to finance our operations following this offering and other expectations, intentions and plans contained in this prospectus that are not historical fact.



    When used in this prospectus, the words "expects," "anticipates," "considering," "intends," "plans," "may," "believes," "seeks," "estimates," "strategy" and similar expressions are generally intended to identify forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements as a result of the risks faced by us described above and elsewhere in this prospectus. We undertake no obligation after the date of this prospectus to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future which could have a material adverse effect on our business, financial condition and results of operations.

                                USE OF PROCEEDS


    We estimate that the proceeds from the sale by us of the 7,250,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $59.7 million and an additional $9.1 million if the underwriters' over-allotment option is exercised in full.



    We currently intend to use the net proceeds from this offering to fund operating losses and for general corporate purposes, including portal fees, expansion of our site, brand promotion, advertising, expansion of our chat centers, content development and working capital. We also may use a portion of the proceeds for the introduction of products or technologies that expand, complement or are otherwise related to our current or planned content, communities and services. In addition, may use a portion of the proceeds from this offering for possible acquisitions or strategic investments. We have no current agreements or commitments with respect to any material acquisition or investment transaction, and we are not currently engaged in any substantial negotiations with respect to any material transaction.



    We have not yet determined the amount of net proceeds to be used specifically for each of these purposes. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. Pending the uses described above, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities.


                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock. We intend to retain all of our future earnings, if any, for use in our business, and therefore we do not expect to pay any cash dividends on our common stock in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

                                 CAPITALIZATION


    The following table sets forth the capitalization of AmericasDoctor.com derived from our unaudited financial statements as of June 30, 1999 on an actual, pro forma and as adjusted basis. The "actual" column reflects our capitalization as of June 30, 1999 on a historical basis, without any adjustments to reflect subsequent events or anticipated events. The "pro forma" column reflects our capitalization as of June 30, 1999 with adjustments for the following:



    - a 20 for 1 split of our common stock to take place upon the closing of this offering;



    - the receipt of cash for all outstanding subscriptions;



    - the expiration of put rights on shares of stock held by some members of management upon the closing of this offering;



    - the purchase by TD Origen Capital Fund, L.P. and TD Javelin Capital Fund, L.P. of 188,880 shares of Series B redeemable convertible preferred stock for aggregate proceeds of approximately $625,000; and



    - the automatic conversion of all shares of outstanding preferred stock into 4,933,200 shares of common stock upon the closing of this offering.



    The "as adjusted" column reflects our capitalization as of June 30, 1999 with the preceding "pro forma" adjustments plus:



    - the sale by us of 7.25 million shares of our common stock pursuant to this offering at an assumed public offering price of $9.00 per share net of estimated underwriting discounts and commissions and offering expenses.



    The capitalization information set forth in the table below should be read in conjunction with the financial statements and notes included elsewhere in this prospectus. You should review notes 10 and 11 of our financial statements included elsewhere in this prospectus for a description of our Series A convertible preferred stock and Series B redeemable convertible preferred stock.



                                                                                   JUNE 30, 1999
                                                                        -----------------------------------
                                                                         ACTUAL     PRO FORMA   AS ADJUSTED
                                                                        ---------  -----------  -----------
                                                                                  (IN THOUSANDS)
Cash and cash equivalents.............................................  $   5,288   $   6,078    $  65,761
                                                                        ---------  -----------  -----------
                                                                        ---------  -----------  -----------
Current portion of capital lease obligations..........................  $      16   $      16    $      16
                                                                        ---------  -----------  -----------
                                                                        ---------  -----------  -----------
Capital lease obligations, net of current portion.....................  $      26   $      26    $      26
Common stock, subject to put rights, $0.01 par value; 2,119,080 shares issued and outstanding, actual; no shares issued and outstanding,
  pro forma and as adjusted...........................................     15,257          --           --
Series B redeemable convertible preferred stock, $0.01 par value;
  3,022,060 shares authorized (split-adjusted), 2,077,660 shares issued and outstanding, actual; no shares issued and outstanding,
  pro forma and as adjusted...........................................      5,119          --           --
Stockholders' equity:
Series A convertible preferred stock, $0.01 par value; 2,666,660 shares authorized (split-adjusted), 2,666,660 shares issued and outstanding, actual; no shares issued and outstanding, pro forma and
  as adjusted.........................................................         27          --           --
Common stock, $0.01 par value; 50,000,000 shares authorized
  (split-adjusted), 10,615,060 shares issued and outstanding, 415,020 shares subscribed, actual; 17,667,340 shares issued and outstanding, no shares subscribed; pro forma; 24,917,340 shares issued and
  outstanding, no shares subscribed, as adjusted......................        106         177          249
Warrants..............................................................      1,418       1,418        1,418
Additional paid-in capital............................................      3,392      24,349       83,960
Stock subscriptions receivable........................................       (165)         --           --
Deferred compensation.................................................       (414)       (414)        (414)
Accumulated deficit...................................................    (18,195)    (18,195)     (18,195)
                                                                        ---------  -----------  -----------
Total stockholders' equity (deficit)..................................    (13,831)      7,335       67,018
                                                                        ---------  -----------  -----------
Total capitalization..................................................  $   6,571   $   7,361    $  67,044
                                                                        ---------  -----------  -----------
                                                                        ---------  -----------  -----------



    Immediately following completion of this offering, AmericasDoctor.com will also have (1) 5,808,440 shares of common stock issuable upon the exercise of outstanding options granted under our 1999 Long-Term Incentive Plan at a weighted average exercise price of $2.58 per share and (2) 451,720 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.01 per share.

                                    DILUTION


    The pro forma net tangible book value of AmericasDoctor.com as of June 30, 1999 was $7.3 million or $0.42 per share of common stock. Pro forma net tangible book value per share is equal to AmericasDoctor.com's total tangible assets less its total liabilities, divided by the number of shares of common stock outstanding on a pro forma basis after giving effect to: (1) the conversion of outstanding preferred stock into 4,933,200 shares of common stock upon the closing of this offering, (2) a 20 for 1 stock split of our common stock to be effected upon the closing of this offering, (3) receipt of all outstanding stock subscriptions receivable, (4) the expiration of put rights on shares of common stock held by some members of management upon the closing of this offering and
(5) the issuance by us on July 16, 1999 of 188,880 shares of our Series B redeemable convertible preferred stock for an aggregate purchase price of $625,000. After giving effect to the sale of shares of common stock offered in this prospectus at an assumed initial public offering price of $9.00 per share and the receipt by AmericasDoctor.com of the estimated net proceeds from the sale of common stock, after deducting estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of AmericasDoctor.com at June 30, 1999 would have been $67.0 million, or $2.69 per share. This represents an immediate increase in pro forma net tangible book value of $2.27 per share to existing stockholders and an immediate dilution of $6.31 per share to new investors.



    The following table illustrates our per share dilution to new investors:



Assumed initial public offering price per share.........................  $    9.00
Pro forma net tangible book value per share as of June 30,
  1999.......................................................  $    0.42
Increase per share attributable to new investors.............       2.27
                                                               ---------
Pro forma net tangible book value per share after this offering.........       2.69
                                                                          ---------
Dilution per share to new investors.....................................  $    6.31
                                                                          ---------
                                                                          ---------



    The following table summarizes, as of June 30, 1999, the number of shares of common stock purchased from AmericasDoctor.com, the total consideration paid to AmericasDoctor.com on a pro forma basis, and the average price per share paid by existing stockholders and by the investors purchasing shares of common stock in this offering, before deducting estimated underwriting discounts and commissions and estimated offering expenses, at an assumed initial public offering price of $9.00 per share:



                                                         SHARES PURCHASED          TOTAL CONSIDERATION
                                                     -------------------------  --------------------------  AVERAGE PRICE
                                                        NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                                     ------------  -----------  -------------  -----------  -------------
Existing stockholders..............................    17,667,340          71%  $  20,674,541          24%    $    1.17
New investors......................................     7,250,000          29%     65,250,000          76%         9.00
                                                     ------------         ---   -------------         ---        ------
    Total..........................................    24,917,340         100%  $  85,924,541         100%    $    3.45
                                                     ------------         ---   -------------         ---        ------



    Immediately following completion of this offering, AmericasDoctor.com will also have (1) 5,808,440 shares of common stock issuable upon the exercise of outstanding options granted under our 1999 Long-Term Incentive Plan at a weighted average exercise price of $2.58 per share and (2) 451,720 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.01 per share. The exercise of these options will result in further dilution of new investors in this offering.

                            SELECTED FINANCIAL DATA



    The following selected financial data should be read in conjunction with the financial statements and notes to the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data for the period from our inception on August 8, 1997 to December 31, 1997 and the year ended December 31, 1998 and the balance sheet data as of December 31, 1997 and 1998 are derived from the financial statements of AmericasDoctor.com which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from unaudited consolidated financial statements, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results for a full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." We have calculated pro forma basic and diluted net loss per share assuming the conversion of the outstanding preferred stock into common stock on the date of issuance.


                                                               AUGUST 8, 1997       YEAR        SIX MONTHS ENDED
                                                               (INCEPTION) TO      ENDED            JUNE 30,
                                                                DECEMBER 31,    DECEMBER 31,  ---------------------
                                                                    1997            1998        1998        1999
                                                               ---------------  ------------  ---------  ----------
                                                                                                   (UNAUDITED)

                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue......................................................     $      --      $       62   $      --  $      546
Operating expenses:
  Content, product and production............................            --           2,473         231       4,949
  Product development........................................            --             974         465         565
  Sales and marketing........................................            --             587         155         964
  General and administrative.................................            12             596         283       6,824
  Depreciation and amortization..............................            --              36          --         117
                                                                     ------     ------------  ---------  ----------
      Total operating expenses...............................            12           4,666       1,134      13,419
                                                                     ------     ------------  ---------  ----------
      Operating loss.........................................           (12)         (4,604)     (1,134)    (12,873)
  Other expense, net.........................................           (30)           (638)       (259)        (17)
                                                                     ------     ------------  ---------  ----------
  Net loss...................................................     $     (42)     $   (5,242)  $  (1,393) $  (12,890)
                                                                     ------     ------------  ---------  ----------
                                                                     ------     ------------  ---------  ----------
Basic and diluted loss per common share......................     $   (0.02)     $    (1.12)  $   (0.53) $    (1.27)
                                                                     ------     ------------  ---------  ----------
                                                                     ------     ------------  ---------  ----------
Weighted-average shares used in computing basic and diluted
  loss per common share......................................         2,475           4,690       2,636      10,152
                                                                     ------     ------------  ---------  ----------
                                                                     ------     ------------  ---------  ----------
Pro forma basic and diluted loss per common share............                    $    (1.12)             $    (1.02)
                                                                                ------------             ----------
                                                                                ------------             ----------
Weighted-average shares used in computing pro forma basic and
  diluted loss per common share..............................                         4,690                  12,580
                                                                                ------------             ----------
                                                                                ------------             ----------



                                                                                         DECEMBER 31,
                                                                                     --------------------   JUNE 30,
                                                                                       1997       1998        1999
                                                                                     ---------  ---------  -----------
                                                                                                           (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..........................................................  $      67  $     271   $   5,288
Working capital....................................................................         83        286       4,705
Total assets.......................................................................        141      1,843       8,557
Long-term obligations..............................................................         --          6          26
Stockholders' equity (deficit).....................................................         91     (1,803)    (13,831)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


    THE FOLLOWING DISCUSSION OF OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE CAUTIONARY STATEMENTS SET FORTH IN THIS SECTION, IN "RISK FACTORS," "GOVERNMENT REGULATION AND OTHER LEGAL CONSIDERATIONS" AND ELSEWHERE IN THIS PROSPECTUS IDENTIFY IMPORTANT FACTORS RELATING TO THESE TYPES OF FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS OF OPERATIONS TO DIFFER FROM THOSE EXPRESSED OR IMPLIED IN THESE TYPES OF FORWARD-LOOKING STATEMENTS.


OVERVIEW


    We operate an interactive Internet healthcare information site for consumers. We offer consumers free, real-time interaction with doctors and other healthcare professionals and easy access to relevant and reliable healthcare information. AmericasDoctor.com was founded by Scott M. Rifkin, M.D. in August 1997 under the name Ask-A-Doctor, Inc. Our site features our free 24-hour doctor chat service that enables consumers to have live on-line, one-on-one chats with doctors and other healthcare professionals and a growing library of health and medical information for consumers. Our site includes community Web pages focused on the interests and needs of people sharing specific health conditions. Our objective is to establish AmericasDoctor.com as a premier Internet healthcare information destination that consumers trust for accurate, real-time answers to health questions and prefer for healthcare content, communities and services.


    We launched our service in September 1998, initially accessible only by AOL subscribers. We launched our service in February 1999 on the Internet at our domain address, WWW.AMERICASDOCTOR.COM. Since the launch of our service we have focused on broadening its functionality, incorporating additional interactive tools and features and increasing awareness of the AmericasDoctor.com brand.


    Our business strategy is to derive revenue from hospital sponsors, e-commerce, including access fees charged to our e-commerce partners, sales of advertising, commercial sponsorship and fees for recruiting volunteers for clinical studies. We began recognizing revenue in November 1998, and through the end of 1998 our revenues were derived exclusively from hospital sponsorships and commercial sponsorships. We launched our e-commerce operations in May 1999, initially focusing on our strategic relationship with Smith & Nephew.



    We generate hospital sponsorship revenue from the sale of promotional opportunities that go beyond banner advertising. We enter into sponsorship arrangements that typically provide for a term of one year and make the hospital the exclusive sponsor of our Internet services within a market defined by zip code. We also provide the sponsors with opportunities for on-line program sponsorships featuring each sponsor's personnel, integrated Web pages on our site and links to the hospital's Web site. Revenues from hospital sponsorships are recognized during the contractual period of the sponsorship, which commences when the hospital sponsor goes on-line. Sponsorship fees vary depending on the nature of the promotional activities involved, the size of the sponsor's market and the extent of regional exclusivity. As of July 26, 1999, we had 42 contracts with hospital sponsors, of which 33 were on-line on our site. Our 42 contracts grant exclusive sponsorship for geographic areas representing approximately 29% of the United States population. The fees for the 42 contracts vary widely, and these contracts would provide for aggregate fees accruing at the rate of approximately $250,000 per month when all hospitals covered by these contracts are on-line. Our hospital sponsorship agreements generally provide for monthly payments, but may permit upfront payments with a discount.



    We intend to generate e-commerce revenues through alliances with certain suppliers and retailers of health-related products. We do not intend to maintain any significant inventories of the goods we may offer and we generally intend to enter into arrangements where our e-commerce suppliers will directly ship products purchased through our site. We may receive revenue from direct sales of products we buy for resale, access fees to our site paid by product suppliers, fees based on percentages of sales made through our site, other than sales of products, the cost of which is reimbursable by Medicare/Medicaid or similar federal or state programs, and fixed fees for contacts or transactions made by an e-commerce partner through our site. We will recognize revenue from sales as made, access fees generally over the term of the related contract and transaction fees payable by our e-commerce partners upon notification from the e-commerce partner of sales attributable to users of our site. We have had minimal revenue to date from e-commerce other than limited access fees paid in connection with our launch activities as a part of our contract with Smith & Nephew.



    We may generate advertising revenues primarily through the sale of banner advertisements and commercial sponsorship. We currently intend to enter into advertising contracts under which we may guarantee a minimum number of user "impressions," which are the number of times that an advertisement is displayed on the screen of our users, to be delivered over a specified period for a fixed fee. Advertising rates, if measured on a cost per thousand impressions basis, would be dependent on whether the impressions are for general rotation throughout our site or targeted at specific audiences or users on our site. We have had limited revenues from commercial sponsorship of educational programs and have not had any advertising revenue to date. We do not currently have any contracts that provide us with revenue from advertising or commercial sponsorships.



    We may generate contract research services revenue primarily through fees for assisting in the recruitment of volunteer participants for clinical trials through our site. These revenues may consist of annual fees paid by organizations to recruit on our site and fees based on the number of volunteers recruited from our site who meet the general criteria for a trial and who are accepted into a study. We currently intend to enter into contracts with a limited number of healthcare companies seeking volunteers for clinical trials, such as pharmaceutical companies, contract research organizations that offer comprehensive clinical research services and site management organizations that offer some similar services, including data collection, but do not perform research. We have not had any revenue from clinical trial recruitment to date and do not currently have any contractual arrangements that provide us with revenue for clinical trial recruitment.



    We incurred net losses of approximately $42,000 for the period from August 8, 1997 (inception) through December 31, 1997, approximately $5.2 million for the year ended December 31, 1998 and approximately $12.9 million for the six-month period ended June 30, 1999. At June 30, 1999, we had an accumulated deficit of $18.2 million. The net losses and accumulated deficit resulted primarily from the costs associated with the start-up of our business, developing and operating our site, obtaining healthcare information, attracting users to our site and establishing the AmericasDoctor.com brand. Since we plan to invest heavily in marketing, advertising, brand promotion, portal fees, content development, hiring additional employees and continuing to develop our site and operating we expect to incur significant net losses for the foreseeable future.



    The costs of operating our free 24-hour doctor chat service, and, in particular, the costs of providing doctors, are significant. Our agreement with Medical Advisory Systems provides that we reimburse Medical Advisory Systems for all costs of operating the service in addition to the salary of healthcare professionals in respect of which we make payments of cost plus 20%. We anticipate the need to add call centers and increase the number of doctors available on our chat service to accommodate increases in the number of visitors seeking to use our chat service. We expect this expansion to elevate our cost structure significantly; however, due to the cost of adding doctors and call centers, we do not intend to increase the number of doctors proportionately to the anticipated increase in the number of users to our site.



    The Internet markets, and, in particular, the healthcare sector of the Internet market, is in an early stage of development, rapidly evolving and characterized by an increasing number of market entrants who are introducing competing products and services. Demand and market acceptance for recently introduced products and services often are subject to a high level of uncertainty and risk. We cannot predict with any certainty that demand for our content, communities and services will emerge, grow or be sustainable.


    We have a very limited operating history with which to evaluate our business and prospects. Our business strategy is new, evolving and unproven. Due to the rapidly changing nature of the Internet we are continuously modifying our business strategy and expect to continue to modify our strategy in the future. Our prospects must be considered in light of the risks, difficulties, uncertainties and expenses often encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the Internet market. Our ability to earn revenues may be limited by the application of healthcare regulations and laws to our business, as well as the application of existing and future laws to the Internet, including e-commerce activities. The requirement that we comply with any existing or new legislation or regulation may decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations. Although we have experienced some revenue in recent periods, we may never achieve significant revenues or profitability, or if we achieve significant revenues they may not be sustained in future periods.



    Because of these and other factors, we believe quarterly comparisons of our results of operations are not good indicators of our future performance. If our operating results fall below the expectations of securities analysts and investors in some future periods, our stock price may fall significantly.


RESULTS OF OPERATIONS


    For purposes of the discussion set forth below, the period from our inception on August 8, 1997, through December 31, 1997 is referred to as 1997 and the year ended December 31, 1998 is referred to as 1998.



    COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1999 TO THE SIX MONTHS ENDED
     JUNE 30, 1998.



    REVENUE. Revenue for the six months ended June 30, 1999 was $546,000 and consisted of sponsorship fees from hospitals, commercial sponsorships of education programs, site development and access fees charged to our e-commerce partners and product sales. No revenue was recognized for the same period in 1998. Hospital sponsorship revenue accounted for $455,000 or 83% of our revenues for the six months ended June 30, 1999.



    E-commerce revenues for the six months ended June 30, 1999 were $71,000 or 13% of our revenues for the six months ended June 30, 1999 and were primarily comprised of site development fees and access fees. Our e-commerce medical mall launched on May 26, 1999. Revenues from commercial sponsorships were $20,000 or 4% of our revenues for the six months ended June 30, 1999.



    CONTENT, PRODUCT AND PRODUCTION EXPENSE. Content, product and production expense increased to $4.9 million for the six months ended June 30, 1999 compared to $231,000 for the same period in 1998. Content, product and production expense in the 1999 period consists primarily of physician salaries, payments to Premier Research Worldwide, Ltd. for consulting services in connection with our clinical trials recruitment business, carriage fees, salaries of our operations, content, communities and e-commerce personnel and management fees paid to Medical Advisory Systems. Content, product and production expense in the 1998 period consisted primarily of carriage fees. We believe that our level of expenditures in this area will continue to increase as we further develop the content available on our site, increase the capacity of our call center in connection with our planned advertising and promotion campaign and further develop our e-commerce strategies.



    PRODUCT DEVELOPMENT EXPENSE. Product development expense consists primarily of costs incurred to maintain our Web site and further refine our chat tools, as well as costs incurred in connection with the development of software and systems to support our e-commerce strategies. Product development expense increased to $565,000 for the six months ended June 30, 1999 compared to $465,000 for the same period in 1998. Our product development expenses during 1999 consisted of costs to develop our on-line medical mall and upgrade our chat tool. Most of these expenses were comprised of payments to third-party software developers. During 1998, product development expense consisted of costs to develop the web site and the initial version of the chat tool. We expect that additional significant investments in technology will be required for us to remain competitive and to complement the expansion of our business into additional business areas, including the development of new e-commerce opportunities. We expect that product development expense will continue to increase for the foreseeable future.



    SALES AND MARKETING EXPENSE. Sales and marketing expense increased to $964,000 for the six months ended June 30, 1999 compared to $155,000 for the same period in 1998. Sales and marketing expense for 1999 consisted primarily of salaries of our sales and marketing personnel, advertising costs, public relations costs and travel expenses. The increase is primarily attributable to the hiring of additional sales personnel, additional advertising costs, including the addition of the Lycos contract and additional public relations costs. Sales and marketing expense during the six months ended June 30, 1998 consisted primarily of costs incurred with sales consultants and advertising costs. We plan to spend a large portion of the proceeds from this offering on an expanded marketing campaign including the use of traditional media as well as on-line advertising. We expect these expenses to continue to increase for the forseeable future.



    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expenses increased to $6.8 million for the six months ended June 30, 1999 compared to $283,000 for the same period in 1998. General and administrative expense for the 1999 period consisted primarily of a charge of approximately $5.6 million for stock-based compensation as a result of the vesting of options granted to our CEO, which occurred with the sale of the Series B redeemable convertible preferred stock. Other significant components of general and administrative expense for the 1999 period include salaries, professional fees, recruiting fees. The increase in general and administrative costs was attributable to the stock-based compensation charge related to the vesting of the CEO's options of $5.6 million, the hiring of additional executive and administrative personnel and increases in professional fees and recruiting fees as the size of our business has grown. General and administrative expense for the 1998 period consisted primarily of executive salaries, rent and travel costs. We expect to incur additional general and administrative expenses as we hire additional personnel and incur incremental costs related to the growth of our business and compliance with public company obligations. Therefore, we expect general and administrative expenses to continue to increase in absolute dollar terms.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $117,000 for the six months ended June 30, 1999. There was less than $1,000 of depreciation and amortization expense recorded for the same period in 1998.



    OTHER EXPENSE. Other expense consists primarily of interest on convertible debt, notes payable and capital leases. Other expense decreased to $17,000 for the six months ended June 30, 1999 compared to $259,000 for the same period in the prior year. This decrease was primarily due to the amortization of interest recorded in connection with the beneficial conversion provision on our promissory notes which were converted in July 1998.


    COMPARISON OF THE YEAR ENDED DECEMBER 31, 1998 TO THE PERIOD FROM AUGUST 8,
     1997 (INCEPTION) THROUGH DECEMBER 31, 1997.


    REVENUE. Revenue for 1998 was comprised exclusively of sponsorship fees paid by hospitals and educational program sponsors. We launched our site on AOL in September 1998. We recorded revenue of $62,000 for 1998. No revenue was recognized in 1997. Hospital sponsorship revenue accounted for $22,000 or 35% of our revenues for 1998. Commercial sponsorship revenue was $40,000, or 65% of our revenue for 1998.

    CONTENT, PRODUCT AND PRODUCTION EXPENSE. Content, product and production expense was $2.5 million in 1998. Content, product and production expense consisted primarily of AOL carriage fees, reimbursement for physician salaries and other call center costs. There was no content, product and production expense in 1997.



    PRODUCT DEVELOPMENT EXPENSE. Product development expense consists of costs incurred to support the development of our web site and related tools. Product development expense was $974,000 in 1998. Product development costs were paid to third-party developers and were for the initial design of our web site and the initial version of our chat tool. No product development expense was incurred in 1997 as we had not yet begun to develop our site.



    SALES AND MARKETING EXPENSE. Sales and marketing expense consists primarily of salaries and related costs, commissions, advertising, promotion and other related costs. We incurred $587,000 of sales and marketing expense in 1998 as we commenced our sales activities and began to build the infrastructure for our marketing campaign and commencement of sales activities. Sales and marketing expense is comprised primarily of marketing and promotion costs, public relations fees, salaries and fees paid to a contracted sales force. There was no sales and marketing expense in 1997.



    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense consists primarily of salaries and other costs for our general corporate functions including executive and finance, facilities costs, professional fees and travel costs. General and administrative expense increased to $596,000 in 1998 from $12,000 in 1997 as a result of the initial growth and build-up of our operations. General and administrative expenses consists primarily of salaries, professional fees, office expenses and consulting fees.


    DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $36,000 in 1998. There was no depreciation and amortization recorded for the same period in 1997. Depreciation and amortization increased due to the purchase of property and equipment as we have expanded our operations.

    OTHER EXPENSE. Other expense consists primarily of interest expense on convertible debt, notes payable and capital leases. Other expense was $638,000 in 1998 compared to $30,000 in 1997. Other expense increased as a result of increased borrowings in 1998 and the amortization of interest recorded in connection with the beneficial conversion feature on the Company's promissory notes which were converted in July 1998.

    INCOME TAXES. At December 31, 1998, we had total net operating loss carryforwards for federal and state income tax purposes of $4.6 million which expire in 2012 and 2013. For financial reporting purposes, we have recorded a valuation allowance to reduce our net deferred tax assets to zero as a result of uncertainties related to our ability to generate enough taxable income prior to expiration of the carryforwards in order to realize the deferred tax assets that we have recorded.

SEASONALITY


    We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If similar seasonal and cyclical patterns emerge in Internet advertising, our revenues and operating results also may vary based upon these patterns. Given the early stage of development of the Internet and our company, however, we cannot predict to what extent, if at all, our operations will prove to be seasonal. In addition, although we cannot predict the effects of seasonality with respect to our e-commerce sales, we expect that similar trends may develop in our e-commerce business to those experienced in the healthcare product and medical device industries of our e-commerce partners. The Company is not currently aware of any trends affecting the industries of our e-commerce partners.

LIQUIDITY AND CAPITAL RESOURCES


    We have financed our operations primarily through the sale of equity and debt securities as we have generated negative cash flow from operations since our inception. To date, we have received approximately $18.4 million in net proceeds from the sale of common stock, convertible preferred stock and unsecured convertible promissory notes. At June 30, 1999, we had approximately $5.3 million in cash and cash equivalents and a $165,000 receivable from the sale of common stock. Our principal commitments consist of obligations under our capital and operating leases as well as our contracts with Premier Research, AOL and Lycos.



    From November 1997 to July 1998 we sold convertible unsecured notes for an aggregate amount of $420,000. The notes were converted to common stock in October 1998. In May 1998 we borrowed $900,000, $400,000 of which was repaid in November 1998 and $500,000 of which was refinanced in November 1998. This loan was repaid in full in February 1999.



    From June 1998 through July 1999, we sold a total of 2,272,860 shares of common stock for an aggregate amount of $1,997,000. In addition, in July 1998, we sold 1,000,000 shares of common stock for services valued at $360,000 and $640,000 in cash payable monthly over a 12 month period which commenced in October 1998 (of which $160,000 as of June 30, 1999 is unpaid).



    From September 1998 through October 1998, we sold 500,000 shares of common stock for an aggregate amount of $500,000. From October 1998 through January 1999, we sold 800,000 shares of common stock for an aggregate amount of $2.5 million, $25,000 of which was paid in the form of a promissory note which was fully paid in March 1999. In addition, in October 1998 we sold 800,000 shares of common stock for an aggregate amount of $300,000 paid upon subscription and the balance paid over five months, at $140,000 per month.



    In February 1999 we sold 2,666,660 shares of Series A convertible preferred stock for an aggregate amount of $3,999,990. In addition, in February 1999, we sold 555,560 shares of common stock for an aggregate amount of $1,000,008.



    In June 1999 we sold 2,077,660 shares of Series B redeemable convertible preferred stock for an aggregate amount of $6,874,977. In June 1999 we sold 199,160 shares of common stock for an aggregate amount of $659,020.



    Net cash used in operating activities was $6.8 million for the six months ended June 30, 1999, $5.0 million in 1998 and $56,000 in 1997. The principal use of cash for all periods was to fund our losses from operations, and additions to prepaid expenses, particularly carriage fees. These uses are partially offset by non-cash stock-based compensation charge in 1999, increases in accounts payable and accrued expenses and non-cash interest charges.



    Net cash used in investing was $759,000 for the six months ended June 30, 1999, $472,000 in 1998 and $0 in 1997. Cash used in investing activities has consisted of capital expenditures for computers, office furniture and equipment.



    Net cash provided by financing activities was $12.6 million for the six months ended June 30, 1999, $5.7 million in 1998 and $123,000 in 1997. As described above, cash provided by financing activities has consisted of sales of our common stock and preferred stock and proceeds from notes payable and convertible debt, net of principal repayments of capital lease obligations and notes payable.



    Our contract with Premier Research requires us to make quarterly payments of $575,000 through December 2000. Our contract with AOL requires us to make payments of $75,000 per month through June 2000.


    We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be a material use of our cash resources. We believe that our existing working capital and cash flows from operations combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 months after the date of this prospectus.



    However, we may need to raise additional funds, for the following purposes:



    - fund additional portal fees;



    - fund obligations to strategic partners;



    - fund more rapid expansion;



    - fund additional marketing expenditures;



    - fund greater development of editorial content, features or services;


    - enhance our operating infrastructure;

    - respond to competitive pressures; or


    - acquire complementary products, services or technologies.



    We may also elect to pursue one or more investments or acquisition transactions; although, as of the date of this prospectus, we have no agreement to enter into any material investments or acquisition transaction. If we enter into an investment or acquisition we may issue additional equity or debt securities, or pay cash or a combination of both.



    If we raise additional funds through the issuance of equity securities or issue additional equity securities in connection with acquisitions or alliances, our existing shareholders may experience significant dilution. Furthermore, additional financing may not be available when needed or, if available, financing may not be on terms favorable to us or our stockholders. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our site or our products or services. In addition, we may be unable to take advantage of business opportunities or respond to competitive pressures. Any of these events could have a material adverse effect on our business, financial condition and results of operations.


YEAR 2000 COMPLIANCE

    Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

    ASSESSMENT. The Year 2000 Problem could affect computers, software and other equipment that we use. Accordingly, we are reviewing our internal computer programs and systems to determine if they will be Year 2000 compliant. We believe that our computer systems will be Year 2000 compliant in a timely manner. However, while we do not expect the cost of these efforts to be material to our financial position or any year's operating results, there can be no assurance to this effect. We believe that we have identified substantially all of the major computers, software applications and related equipment used in connection with our internal operations that must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. We have commenced the process of modifying, upgrading and replacing systems that have been identified as potentially being adversely affected and expect to complete this process before the end of the third quarter of 1999. We do not expect the cost related to these efforts to be material to our business, financial condition or results of operations.

    SERVICES PROVIDED TO CONSUMERS. We depend on third party suppliers for most of the services provided through AmericasDoctor.com. If these parties are affected by the Year 2000 Problem, our ability to provide services to our consumers may be materially adversely affected. We have been gathering information from and have initiated communications with our service and content providers to identify and, to the extent possible, resolve issues involving the Year 2000 Problems. However, we have limited or no control over the actions of our service and content providers. Thus, while we expect that we will be able to resolve any significant Year 2000 Problems with our systems, we cannot guarantee that our service and content providers will resolve any or all Year 2000 Problems with their systems before the occurrence of a material disruption to our business. Any failure by third parties to resolve Year 2000 Problems with their systems in a timely manner could have a material adverse effect on our business, financial condition or results of operations.



    Jaspin Interactive has represented to us that the proprietary software they provide us is Year 2000 compliant. Smith & Nephew and Quest Communications are currently taking active steps to address Year 2000 compliance of their systems and to avoid any interruption of their regular business operations.



    SYSTEMS OTHER THAN INFORMATION TECHNOLOGY SYSTEMS. In addition to computers and related systems, the operation of our office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems and other common devices may be affected by the Year 2000 Problems. We are currently assessing the potential effect of, and costs of remediating, the Year 2000 Problems on this equipment. We estimate that our total cost of completing any required modifications, upgrades or replacements of these internal systems will not have a material effect on our business, financial condition or results of operations.


    MOST LIKELY CONSEQUENCES TO OUR BUSINESS OF YEAR 2000 PROBLEMS. Although we expect to identify and resolve all Year 2000 Problems that could materially adversely affect our business, financial condition or results of operations, we cannot anticipate all Year 2000 Problems that may affect our company. In addition, we cannot accurately predict the nature, severity, duration or financial consequences of Year 2000 Problems that may occur. As a result, we expect that we could possibly suffer the following consequences:


    - operational distortions to our service and content providers and our consumers that may divert our time, attention and financial resources away from our ordinary business activities, and


    - serious system failures that may require significant efforts by us, our service and informational content providers or our consumers to avoid a material disruption of our business.


    CONTINGENCY PLANS. We currently are developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 Problems affecting our internal systems. We expect to complete our contingency plans by the end of the third quarter of 1999. Depending on the systems affected, these plans could include:



    - accelerated replacement of affected equipment or software;



    - short to medium-term use of backup equipment and software;



    - increased work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems which arise or to provide manual workarounds for information systems; and


    - other similar approaches.


If we are required to implement any of these contingency plans, these plans could have a material adverse effect on our business, financial condition or results of operations.


RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 131 "Disclosure About Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report certain information about operating segments in their annual financial statements and in subsequent condensed financial statements of interim periods issued to shareholders. This statement also requires that public companies report certain information about their products and services, the geographic areas in which they operate and their major customers. Reportable operating segments are determined in accordance with the management approach, as defined in SFAS No. 131. The management approach is based on the way that the chief operating decision-maker organizes the segments within an enterprise for making operating decisions and assessing performance. We have adopted SFAS No. 131 effective January 1, 1998. We only had one material reportable segment for the year ended December 31, 1998.


    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. We are required to adopt SOP 98-1 effective January 1, 1999. Adoption of SOP 98-1 did not have a material impact on our capitalization policy, cash flows, financial condition or results of operations.



    In April 1998, the AICPA issued Statement of Position 98-5 "Reporting on the Costs of Start-up Activities." SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As we have historically expensed these costs, the adoption of SOP 98-5 is not expected to have a significant impact on our cash flows, financial conditions or results of operations.


    The FASB is currently addressing significant current practices relating to accounting for stock-based compensation awards under APB 25. The FASB is also addressing the accounting for the repricing of stock options. Tentatively, the FASB has decided that awards to non-employee directors would be charged to operations based upon the fair value of the award.

                                    BUSINESS


    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THOSE ARISING FROM THE FACT THAT OUR BUSINESS IS NEW AND EVOLVING AND OUR BUSINESS STRATEGY IS UNPROVEN. OUR ACTUAL RESULTS OF OPERATIONS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS OF OPERATIONS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."


OUR BUSINESS


    AmericasDoctor.com operates an interactive Internet healthcare information site for consumers. We offer consumers free, real-time interaction with healthcare professionals and access to relevant and reliable healthcare information. Our site features our free 24-hour doctor chat service that enables consumers to have live on-line, one-on-one chats with doctors and other healthcare professionals, interactive lectures and a growing library of information on ailments, illnesses, nutrition, pharmacology and other topics, as well as health and medical publications and news. We have designed our doctor chat service to enable our users, through the assistance, expertise and insight of doctors and other healthcare professionals, to successfully find relevant and reliable healthcare information on-line in response to their health questions. We are also expanding our site to include community Web pages focused on the needs of people sharing specific health conditions and interests. We offer hospitals the opportunity to be exclusive sponsors of our site within a market defined by zip code. We also provide sponsors opportunities to feature their healthcare professionals on our site. As of July 26, 1999 we had 42 contracts with hospital sponsors, 33 of which were launched on the Internet. Our goal is to establish AmericasDoctor.com as a premier Internet site that consumers trust for accurate, real-time answers to their health questions and rely on as a preferred site for healthcare content, communities and services.



    We launched our service in September 1998, initially accessible only to AOL subscribers. In February 1999, we launched our service on the Internet at our domain address, WWW.AMERICASDOCTOR.COM, and for the quarter ended June 30, 1999 we estimate that we had approximately 1.4 million user sessions and approximately 13.3 million page views. In general, a user session is a period of on-line activity by a user, identified by a "cookie," separated by a period of at least 30 minutes of inactivity on our site by that user. We launched our first free health condition-specific community on-line in April 1999. We plan for each of our free, health condition-specific communities to offer the full range of our healthcare content, products and services, including our free 24-hour doctor chat service. Our communities are intended to foster an interactive experience for people who share similar health conditions and interests.



    We have established several key strategic relationships, and we intend to pursue additional strategic relationships in the future. We believe our relationship with AOL provides significant growth opportunities for our site. In particular, we are one of four anchor tenants on AOL's subscriber Health Channel main page, an on-line position that provides AOL's subscribers easy access to our content, communities and services. In addition to our relationships with AOL, we have entered into agreements with Lycos Corporation, a leading Internet portal, to increase traffic to our site; CenterWatch, Inc., a publishing company focusing on the clinical trials industry, to help develop and market our ability to recruit volunteers for clinical studies and Smith & Nephew, a distributor and manufacturer of home health products and devices, to develop e-commerce opportunities.



    We are developing our site to generate revenue opportunities from multiple sources, including hospital sponsorship, commerce generally referred to as "e-commerce," sales of advertising and commercial sponsorships and fees for assisting in the recruitment of volunteers for clinical research studies.

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OUR INDUSTRY


    The Internet is one of the fastest growing media in history and has rapidly become a significant global medium for information, communications, news and commerce. The Internet enables users to quickly retrieve and transfer information, share their experiences in on-line communities and purchase a variety of products and services. The United States Department of Commerce anticipates that the number of U.S. Internet users will grow from approximately 62 million in 1998 to about 136 million by 2002. The Internet is distinct from other media because it permits the dissemination of content without geographic limits or print costs. The Internet also permits the direct transfer of information to specific demographic groups on both a national and local basis.


    THE HEALTHCARE INDUSTRY


    According to the Health Insurance Association of America, the healthcare industry is the largest segment of the U.S. economy, representing approximately $1 trillion or 14% of U.S. gross domestic product, annually. We believe changes in the healthcare industry, including the development of managed care and the emergence of new medical and pharmaceutical treatments, are placing increasing pressure on consumers to inform themselves of their healthcare options. As consumers become more involved in managing their personal health, and that of their relatives or other people close to them, they are searching for clear answers to their health questions and reliable information about medical conditions, treatments and outcomes. According to Cyber Dialogue, the number of adults searching on-line for healthcare information will grow from approximately 17 million in 1998 to about 30 million by the year 2000.



    In addition, the healthcare industry is experiencing consolidation and increased competition, pressuring hospitals and other healthcare organizations to find new ways to attract patients and deliver services more efficiently. We believe successful hospitals and other healthcare organizations must facilitate consumer access to accurate information about their organizations and disseminate reliable healthcare information to consumers. The healthcare industry also continues to research and market new drugs and treatments requiring volunteers for clinical trials. However, traditional methods for recruiting volunteers are both time-consuming and costly. We believe on-line methods of recruitment may be significantly less time-consuming and costly than traditional methods.


    THE EMERGING INTERNET HEALTHCARE MARKET


    We believe participants in the healthcare industry can benefit from the Internet's open, low-cost, flexible technology for exchanging information and executing commercial transactions. The Internet has the potential to help healthcare consumers quickly access relevant healthcare information, identify and communicate with hospitals, doctors, other patients and healthcare organizations and make better informed evaluations of treatment alternatives and healthcare products. We believe the Internet is empowering consumers to educate themselves on health conditions and treatments, share experiences with other patients, and better manage their health. Healthcare information is already one of the fastest growing areas of interest on the Internet with an abundance of Web sites providing healthcare information. Traditional sources of healthcare information, as well as many new on-line sources, are diffuse, unclear, voluminous and difficult for many consumers to evaluate. Although we believe useful healthcare information currently is available through traditional media and on the Internet, a significant portion of the healthcare information on the Internet is unorganized and difficult for consumers to find, access and evaluate. We believe a successful Internet solution must clearly present healthcare information to consumers through trusted and organized channels.

    INTERNET HEALTHCARE MARKET OPPORTUNITIES


    The Internet is distinct from other media in that it can offer instant access to interactive content targeted to specific demographic groups on both a national and local basis. We believe this enables hospitals and other healthcare organizations to promote their services directly to consumers in better defined markets and geographic areas. In addition to providing healthcare information, we believe the Internet can be used effectively to attract and communicate with large audiences of people who may have an interest in clinical research issues and in volunteering for clinical trials. For example, we believe Web sites and on-line communities may enable pharmaceutical companies to disseminate information about new drugs and treatments to consumers with specific health conditions, possibly leading to improved consumer understanding and compliance with drug treatment protocols and better medical outcomes. The Internet also may enable advertisers and e-commerce suppliers to target consumer audiences sharing specific interests and preferences. In particular, we believe the Internet's interactive nature makes the Internet an attractive vehicle for direct-to-consumer advertising of health-related products and services. The Internet can also provide opportunities to capture both business-to-consumer and business-to-business on-line commerce and can provide consumers with greater selection and lower prices than conventional retail channels. Forrester Research estimates that healthcare e-commerce will grow from approximately $213 million in 1998 to about $6.3 billion by 2003. We believe the Internet will capture an increasing portion of sales in the healthcare market as companies begin to capitalize on e-commerce for the sale of their products and services.


THE AMERICASDOCTOR.COM SOLUTION


    We believe healthcare consumers seek accurate, real-time answers to their health questions and clearly presented, objective and up-to-date healthcare information. We believe a significant opportunity exists for AmericasDoctor.com to offer the expertise and insight of doctors and other healthcare professionals on a 24-hour, real-time basis to help users quickly find and understand reliable healthcare information. We also believe we have an opportunity to create an engaging and interactive destination where consumers will find access to hospitals, educational programming, current healthcare news, on-line communities focused on specific health conditions and opportunities to purchase health-related products on-line.


THE AMERICASDOCTOR.COM STRATEGY

    Our objective is to become a premier interactive Internet healthcare information destination that consumers trust for accurate, real-time answers to their health questions and rely on as a preferred on-line destination for healthcare information and health-related products and services. We believe our healthcare content, communities and services, featuring our free 24-hour doctor chat service, will enable us to attract loyal consumer audiences that are highly attractive to hospitals and other healthcare providers, pharmaceutical companies and other healthcare suppliers, advertisers and research organizations.

    Key elements of our business strategy include:

    - ESTABLISH AMERICASDOCTOR.COM AS A LEADING BRAND.


    We intend to establish AmericasDoctor.com as a leading and trusted brand for on-line healthcare information, products and services. We must build brand recognition to attract, retain and increase the number of our users, partners and sponsors. We intend to market AmericasDoctor.com through promotional campaigns in traditional and on-line media and the unique presentation of our health content, communities and services. We intend to pursue distribution partnerships with Internet and media companies to create additional exposure for the AmericasDoctor.com brand.

    - DIFFERENTIATE OUR USER EXPERIENCE WITH OUR FREE 24-HOUR DOCTOR CHAT SERVICE AND OTHER INTERACTIVE FEATURES.



    We intend to differentiate our health content, communities and services by featuring our free 24-hour doctor chat service and designing additional easy-to-use interactive features. We intend to promote our free 24-hour doctor chat service as a premier Internet tool that offers consumers the expertise and insight of doctors to help them navigate and understand healthcare information to get accurate, real-time answers to their health questions.


    - PURSUE AND EXPAND RELATIONSHIPS WITH LOCAL HOSPITAL SPONSORS.


    We intend to pursue and work with our hospital sponsors in their local communities to establish a shared brand image that features our on-line health content, communities and services, including our free 24-hour doctor chat service, and the doctors of our hospital sponsors. We offer hospital sponsors the opportunity to be exclusive sponsors of our Internet services within a market defined by zip code. We also provide hospital sponsors with opportunities to feature their doctors on our site in our on-line lectures.



    - EXPAND OUR STRATEGIC DISTRIBUTION RELATIONSHIPS.



    We will pursue relationships with Internet and other companies that have the ability, among other things, to promote the AmericasDoctor.com brand, drive additional consumers to our site and enhance the quality of our healthcare content, communities and services. Our relationship with AOL provides AOL's subscribers easy access to our content, communities and services. In addition, we have entered into an agreement with Lycos, a leading Internet portal, to make AmericasDoctor.com a preferred source of information associated with approximately 400 keywords, phrases and advertising.



    - PURSUE AND EXPAND OUR STRATEGIC RELATIONSHIPS WITH TRADITIONAL HEALTHCARE COMPANIES.



    We will continue to pursue strategic relationships with traditional healthcare suppliers and other healthcare companies to strengthen key areas of our business. We would like to establish AmericasDoctor.com as an information and commerce conduit that offers traditional healthcare companies the opportunity to use the Internet in their businesses. For example, in addition to our hospital sponsorship agreements, we have entered into an agreement with Smith & Nephew, a distributor and manufacturer of home health products and devices, to develop our healthcare medical mall e-commerce activities. We also intend to leverage our on-line communities and strategic relationships to provide a service to recruit volunteers for clinical trial studies.


    - INTEGRATE AND EXPAND OUR HEALTH CONDITION-SPECIFIC COMMUNITIES INTO OUR SITE.


    We plan to develop our on-line communities, dedicated to specific health conditions, to become destinations combining relevant and reliable information and community activities with the full range of our healthcare content, products and services. We are designing our communities to facilitate on-line interaction among people sharing similar health conditions and interests. Our communities will offer interactive features, including our free 24-hour doctor chat service, and community chat rooms. We also plan to provide services within each of our on-line communities, including opportunities to volunteer for clinical trials in an on-line medical mall offering a range of healthcare products available from our e-commerce suppliers. We believe our communities may be an effective means of attracting and maintaining loyal audiences on our site.


    - GENERATE MULTIPLE ON-LINE REVENUE STREAMS.


    We are designing our site to generate revenue from multiple sources including hospital sponsorships, e-commerce, including access fees charged to our e-commerce suppliers, fees for clinical trial recruitment and sales of advertising.


THE AMERICASDOCTOR.COM SITE


    The AmericasDoctor.com main Web page provides access to our free 24-hour doctor chat service, the full range of our personal health information resources and our other interactive tools, including our interactive expert lectures and our on-line medical mall. Our main Web page also provides an entry point into our health condition-specific communities. We are designing our communities to provide consumers with resources and interactive tools, including moderated support group chats, in each case, tailored to the relevant community's focus. We believe the original presentation of our health content, communities and services is essential to establishing our brand and consumer trust.


    FREE 24-HOUR DOCTOR CHAT SERVICE


    Our free 24-hour doctor chat service allows our consumers to question doctors or other healthcare professionals who have a range of experience and expertise. Our chat service provides real-time, instant-messaging between a doctor and a single user to answer the user's healthcare questions, explain and interpret medical information and point the user to relevant on-line resources. When visitors enter our site, they can begin a private chat with a doctor or another type of healthcare professional by simply clicking on the "Ask the Doc" button. Visitors are then prompted to read and agree to the terms of our service which inform users that on the navigation bar we instruct our doctors not to prescribe medicine or diagnose medical conditions on our site. In addition, users are instructed, among other things, not to use our doctor chat service for emergency medical services.


    After accepting the terms of the service, visitors are asked to select a topic in connection with which they would like information. Current topics include the following:

                    - Children's Health

                    - Women's Health

                    - Dietary

                    - Pharmaceutical

                    - Medical


    Doctors conducting chats may refer to comprehensive reference manuals, other in-depth medical reference materials and on-line services to enhance the resources available to our users. If a visitor requests an article from our library, or the doctor engaged in the chat session desires to provide specific information available through our library, this information will be transmitted directly to the visitor's screen. Chat sessions are terminated when doctors conclude the chat session and users close the chat window. At the end of chat sessions, before users close the chat window, users in zip codes where a hospital sponsor exists are prompted to indicate whether they would like additional information on the chat topic. Users are also asked whether they would like information about the hospital sponsor and whether they would like to schedule an appointment with a hospital sponsor. Visitors who request hospital sponsor information are required to provide basic contact information that we forward to our hospital sponsors so that our sponsors may contact our visitors.



    Depending on the number of visitors to our site, visitors may wait in a queue until a doctor, or healthcare professional in a field selected by the user, is available. While waiting in the queue our users can minimize the doctor chat screen and browse other resources on our site. We have hired two employees to help develop an additional service that would permit users to e-mail a question to a research staff member who will search our resources under the supervision of our medical personnel and e-mail a response to the user.



    We have created guidelines for healthcare professionals operating our chat service intended, in part, to help maintain consistent quality in our content and services. Chat center doctors, and other healthcare professionals, are trained to answer general health and medical questions, but are instructed not to practice medicine. Doctors and other healthcare professionals may explain medical conditions and medications, provide relevant articles on-screen and direct users to relevant health-related information, among other things, but are not permitted to diagnose, prescribe, keep medical records or provide continuing or follow-up care. The text of chat sessions engaged in by our users generally are not recorded or otherwise stored by AmericasDoctor.com. We may archive information forwarded to our hospital sponsors to assist our hospital sponsors. Our staff may include a variety of other healthcare professionals, including pharmacists and registered nutritionists. We require our doctors and other healthcare professionals to have appropriate credentials and meet current professional standards. Doctors and other healthcare professionals participating in our chat sessions are recruited, hired and trained by Medical Advisory Systems, or an affiliate of Medical Advisory Systems, in accordance with our guidelines through an exclusive agreement to operate our chat centers. Chat center staff, including healthcare professionals, are supervised and monitored by Medical Advisory Systems to ensure compliance with our guidelines.


    HEALTH CONDITION-SPECIFIC COMMUNITIES


    We established our first on-line health condition-specific communities in April 1999. Our communities have experienced low user activity to date. We currently have 21 on-line health condition-specific communities focused on health conditions listed in the table below:


                               AMERICASDOCTOR.COM

                     HEALTH-CONDITION SPECIFIC COMMUNITIES

  -  ALLERGY

  -  ARTHRITIS

  -  ASTHMA

  -  ADD/ADHD

  -  BREAST CANCER

  -  CARDIOVASCULAR

  -  DEPRESSION

  -  DIABETES

  -  DIGESTIVE CONDITIONS

  -  EATING DISORDERS

  -  FIBROMYALGIA

  -  FITNESS

  -  LYME DISEASE

  -  MEN'S HEALTH

  -  MIGRAINE

  -  MULTIPLE SCLEROSIS

  -  NUTRITION

  -  SENIOR HEALTH

  -  SKIN CONDITIONS

  -  SLEEP DISORDERS

  -  WOMEN'S HEALTH


    We are considering the introduction of a number of additional on-line communities in 1999. We are designing our communities to bring together people sharing similar health conditions and interests. We believe our communities will enable our visitors to share and gain valuable insight, practical knowledge and support and better manage their personal health.



    Visitors will be able to access each of our communities through our site's main Web page or independently at the particular address of the relevant community. Although first time visitors are required to register by providing a username of their choice, there are no registration fees for using our on-line communities. The front Web page of each community contains an index of features available on our site, including our doctor chat service, calendar of events, hospital contacts and medical mall, each with point and click access. The front Web page of each community also provides access to an interactive community chat room, a community message board, a community reading room, which contains library articles focused on the community health focus, and links to related Web sites. Our community chat rooms enable our members to participate in group chat sessions using instant-messaging technology.



    From time to time we may offer educational program sponsors the opportunity to educate our audiences on current health issues by sponsoring programs intended to highlight new and alternative treatments, risks and side effects of treatments, and other healthcare issues.


    HEALTH AND MEDICAL INFORMATION AND NEWS


    We believe our site provides users with easy access to a variety of healthcare information and news. Our site contains full-text health and medical news headlines from Screaming Media updated periodically throughout each day. In addition, our users can search our healthcare information resources which include a library of approximately 4,500 easy-to-read medical and health-related articles written by healthcare professionals. In addition, we intend to expand our information resources to include textbook articles, commentaries and other health-related publications as well as transcripts from programs broadcast in our communities. Our users can peruse our community reading rooms to find information specifically relating to a community's health condition focus. In addition, our hospital sponsors may provide healthcare content for our site and, if they operate their own Web sites, allow our users to link to their Web sites where additional information may be found. We intend to update our content on a regular basis to ensure that our information is current and meets our standards of quality.


    INTERACTIVE TOOLS AND FEATURES


    We are developing interactive tools and features, in addition to our doctor chat service, to allow our users to take advantage of the healthcare information resources available on our site. Our interactive tools and features may also assist us in better understanding and responding to the interests of our users and provide more accurate feedback to our sponsors and advertisers. Examples of our interactive tools and features include:



    AMERICASDOCTOR.COM MEDICAL MALL. In May 1999, we launched our medical mall which offers home health products supplied by Smith & Nephew, Tempur-Pedic, Inc., Kimberly-Clark Corporation and Kendall Confab Retail Group. We intend to offer a broad range of healthcare products to our consumers through our medical mall. We intend to make our medical mall accessible to, and highlight relevant products in, each of our health condition-specific communities to sell healthcare products focused on the community's needs. We are also considering implementing a service for our consumers to benefit from free 24-hour on-line assistance from customer sales representatives with regard to certain home health products. In addition, we are considering upgrading our e-commerce technology to provide additional features and improve the effectiveness of our medical mall.



    AMERICASDOCTOR.COM ON-LINE LECTURES. We schedule on-line lectures on our main Web page that are hosted by healthcare professionals. We promote our lectures on our main Web page and, where relevant in our communities. Our on-line lectures may address issues of importance to one or more of our communities, but are not limited to community topics. We offer our hospital sponsors the opportunity to have their doctors present lectures to our users.



    AMERICASDOCTOR.COM COMMUNITY CHAT. Each of our health condition-specific communities features an interactive 24-hour community chat room that allows members of the community to engage in real-time conversations with other members, typically during scheduled chat group discussions. As of June 1999, four of our communities had regularly scheduled support group chat discussions moderated by non-professional chat group leaders selected by us. We are planning to schedule moderated support group chat sessions on a regular basis in additional community chat rooms.



    THE AMERICASDOCTOR.COM NEWSLETTER. As of June 30, 1999, we had circulated two electronic newsletters informing our users of developments on our site and current healthcare events. We are contemplating developing newsletters for general circulation in each of our communities addressing each community's health focus and highlighting community events such as lectures and support group chat discussions.


    THE AMERICASDOCTOR.COM SEARCH ENGINE. Our site provides an easy-to-use search engine. This tool allows our users to search and retrieve healthcare information available in the libraries on our site and within our health condition-specific communities.

    We believe our interactive tools and features, and, in particular, our free 24-hour doctor chat service, will enable us to attract loyal audiences to our health condition-specific communities and improve our responsiveness to our audiences and sponsors. We intend to invest in infrastructure, make technological improvements and develop additional interactive community tools and features in response to the needs and interests of our audiences.

STRATEGIC RELATIONSHIPS

    DISTRIBUTION


    We are pursuing high-quality, strategic relationships to increase the traffic to our site and further establish the AmericasDoctor.com brand. We believe relationships with Internet service providers, Internet portals, Web sites, media companies starting Internet initiatives and healthcare companies, and the quality of their content and services, will strengthen our brand. In addition, we believe these distribution partners have the ability to drive additional consumers to our site, promote the AmericasDoctor.com brand and enhance our content, communities and services. We also believe these relationships create a significant competitive advantage in our industry, and, accordingly, we will pursue partners that are prepared to invest their resources to realize mutual benefits.



    AMERICA ONLINE, INC. We have an agreement with AOL to position AmericasDoctor.com as one of four anchor tenants on its subscriber Health Channel main screen. This arrangement applies only to AOL's subscriber service and excludes AOL.com, Digital City, Net Find or any other service that may be distributed by or through AOL. For the three months ended June 30, 1999, AOL accounted for approximately 60% of the visitors to our site. AOL has agreed to provide our logo or banner on the main screen and secondary screens of its Health Channel main screen. AOL also has agreed to provide us with keywords which link to the home page of our site, and to include AmericasDoctor.com in AOL's "directory of services" and "find" features. Our agreement with AOL became effective in April 1998 and expires in June 2001. However, the fee we are obligated to pay AOL for the third year of the agreement is not currently fixed. AOL has the right to set the rate for the third year based on market rates. Our agreement with AOL does not prohibit AOL from carrying other sites or developing and providing content that competes with portions of our site.



    LYCOS CORPORATION. We entered into a one-year agreement, effective June 1, 1999, with Lycos pursuant to which we have purchased over 400 keywords and phrases and advertising. The purchase of keywords and phrases will result in the association of AmericasDoctor.com, including our on-line communities, as a designated source of information relating to the purchased keywords and phrases. Searches conducted by Lycos users using one or more of the keywords or phrases covered by the Lycos agreement will generally return search results that highlight AmericasDoctor.com in a prominent position in the listing of the search results.


    CLINICAL TRIAL RECRUITMENT


    CENTERWATCH, INC. In June, 1999 we entered into a two-year agreement with CenterWatch, Inc., a publishing company focused on the clinical trial industry, to license the use of CenterWatch's databases of clinical trial studies and related information and potential volunteers. Pursuant to the agreement, we will create a hyperlink from our site to CenterWatch's databases of clinical trials and clinical trial volunteers. CenterWatch has granted us an exclusive license to use the clinical trial volunteers databases it is currently developing for recruiting, organizing or screening clinical trial candidates for research companies. We have paid CenterWatch an upfront fee of $100,000 and have agreed to pay CenterWatch a quarterly fee of $50,000 and a percentage of the clinical trial recruitment fees generated by our site. The agreement terminates in June 2001 and renews automatically for successive one-year periods unless 180 days' prior notice is given by either party.



    PREMIER RESEARCH WORLDWIDE, LTD. In March 1999, we entered into a two-year marketing service agreement with Premier Research. Under the agreement, Premier Research has agreed to provide marketing services in connection with the development of our clinical trials recruitment business and consultation regarding the recruitment, quantification and qualification of volunteers for clinical trial studies.



    We have agreed to pay Premier Research approximately $4.8 million in connection with the Premier Research agreement. The Premier Research agreement expires on December 31, 2000. Our agreement with Premier Research supplemented an earlier agreement we entered into with Premier Research which, among other things, provides Premier Research the right to recruit volunteers for clinical trials from our site and promote its business on our site. The right of Premier Research to recruit volunteers from our site is not limited in duration. The former agreement required that we recruit clinical trial volunteers for Premier Research's studies on an exclusive basis. Our new agreement with Premier Research removed this exclusivity provision.


    CHAT CENTER OPERATIONS


    MEDICAL ADVISORY SYSTEMS, INC. In July 1998, we entered into an exclusive call center service agreement with Medical Advisory Systems to operate the chat centers for our 24-hour doctor chat service subject to our authorization. Medical Advisory Systems, or an Medical Advisory Systems affiliate, hires, trains, monitors and supervises all healthcare professionals and staff for our chat service. We require all healthcare professionals, operating our chat service, including pharmacists and registered nutritionists, to have professional qualifications. We own or license the principal hardware and software utilized by Medical Advisory Systems to operate our 24-hour chat centers. The Medical Advisory Systems agreement entitles Medical Advisory Systems to operate additional 24-hour chat centers opened by AmericasDoctor.com. In addition, Medical Advisory System has agreed not to provide a service that competes with our 24-hour doctor chat service by not providing real-time medical information and related services via the Internet, for the term of the agreement plus one year.



    The agreement with Medical Advisory Systems has an initial term which runs through July 2000, and provides for two additional renewal terms of one and two years, respectively. The Company and Medical Advisory Systems currently disagree over what rights the parties have not to renew the agreement for the renewal terms. We cannot predict how this disagreement will be resolved.



    Medical Advisory Systems is a 24-hour medical services company that provides medical assistance, telemedicine, medical equipment/pharmaceutical distribution, training and occupational health services. We have agreed to provide promotional space on our site for Medical Advisory Systems to use for Medical Advisory Systems business purposes.


OUR REVENUE OPPORTUNITIES

    HOSPITAL SPONSORSHIP REVENUE


    Our site provides hospital sponsors, including hospital systems, with exclusive access to an audience of potential consumers located in the geographic area, defined by zip code, served by the hospital. We provide each hospital sponsor with its own Web page on our site which may feature an image of the hospital, a description of its services and facilities, directions to the hospital and a link to its Web site, if one exists, or other promotional content provided by the sponsor. Through the interactive features on our site, we offer our hospital sponsors opportunities to provide consumers free medical information and exposure to the sponsors' own doctors. When visitors enter our site for the first time they are requested to provide their state and zip code information. Each time after the initial visit that the user visits our site, our site will automatically identify the applicable sponsor hospital, delivering the sponsor's marketing message directly to the user's screen. After the conclusion of every doctor chat session, a user located in a geographic area, defined by zip-code, where one of our sponsors is located is provided a screen that enables the visitor to contact that hospital. Visitors who request hospital sponsor information are required to provide basic contact information, including an e-mail address, that we forward to our hospital sponsors so that our hospitals may contact our visitors.


    We believe that our geographically exclusive sponsorship arrangements result in significant marketing benefits to our hospital sponsors because the hospital's message is delivered directly to consumers in their communities who are seeking health information. In addition, we believe that our site offers the following benefits to our hospital sponsors:


    - enhances the sponsor's image by providing the sponsor's community a comprehensive, personal health information resource;



    - offers the sponsor national exposure to our audiences of healthcare consumers which enhances the sponsor's Internet presence; and



    - enables the sponsor to promote the sponsor's services by hosting on-line events and promoting health education programs featuring their doctors.



    We prepare reports for our hospital sponsors that include detailed information about our audiences' interests, the topics researched by our visitors and the number of visitors by zip code using different areas of our site.



    As of July 26, 1999 we had 42 hospital sponsorship contracts with the following hospitals:



                               AMERICASDOCTOR.COM
                           HOSPITAL SPONSORS ON-LINE



-  St Francis Healthcare Services                                                                  (Delaware)
-  The University of Miami/Jackson Memorial Medical Center                                         (Florida)
-  Memorial Health                                                                                 (Georgia)
-  Central DuPage Health System                                                                    (Illinois)
-  Evanston Northwestern Healthcare                                                                (Illinois)
-  Ingalls Health System                                                                           (Illinois)
-  McNeal Health Network                                                                           (Illinois)
-  St. Joseph's Hospital                                                                           (Indiana)
-  Saint Margaret Mercy Healthcare Centers                                                         (Indiana)
-  CHRISTUS Schumpert Health System                                                                (Louisiana)
-  St. Mary's Regional Medical Center                                                              (Maine)
-  Laurel Regional Hospital                                                                        (Maryland)
-  Lifebridge Health (3 hospitals)                                                                 (Maryland)
-  Henry Ford Healthcare Corporation                                                               (Michigan)
-  Lake Region Health                                                                              (Minnesota)
-  New York Presbyterian Hospital-The University Hospital of Columbia & Cornell (multiple          (New York)
     hospitals)
-  Duke University Health System                                                                   (North
                                                                                                   Carolina)
-  St. Alexius Medical Center                                                                      (North Dakota)
-  University Hospital at Syracuse                                                                 (New York)
-  SummaHealth                                                                                     (Ohio)
-  The Community Hospital                                                                          (Ohio)
-  Thomas Jefferson University Hospital                                                            (Pennsylvania)
-  PennState Geisinger Health System                                                               (Pennsylvania)
-  PENNCARE (2 hospitals)                                                                          (Pennsylvania)
-  University of Pittsburgh Medical Center Health System                                           (Pennsylvania)
-  Vanderbilt University Medical Center                                                            (Tennessee)
-  UT Medical Group, Inc. (physician practice group)                                               (Tennessee)
-  Good Shepherd Medical Center                                                                    (Texas)
-  St. Luke's Episcopal Health System                                                              (Texas)
-  Trinity Mother Francis Health System                                                            (Texas)
-  Froedert Memorial Lutheran Hospital                                                             (Wisconsin)



                    HOSPITAL SPONSORS TO BE LAUNCHED ON-LINE



-  Glendale Adventist Hospital                                                                     (California)
-  University of California, Irvine Medical Center                                                 (California)
-  The University of Chicago Hospitals (2 hospitals)                                               (Illinois)
-  St. Francis Hospital and Health Center                                                          (Indiana)
-  St. Anthony Hospital                                                                            (Oklahoma)
-  The Ohio State University Medical Center                                                        (Ohio)
-  ProMedica Health Systems, Inc. (4 hospitals)                                                    (Ohio)
-  St. Joseph Regional Health Network (2 hospitals)                                                (Pennsylvania)
-  Memorial Health System of East Texas                                                            (Texas)
-  The University of Virginia Medical Center                                                       (Virginia)
-  Swedish Medical Center                                                                          (Washington)

    We typically enter into one-year sponsorship agreements with hospitals that make the hospital the exclusive sponsor of our Internet services within a market region defined by zip code. Our sponsorship agreements also typically provide for a limited license for us to use the sponsor's name on our site and a requirement that we provide reports to our sponsors regarding usage of our site by users in the sponsor's geographic service area as defined by zip code. Our hospital sponsors currently pay a flat fee based upon the number of consumers in their market, the scope of geographic exclusivity, the number of zip codes purchased, and the competitiveness of the hospital's market. Hospital sponsorship fees are not based on, in whole or in part, and do not vary with, the volume or value of consumers who contact a hospital sponsor. The agreements with our hospitals are generally not terminable other than for breaches, except that we have agreed in a limited number of our contracts to permit the hospitals to terminate after an initial period. As of June 30, 1999, three of our hospital contracts had terminated their agreements pursuant to these provisions.


    E-COMMERCE REVENUE


    We plan to develop our e-commerce operations during the remainder of 1999 to address the increasing number of consumers who we believe are interested in buying health-related products over the Internet. Our medical mall was launched in May 1999 and initially focused on Smith & Nephew home health product supplies. We are considering providing consumers with additional e-commerce options including pharmaceuticals, over-the-counter drugs, vitamins, responsible natural products, durable medical equipment and health-related books. We are also considering implementing a free 24-hour service to help consumers make better informed purchases by using our chat technology to provide real-time access to the sales representatives of our e-commerce suppliers. We do not intend to make healthcare professionals available on this service. We believe that our health condition-specific communities will allow us to serve the special e-commerce needs of consumers with specific healthcare conditions and interests.



    Part of our e-commerce strategy is to develop relationships with companies, like Smith & Nephew, that we believe have established, recognizable and trusted names and national product fulfillment capabilities. We do not intend to maintain significant inventory or establish our own warehousing, shipping or fulfillment operations at our facilities. We intend to enter into arrangements where our e-commerce suppliers will provide inventory space and shipping services in connection with the sale of products. When we need to purchase inventory products from our suppliers, we expect that the products will remain at the warehouse of the supplier or other e-commerce suppliers until sold by us. In addition to our relationship with Smith & Nephew, we have entered into arrangements with Tempur Pedic, Kendall Confab Retail Group, Inc. and Kimberly-Clark Corporation to sell certain home healthcare products.



    Our relationship with Smith & Nephew includes the promotion of the AmericasDoctor.com brand, site and health condition-specific communities in Smith & Nephew print catalogs and the provision of warehouse space and inventory management by Smith & Nephew for all products purchased by us, including products we purchase from other e-commerce suppliers. The Smith & Nephew product catalogue will also be available on-line through our medical mall. We plan to resell Smith & Nephew products to our consumers through our medical mall and introduce other business customers to Smith & Nephew through our site.



    CLINICAL TRIAL RECRUITMENT REVENUE OPPORTUNITY



    We believe a significant business opportunity exists in the on-line recruitment of volunteers to participate in clinical trials. The speed with which clinical trials can be completed is significantly affected by the rate at which participants are enrolled. We believe the inability to recruit a sufficient number of patients in a timely manner is a recurring problem and one of the most frequent causes of clinical trial delays, as well as a major cost for clinical research sponsors. We believe that our site can provide us with the ability to recruit potential participants for clinical trials on behalf of pharmaceutical companies, contract research organizations and site management organizations. Through our relationship with CenterWatch, Inc., our users will have access to a growing database of clinical trial studies and we will have access to a database of potential volunteers. We believe that our health condition-specific communities may provide an advantage in recruiting clinical volunteers by enabling us to target an audience of volunteers meeting the basic criteria of a study.


    ADVERTISING REVENUE OPPORTUNITY


    Open access to the Internet and the rapidly increasing number of Web users have resulted in the emergence of the Web as a potential new medium for advertising. We believe the effectiveness of Internet advertising is not proven and the success of business models relying principally on advertising revenue is uncertain. However, to the extent that Internet advertising and related business models prove successful, we believe our site is being designed to generate advertising revenue opportunities because of its interactivity, flexibility, targetability and measurability. In particular, we believe our site is designed to enable advertisers to reach large consumer audiences and target advertisements to specific regional populations, specific consumer audiences or selected individuals. Our site is designed to display "banner" advertisements that allow consumers to link directly to the advertiser's Web site. We plan to market banner advertising on our site, including in our health condition-specific communities, to traditional advertisers, such as pharmaceutical companies, medical device manufacturers and other healthcare companies. We also plan to feature educational programs sponsored by healthcare companies and hosted by healthcare professionals.


MARKETING, ADVERTISING AND PUBLIC RELATIONS


    Our marketing program is managed by our in-house staff and, recently, with the assistance of an outside public relations firm. Our goals are to increase AmericasDoctor.com brand recognition, attract and maintain visitors, additional hospital sponsors, nonprofit healthcare sponsors and educational program sponsors. We intend to pursue these goals through an aggressive public relations program, direct advertising, marketing on our own site and other on-line opportunities as well as co-marketing opportunities with our strategic partners. We plan to allocate significant resources to building brand awareness of AmericasDoctor.com.



    HOSPITAL SPONSORSHIP MARKETING AND SALES



    Marketing of our hospital sponsorship program is carried out by our in-house hospital marketing and sales team. Our hospital marketing and sales staff contacts hospital executives or program directors through direct advertising and mailings. A representative of our hospital marketing and sales team contacts each interested hospital to arrange for a complete marketing presentation. Our hospital marketing and sales team works closely with potential hospital sponsors to determine how best to satisfy the sponsor's particular needs. We intend to allocate additional resources to marketing our content, communities and services to strengthen hospital awareness of the AmericasDoctor.com brand.


    CO-MARKETING ARRANGEMENTS


    We have entered into, and intend to continue to enter into, strategic arrangements with parties having established audiences or customer bases and an anticipated need for the content, communities and services provided by AmericasDoctor.com. We have established a number of significant co-marketing arrangements to increase the exposure of the AmericasDoctor.com brand. These arrangements consist of:



    AOL. As part of our agreement with AOL, we provide our free 24-hour doctor chat service as one of four anchor tenant to AOL's subscribers. AOL also has agreed to display our logo on the main

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screen of its Health Channel main screen, to provide us with the keywords to include our site in its "directory of services" and "find" features and provide our content on its Health Channel main screen.


    SMITH & NEPHEW. Our agreement with Smith & Nephew provides for the inclusion of our domain name, WWW.AMERICASDOCTOR.COM, on the printed version of all of Smith & Nephew's consumer product catalogs and promotion and marketing of AmericasDoctor.com as a site for healthcare products.


    AMERICAN EXPRESS. We have a relationship with American Express Company pursuant to which American Express promotes the AmericasDoctor.com brand to American Express card-members nationwide and provides access to local and regional marketing programs. We have agreed to accept payment with American Express cards on our site. American Express may also provide funding for both traditional and on-line media promotions. We do not have a written agreement with American Express.



    ADVERTISING



    We intend to engage in a significant advertising campaign, which may include on-line and traditional media, to increase awareness of the AmericasDoctor.com brand. We will employ a combination of advertising tools aimed at establishing AmericasDoctor.com as a trusted Internet brand for healthcare consumers, increasing traffic on our site and developing revenue opportunities. We also intend to promote our content, community and services through traditional print media, including trade journals, newspapers and magazines targeted at healthcare consumers, and participate in tradeshows, conferences and other engagements as part of our ongoing public relations program.



    PUBLIC RELATIONS PROGRAM



    Our public relations program is carried out by our in-house staff and, recently, by an outside public relations consultant. Our in-house public relations staff is separate from our hospital marketing and sales team. We pursue public relations opportunities to build awareness of the AmericasDoctor.com brand, content, communities and services, and in particular our free 24-hour doctor chat service. We have gained significant recognition within the industry by participating in tradeshows and through our public relations efforts. We have been featured on GOOD MORNING AMERICA, which did a live telecast from our doctor chat center, and on CNN. We have been the subject of articles in TIME MAGAZINE, USA TODAY and other national and local publications. In October 1998, our free 24-hour doctor chat service was featured in a live demonstration for the FIRST INTERNET HEALTH DAY sponsored by Intel Corporation.


TECHNOLOGY, INFRASTRUCTURE AND OPERATIONS


    TECHNOLOGY



    The various features of our site are implemented using a combination of commercially available and proprietary software components. We favor licensing and integrating what we believe to be "best of breed" technology from industry leaders. We reserve internal development of software for those components that are either unavailable on the market or that have strategic advantages when developed internally. We believe that this component style approach is more manageable, reliable and scalable than single-source solutions. In addition, the emphasis on commercial components speeds development time, which is an advantage when competing in a rapidly evolving market. Consistent with our preference for off-the-shelf software components, we rely primarily on industry-standard Microsoft operating systems, development and infrastructure components.



    Our innovative 24-hour doctor chat service uses proprietary software licensed to us by Jaspin Interactive, Inc. The proprietary software provides a user interface for real-time, text dialogue on-line. Jaspin Interactive has granted us a worldwide, perpetual, irrevocable, fully paid, royalty-free and exclusive license to use the proprietary software in connection with any medical or health-related purpose. We do not pay a license fee to Jaspin in connection with the license agreement; however, we pay Jaspin Interactive for maintenance services. We may terminate the Jaspin Interactive licensing agreement, at any time, with or without cause. Jaspin Interactive may terminate the licensing agreement if we materially breach, and fail to cure our breach, a provision of the licensing agreement. Jaspin Interactive has represented to us that the proprietary software is year 2000 compliant. Jaspin Interactive has agreed to perform maintenance and support for the AD Chatware for a minimum of one year.



    We are in the process of developing new chat technology with Qwest Internet Solutions, Inc. that we believe will handle increased traffic to our site better than our existing technology. We have completed functional and technical specifications for the new technology. We intend to spend significant resources to develop our new chat technology.



    INFRASTRUCTURE



    Our site's operating infrastructure has been designed and implemented to support significant user traffic and to accommodate additional traffic. Web pages are assembled from a database of images, objects and text and are delivered in response to individual user requests. We believe our infrastructure is a distributed, scalable solution that provides reliable and secure performance and service availability.



    OPERATIONS



    Our site architecture currently operates on two Pentium servers, one Webserver/Application Server and one Database server, with one spare server that supports Web applications and database functions as a temporary emergency backup. Our Web server runs Microsoft Windows NT 4.0 and utilizes Microsoft SQL Version 7.0. Our servers are currently maintained by Epoch Internet, Inc. We are in the process of transferring the location and maintenance of our production servers to the New Jersey Data Center of Qwest Internet. We are currently conducting tests of the systems. Each of the servers is dedicated to our business. Our operations will become dependent upon Qwest Internet's ability to protect its systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins and other destructive events. Qwest Internet will provide comprehensive facilities management services including human and technical monitoring of all production servers 24 hours per day, seven days per week. Qwest Internet will provide the means of connectivity for our servers to our users via the Internet through multiple connections. The facility is powered by multiple power supplies. Qwest has guaranteed the performance of all network services during the term of our agreement for the maintenance and hosting of our production servers. Qwest has guaranteed us 100% network up-time over the course of each one-month period. If we should experience any "network downtime" in any calendar month, Qwest will provide us a credit allowance equal to the pro-rated charges for one day of network connectivity for the affected service for each hour of network downtime. "Network Downtime" means the number of minutes the network is unavailable to us during a given calendar month. The term of the agreement is one year and termination of the agreement may be made at any point on 60 days prior written notice.


    Our production data is copied to DAT tape nightly and is stored off-site on a weekly basis. Copies of our production data are maintained on servers residing with our current developers. We are in the process of developing a disaster recovery plan to respond to system failures. We keep all of our production servers behind firewalls for security purposes. Access to the production servers is restricted to appropriate individuals and is subject to strict username and password protocols.


    CHAT CENTER OPERATIONS



    Medical Advisory Systems operates our Owings chat center and our Owings Mills chat center, in each case using the Microsoft Windows 98 operating system.

COMPETITION


    The market for Internet information and commercial products and services is intensely competitive and rapidly changing. An abundance of Web sites already provide healthcare information and related products and services. In addition, traditional media and healthcare organizations are competing actively for consumers' time and attention through traditional means as well as through Internet initiatives. We believe competition for healthcare consumers will continue to increase as the Internet and the healthcare market evolve.


    We also compete for consumers' time and attention, sponsors, advertisers, e-commerce merchants and other affiliates with a multitude of informational Web sites operated by governmental agencies, educational institutions, businesses and other organizations and individuals. We expect competition to intensify and the number of our competitors to increase significantly in the future. In addition, as we expand the scope of our informational content, products and services, we will compete with a greater number of Internet companies. Since the operations and strategic plans of many Internet companies are undergoing rapid change, it is difficult to anticipate which companies are likely to offer competitive services in the future.

    In particular, our competitors may include:


    - healthcare Web sites, by domain name, such as accesshealth.com, ahn.com, betterhealth.com, drkoop.com, drweil.com, healthcentral.com, healthgate.com, intelihealth.com, mayohealth.org, mediconsult.com, onhealth.com, thriveonline.com and webmd.com;



    - Web search engines, Internet portals and Internet media companies, such as aol.com, Excite, Inc., Infoseek Corporation, Lycos Corporation, Microsoft Network, and Yahoo! Inc;


    - HMOs, managed care organizations, insurance companies, hospitals and other healthcare providers and payors such as Columbia/HCA Healthcare Corporation, Kaiser Permanente and VHA Inc. which offer healthcare information on-line;

    - Web communities, such as the American Association of Retired Persons, SeniorNet and ThirdAge Media, Inc., which offer healthcare-related information and programming to special demographic groups; and

    - e-commerce suppliers and conventional retailers such as CVS, Drugstore.com, Express Scripts, Inc., Merck-Medco Managed Care, L.L.C., Planet Rx, Rite Aid Corporation, Walgreens and other companies that sell healthcare products and services through the Internet that may be competitive to those that may become available through our site.

    We also may compete less directly with traditional information media, such as print, radio and television, for our audience, sponsorships, commerce and advertising dollars. We believe we must develop a loyal consumer audience that is attractive to our sponsors, e-commerce suppliers and advertisers. We believe key competitive factors in attracting a loyal consumer audience include the quality and usefulness of services and the comprehensiveness and relevance of our content.


    Many of our existing competitors and potential new competitors are likely to enjoy substantial competitive advantages compared to our company, including the ability to offer a wider array of on-line content, products and services, larger production and technical staffs, greater name recognition and larger marketing budgets and resources, larger customer and user bases and substantially greater financial, technical and other resources. In addition, our competitors may have longer operating histories on the Internet, lower cost structures and higher amounts of user traffic. Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, distribution partners, advertisers and content providers and may be able to respond more quickly to new or emerging technologies and changes in Web user requirements.

    To be competitive, we must respond promptly and effectively to the challenges of rapid technological change, evolving consumer demands, evolving Internet standards and our competitors' innovations by continuing to enhance our products and services as well as our sales and marketing channels. Competition is likely to increase as new companies enter the market and current competitors expand their services. We expect that competitive factors will create a continuing need for us to improve and add to our healthcare content. Accordingly, we intend to seek additional sources of healthcare information and expand the breadth of our content offerings. Increased competition or our failure to successfully respond to our competitors could result in greater competition for sponsorships, reductions in advertising rates, lower margins, greater operating losses or loss of market share, any of which would materially adversely affect our business, financial condition and results of operations.

INTELLECTUAL PROPERTY


    We rely primarily on a combination of copyrights, trademarks, trade secret laws, our user policy and restrictions on disclosure to protect our intellectual property and our content, trademarks, trade names and trade secrets. We have filed trademark applications for "AmericasDoctor.com," "America's Doctor," "America's Doctor On-line," "AD Family Protect," "AD Chatware," the "AD" logo and other derivative trade names. We may pursue foreign registrations of our trademarks if international use of our site expands. If our competitors prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine the entitlement and priority of rights to the trademark. These types of proceedings could cause us to incur substantial costs. We cannot assure you the measures we have taken will adequately protect our intellectual property rights or that our competitors will not develop proprietary technology that is equivalent or superior to ours.



    We license information, technology, data and other content from third parties. For example, we license healthcare news from Screaming Media, our chat technology from Jaspin Interactive and a database of clinical trial studies from CenterWatch Licensing this material from third parties increases our exposure to infringement actions by requiring us to rely on third-party representations as to the origin and ownership of the licensed material. We may seek to license additional material in order to enhance our site and community features or introduce new interactive services. The inability to obtain or maintain requisite licenses could impair our site and communities and result in delays in the introduction of new interactive services until the requisite material is identified, licensed and integrated into our site.



    In addition, we may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to the mark, which could result in substantial costs to us due to the diversion of management's attention and the expense of infringement litigation, even if the eventual outcome is favorable to us. Adverse determinations in this type of litigation could result in the loss of certain of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from selling our services. In addition, since we license a substantial portion of our content from third parties, our exposure to copyright infringement actions may increase because we must rely upon their representations as to the origin and ownership of third-party intellectual property.


    Domain names are the user's Internet "address" and derive value because they are currently the simplest way to access Web sites. The current system for registering, allocating and managing domain names has been the subject of litigation and of proposed regulatory reform in the United States. There can be no assurance that third parties will not bring claims for infringement against us for the use of our domain name. Further, since the value of domain names derives from users' ability to remember the domain names, there can be no assurance that our domain names will not lose value if, for example, users stop using domain names to access Internet resources. There can be no assurance that litigation or reform efforts resulting in a restructuring of the current system of registering domain names will not require us to obtain new domain names in addition to, or in lieu of, our current domain names.


EMPLOYEES


    As of July 26, 1999, we had 52 full-time employees, none of whom is represented by a labor union or covered by a collective bargaining arrangement. We believe that our employee relations are good.


FACILITIES


    Our corporate headquarters currently occupy approximately 31,302 square feet of office space in Owings Mills, Maryland under a sublease expiring in May 2001. Our Owings Mills call center currently occupies approximately 7,850 square feet under a sublease expiring on September 29, 2000, with an option to renew the sublease term for five years. In addition, we lease approximately 1,500 square feet of space for our call center in Owings, Maryland under a lease expiring at the end of our Medical Advisory Systems chat center service agreement. See "--Strategic Relationships--Chat Center Operations" regarding the termination of our Medical Advisory Systems call center service agreement. We intend to build an additional call center at our corporate headquarters. We believe additional leased space can be obtained, if needed, on acceptable terms.


LEGAL PROCEEDINGS


    There are no claims or proceedings pending or threatened against us, the ultimate disposition of which would have a materially adverse effect on our business. However, from time to time, we may be involved in regulatory proceedings or litigation relating to claims arising out of our operations. We may be subject to third-party claims for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of information supplied on our site by us, including statements made by healthcare professionals on our chat services, our users or third parties, including our content, product and service providers. Claims also could arise from inaccurate, offensive, harassing, or otherwise inappropriate statements of participants in public health condition-specific communities or special programs, over which we have no control. See "Risk Factors--Our Business is Subject to Extensive Government Regulation and Other Legal Considerations."

              GOVERNMENT REGULATION AND OTHER LEGAL CONSIDERATIONS



    GENERAL


    Our business and industry are subject to extensive government regulation. Federal and state laws, regulations and statutes have been or may be adopted with respect to healthcare, the Internet, our industry or other on-line services.


    The delivery of healthcare services and products is heavily regulated under federal and state law. For example, federal and state agencies regulate the practice of medicine, establish licensing and reimbursement requirements. In addition, through fraud and abuse laws, federal and some state agencies prohibit payments for the referral of patients to a person participating in, or for the order, purchase or recommendation of items or services that are subject to reimbursement by, Medicare, Medicaid and other federal or state healthcare programs or third-party payors. While we have attempted to structure our business activities in a manner that would not constitute the practice of medicine or involve prohibited referrals, federal and/or state healthcare regulatory authorities could determine that, in a particular case or generally, we are engaged in the practice of medicine through the activities of our doctors or other healthcare professionals on or through our Web site. There is also a risk that our relationships with hospital and other sponsors, e-commerce vendors and other companies may implicate or violate laws governing the sale of healthcare products and laws prohibiting referral arrangements. We have not researched the laws of each of the 50 states or obtained opinions or rulings from federal and state agencies with authority to enforce these laws. A finding that our current or future business activities violate any of these laws or statutes could cause a material adverse effect on our business, financial condition and results of operations.



    There is also an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, on-line content regulation, user privacy, taxation and quality of products and services. Moreover, it may take years to determine whether and how existing laws addressing intellectual property, privacy, libel, copyright, trademark, trade secret, obscenity, personal privacy, taxation and regulation of the sale of products and services apply to the Internet and Internet advertising. Any requirements imposed by any legislation or regulation may limit the growth of the use of the Internet. Any limitations could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations.



    REGULATION OF THE PRACTICE OF MEDICINE AND OTHER LICENSING LAWS



    The practice of medicine, generally defined by state law as engaging in, with or without compensation, medical diagnosis, healing, treatment, including the prescription of medications, or surgery, requires licensing under applicable state law. The practice of medicine without a license can be a civil or criminal violation depending on state law. We have endeavored to structure our site, and in particular our free 24-hour doctor chat service, to avoid violation of state licensing requirements. Our guidelines provide and we instruct that chat center doctors and other healthcare professionals will not practice medicine. However, chat center doctors and other healthcare professionals may fail to follow our guidelines, or interaction between our doctors and consumers could elicit responses which may be claimed or deemed to be a diagnosis or other element of the practice of medicine. Furthermore, the application of this area of the law to Internet services like ours is novel and, accordingly, a state regulatory authority may allege that one or more elements of our business requires a license under existing or future laws or statutes. Any application of the regulation of the practice of medicine to our business, and in particular our free 24-hour doctor chat service, could result in a material adverse effect on our business, financial condition or results of operation.

    We also contract with healthcare professionals who are not physicians. For example, pharmacists and nutritionists communicate with users in our chat sessions in the same manner as doctors. Pharmacists engaging in the practice of pharmacology are regulated by state law, and nutritionists may also be licensed under state law, depending on the jurisdiction. As is the case with doctors, these healthcare professionals are instructed not to prescribe drugs, diagnose, or treat consumers. While we take steps to ensure that our non-physicians do not engage in professional practices that require them to be licensed, we cannot guarantee that a local professional licensing board would not seek to impose its state law requirements on the activities of our non-physician healthcare professionals.


    We plan to engage in the sale of certain home care products on-line. We have entered into an agreement with Smith & Nephew to develop this e-commerce business. Smith & Nephew has historically employed or contracted with healthcare professionals, such as occupational therapists, who are available to answer customer questions about product purchases. We plan to utilize Smith & Nephew's call center for our users who wish to purchase products from us. If it were determined that this Smith & Nephew service constituted the delivery of services for which professional healthcare license is required, we could lose the ability to provide this service, and we could be subject to penalties for making this service available.


    FEDERAL AND STATE HEALTHCARE REGULATION



    Provisions of the Social Security Act (the "Federal Anti-Kickback Law") prohibit knowingly or willfully, directly or indirectly, paying or offering to pay, or soliciting or receiving, any remuneration in exchange for the referral of patients to a person participating in, or for the order, purchase or recommendation of items or services that are subject to reimbursement by, Medicare, Medicaid and similar other federal or state healthcare programs. Violations may result in civil and criminal sanctions and penalties. Civil penalties include exclusion from government health programs. Criminal sanctions include imprisonment for up to five years, fines up to $25,000 or both, for each violation. Recent federal legislation expanded the sanctions to include civil monetary penalties up to $50,000 for each prohibited act and up to three times the total amount of remuneration offered, paid, solicited or received, even in circumstances where a portion of the remuneration is offered, paid, solicited or received for a lawful purpose. There is increasing scrutiny by federal and state law enforcement authorities with both civil and criminal jurisdiction, over financial arrangements between healthcare providers and referral sources. Certain courts reviewing the statute have taken a broad view of the Federal Anti-Kickback Law and have ruled that it can be violated if only one purpose of a payment arrangement is to induce referrals. There are safe harbors under the Federal Anti-Kickback Law for personal services and recruitment services. However, all of our agreements may not meet all elements of these regulations. For example, certain of our arrangements do not require fixed annual payments or retention of written records evidencing certain disclosures made to users, we may not fully satisfy these or other elements of the personal services or recruitment services safe harbors, respectively. Many states also have enacted similar local anti-kickback laws.



    We earn revenues by selling exclusive geographical sponsorships to hospitals. Each time a user located in the zip code of our sponsor concludes a chat with a doctor, a screen appears enabling the user to obtain further information about the sponsor in his area if one exists, or to provide information to a hospital regarding appointments or further information. While we have taken steps to structure our sponsorship arrangements in a manner such that they would not be deemed to violate the anti-kickback laws, there can be no assurances that regulators would not reach a contrary conclusion. Our hospital sponsors pay a fixed, annual fee and we do not receive information about whether our users ultimately use services at a hospital sponsor. Doctors participating in chats are reimbursed on an hourly basis and do not receive compensation based on services or products provided to our users by hospital sponsors or suppliers to our medical mall. Further, we seek to use our disclaimer and terms of service, which each user is required to accept before using our chat service, to make the disclosures of the kind described by the recruitment services safe harbor. However, it is possible that facilitation of contacts between hospitals or other sponsors and potential patients could result in the allegation or finding that we or the physicians arranged for or recommended the provision of reimbursable healthcare services by our sponsors. We expect to earn revenues from e-commerce activities, including the on-line sale of products which are subject to Medicare and Medicaid reimbursement. We do not hold any Medicare, Medicaid or other provider certifications numbers and do not submit any claims to payers. Structuring our arrangements to comply with federal anti-kickback and similar state laws may limit the revenues we can earn from e-commerce sales of reimbursable items.



    Limited "safe harbor" regulations promulgated by the Department of Health and Human Services define a narrow range of practices that are exempted from federal prosecution or other enforcement under the Federal Anti-Kickback Law. These regulations fail to exempt a wide range of activities in which healthcare providers and others engage. Activities that fall outside the safe harbor regulations are not necessarily illegal, though they could be the subject of increased scrutiny, investigation or prosecution. Our existing and planned sponsorship and e-commerce activities may not qualify for safe harbor protection. Given the breadth of the Federal Anti-Kickback Law and the limited scope of the existing safe harbors, the possibility of adverse regulatory positions cannot be eliminated. The Office of Inspector General is authorized to issue advisory opinions regarding the interpretation and applicability of the Federal Anti-Kickback Law, including whether an activity or proposed activity constitutes grounds for the imposition of civil or criminal sanctions. We have not sought such an opinion and are aware of no opinion that has been issued with respect to our sponsorships or existing or planned Internet sales activities.


    If our activities were deemed to be inconsistent with the Federal Anti-Kickback Law or similar laws which have been adopted by various states, we could face civil and criminal penalties or be barred from such activities, any of which could have a material adverse effect on our business, financial condition or results of operations. Further, we could be required to restructure our existing or planned sponsorship compensation arrangements and e-commerce activities in a manner which could have a material adverse effect on our business, financial condition and results of operations.


    SELF-REFERRAL PROHIBITIONS



    The federal physician self-referral statute, sometimes identified as the "Stark Law," generally forbids payments under Medicare or Medicaid based on a physician referral for "designated health services" to any entity with which the physician, or an immediate family member, has a financial relationship, which can take the form of a direct or indirect ownership or investment interest or a compensation relationship. A referral, under the Stark Law, can include prescribing or requesting designated health services, and also, establishing a plan of care for the designated health service. The Stark Law applies to clinical laboratory services and certain other designated health services, including outpatient prescription drugs and durable medical equipment. Penalties for violating the Stark Law include denial of payment from Medicare and Medicaid programs for any services referred to an entity in violation of the "Stark Law," civil monetary penalties of up to $15,000 for each offense and exclusions from the Medicare and Medicaid programs. Many states have adopted referral laws which may extend to governmental and third-party payors. If it were determined that



    - doctors operating our chat service were engaged in the practice of medicine;



    - such doctors were, in turn, deemed to have made referrals for designated health services; and



    - no exemption covered the manner in which such doctors are compensated, we could be subject to action under the Stark Law, which could have a material adverse effect on our business, financial condition and results of operations and subject us to sanctions under these laws.



    OPERATION AS A HEALTHCARE PROVIDER


    We intend to engage in e-commerce by delivering healthcare products to members of the public, including participants in Medicare, Medicaid and other governmental payment programs. These

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activities may include sales of pharmaceuticals, durable medical equipment and other items. Accordingly, we may be considered to be a healthcare supplier and may be required to obtain federal and state licenses and permits, such as pharmaceutical licenses and permits, as well as certifications to participate in the Medicare, Medicaid or other programs. We cannot guarantee that we will be able to obtain and maintain such licenses, permits and certifications. In addition, Medicare, Medicaid and other third-party payment programs are under pressure to control healthcare costs and the rates paid for products we may sell are subject to change. Federal and state law enforcement authorities scrutinize closely the claims of healthcare providers. The submission of false or fraudulent claims by any healthcare providers or suppliers carries the risk of prosecution under applicable federal and state criminal and civil statutes.


    MALPRACTICE


    Due to the nature of our business, we may become involved in litigation regarding the information transmitted over the Internet by doctors or other healthcare professionals operating our chat service or involving claims against our hospital sponsors, with the risk of adverse publicity, significant defense costs and substantial damage awards. If we or healthcare professionals with which we contract or who provide information on or through our Web site or suppliers are deemed to be engaged in the practice of medicine, including as a result of a doctor or other healthcare professional failing to follow our guidelines, we could be subject to claims and/or malpractice liability exposure for which we may not be insured. In recent years, participants in the healthcare industry, including doctors, nurses and other healthcare professionals, have been subject to an increasing number of lawsuits alleging malpractice, product liability and related legal theories, many of which involve large claims and significant defense costs. We have adopted policies and procedures intended to reduce the risk of claims, and to date, we have not been the subject of any claim involving the operation of our site. However, there can be no assurance that claims will not be brought against us. Even if such claims ultimately prove to be without merit, defending against them can be time-consuming and expensive, and any adverse publicity associated with such claims could have a material adverse effect on our business, financial condition or results of operations.

    While we maintain liability insurance, which provides limited coverage for malpractice, claims may arise that would not come within the scope of or be covered by our insurance or, if covered, may exceed the limits of our coverage. In addition, we expect to seek increased coverage as the business grows. There can be no assurance that we will be able to maintain existing coverage or expand its scope to address evolving risks, or obtain increased amounts of coverage on acceptable terms or at all.


    USE OF MEDICAL INFORMATION AND DATA



    There are currently, and continue to be adopted, amended and implemented, federal and state laws governing the storage and disclosure of medical information and healthcare records. We may collect and use basic non-identifying data about users seeking information on our site in compliance with legal standards. While this information is not intended to constitute or be treated as medical records, users or regulatory agencies may seek to characterize this information as medical records and impose requirements and/or sanctions upon us related to the maintenance and handling of medical records. Maintaining this information could expose us to claims if unauthorized persons gain access to it notwithstanding our efforts to maintain its security or if the consumer wishes to have us transmit or give access to others, and we fail or are unable to do so.



    HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996



    The recently enacted Health Insurance Portability and Accountability Act of 1996, mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000 with regard to healthcare issues on the Internet. Depending on the final requirements of federal law, it may be necessary for our platform and for the applications that we provide to be in compliance with the proposed regulations. Congress is also likely to consider legislation that would establish uniform, comprehensive federal rules about an individual's right to access his own medical information. This legislation would likely define what is to be considered "protected health information" and outline steps to ensure the confidentiality of this information.


    RELATIONSHIPS WITH RESEARCH COMPANIES



    We expect to have relationships with companies that recruit volunteers for clinical trial studies and to earn revenue from these relationships. Users on our site will have the opportunity to volunteer to participate in research studies through organizations with which we have a relationship. Certain ethical rulings may limit or prohibit compensation to physicians for making referrals of patients to research studies. We do not believe these issues apply to our planned operations because physicians will not make such referrals on our sites, but we cannot guarantee that regulatory agencies or associations asserting authority to regulate our activities, including our chat service operations and healthcare professionals, would not seek to apply such rulings to us.



    FDA REGULATION



    We do not believe that our current services are regulated by the Food and Drug Administration; however, our services may become subject to FDA regulation. Additionally, we may expand our business into areas that subject us to FDA regulation. We have no experience in complying with FDA regulations. We believe that complying with FDA regulations would be time consuming, burdensome and expensive and could delay or prevent the introduction of new services.



    PROTECTION OF PRIVACY



    The Federal Trade Commission is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals, particularly children, while accessing Web sites. Such regulations may include requirements that companies operating Web sites establish certain procedures that, among other things:


    - give adequate notice to consumers regarding information collection and disclosure practices;

    - provide consumers with the ability to have personal identifying information deleted from a company's database;

    - provide consumers with access to their personal information and with the ability to rectify inaccurate information;

    - clearly identify affiliations or a lack thereof with third parties that may collect information or sponsor activities on a company's Web site; and

    - obtain express parental consent prior to collecting and using personal identifying information on children under 13 years of age.

    We cannot assure that our services will conform with regulations adopted by the FTC. Even in the absence of such regulations, the FTC may investigate the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. If we become subject to such an investigation, the FTC's regulatory and enforcement efforts may adversely effect our ability to collect personal information from our users, which, in turn, could have an adverse effect on our ability to provide effective opportunities for advertisers and e-commerce marketers. This could have a material adverse effect on our business, financial condition and results of operations.


    It is also possible that "cookies" employed to track user information and trigger profiled sponsorships and advertising may become subject to laws limiting or prohibiting their use. "Cookies" are files stored on a user's hard drive, possibly without the user's knowledge, to identify a specific server, file pathway or directory location. Certain Internet browsers allow users to remove cookies or prevent cookies from being stored on their hard drives. In addition, a number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. We currently use cookies to identify the zip code of users of our site in order to trigger the display of information about the appropriate hospital sponsor on the user's screen. Limitations on or elimination of our use of cookies could limit the effectiveness of our sponsorship and advertising opportunities, which could have a material adverse effect on our business, financial condition and results of operations.


    The European Union has adopted a directive that imposes restrictions on the use of personal data in the EU. Under the directive, EU citizens are guaranteed certain rights, including the right of access to their data, the right to know where the data originated, the right to have inaccurate data rectified, the right to recourse in the event of unlawful processing and the right to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. In particular, companies with offices located in EU countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, there can be no assurance that the directive will not adversely effect the activities of entities such as our company that engage in data collection from users in EU member countries.



    Planned features of our site include the retention of personal information about our users which we would obtain with their consent. We currently do not share personal identifying information retained on our site. We plan to implement a more stringent privacy policy covering this information which may not fully comply with EU directives. However, if third persons were able to penetrate our site security and gain access to, or otherwise misappropriate, our users' personal information, we could be subject to liability. Such liability could include claims for the misuse of personal information, such as for unauthorized marketing purposes or unauthorized use of credit cards. These claims could result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant resources. Moreover, to the extent any of the data constitute or are deemed to constitute patient health records, a breach of privacy could violate federal or state law.



    TAXATION OF E-COMMERCE


    The tax treatment of the Internet and e-commerce is currently unsettled. A number of legislative proposals have been made at the federal, state and local level, and by certain foreign governments, that would impose additional taxes on e-commerce and certain states have taken measures to tax other Internet-related activities. Although the United States Congress recently placed a three-year moratorium on state and local taxes on Internet access and on discriminatory taxes on e-commerce, existing state or local laws were expressly excepted from this moratorium. A new commission, established by the Internet Tax Freedom Act, is mandated to study the question of whether this exemption should remain in place. During 2000, the commission is supposed to submit its report to Congress. Further, when the moratorium expires, some type of federal and/or state taxes may be imposed upon e-commerce. Such legislation or other attempts at regulating e-commerce may substantially impair the growth of e-commerce and, as a result, adversely affect our opportunity to earn income from such activities.


    PRESENCE IN MULTIPLE JURISDICTIONS


    Due to the global reach of the Internet, it is possible that, although our Internet transmissions originate primarily in the State of New Jersey, the governments of other states and foreign countries may attempt to regulate our activity or take action against us for violations of their laws. There can be no assurance that state or foreign governments will not allege that we are violating such laws or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information regarding the executive officers and directors of AmericasDoctor.com.


NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Scott M. Rifkin, M.D...................          39   Chief Executive Officer and Chairman of the Board of Directors
Charles R. Bland.......................          50   President
Jeffrey J. Lefko.......................          54   Executive Vice-President of Sales and Marketing and Director
Laura Gill.............................          45   Chief Operating Officer
Alan L. Kimmel, M.D....................          45   Chief Medical Information Officer
Jonathan R. Roth.......................          32   Chief Information Officer
Allan C. Sanders.......................          36   Chief Financial Officer, Secretary and Treasurer
Jonathan E. Missner....................          30   Vice President of Business Development
Michael E. Cryor.......................          52   Vice President of Corporate Communications
Luther H. Ridenhour....................          43   Vice President of E-Commerce Operations
Lewis S. Goodman.......................          41   Vice Chairman of the Board of Directors(1)(2)
Thomas P. Dickerson....................          49   Director(1)(2)
Joseph Esposito........................          45   Director
Richard Miller.........................          40   Director


------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee


    SCOTT M. RIFKIN, M.D., Chairman of the Board and Chief Executive Officer. In February 1995, Dr. Rifkin founded Doctors Health, Inc. and served as Chairman of the Board of Directors from February 1995 until he resigned from his directorship in September 1998. He also served as Executive Vice President of Doctors Health, Inc. from February 1995 until he resigned in May 1998. Since May 1998 Dr. Rifkin has been engaged as a consultant to Doctors Health, Inc. From May 1992 to October 1998, Dr. Rifkin was President of the Baltimore Medical Group, a Baltimore area multi-specialty group practice. Dr. Rifkin is also a practicing physician. Dr. Rifkin received a Bachelors Degree in Biology from the University of Maryland's Baltimore County Campus and graduated from the George Washington University School of Medicine and is Board Certified in Internal Medicine. See "Doctors Health, Inc." below for additional information regarding the bankruptcy of Doctors Health, Inc.



    CHARLES R. BLAND, President. From February 1998 until June 1999, Mr. Bland was Chief Operating Officer for Quark Incorporated. During 1997, Mr. Bland was President of Windemere Consultants. From 1995 to 1996, Mr. Bland was President, Africa/Latin American Operations for Owens Corning Fiberglas. From 1993 to 1995, Mr. Bland was President, Asia Pacific Operations for Owens Corning Fiberglas. From 1991 to 1993, Mr. Bland was a Vice President and Corporate Controller for Owens Corning Fiberglas. From 1986 to 1991, Mr. Bland was Vice President, Operations and Strategic Planning for Owens Corning Fiberglas. Mr. Bland graduated from Ohio State University and received his MBA from the Sloan School at the Massachusetts Institute of Technology.


    JEFFREY J. LEFKO, Director and Executive Vice President of Sales and Marketing. From 1994 to 1998, Mr. Lefko was Vice President, Planning and Marketing for St. Joseph Medical Center, Towson, Maryland. From 1984 to 1985, Mr. Lefko was President of the American Hospital Association's Society for Healthcare Planning and Marketing. From 1985 to 1986, Mr. Lefko was Chairman of American Hospital Association's Personal Membership Committee. Mr. Lefko has been a member of the

American College of Healthcare Executives since 1994. From 1986 to 1989, Mr. Lefko was on the Board of the Duke Endowment Memorial Library. Mr. Lefko graduated from the University of Nebraska and received his Masters in Hospital Administration from Washington University in St. Louis, Missouri.


    LAURA GILL, Chief Operating Officer. From January 1991 to April 1998, Ms. Gill operated her own healthcare consulting firm. From April 1987 to December 1990, Ms. Gill was Director of Product Management/Product Implementation/Product Design for Blue Cross/Blue Shield of Maryland and a member of a Research and Development team for Blue Cross/Blue Shield Association. Ms. Gill graduated from The City College of New York.



    ALAN L. KIMMEL, M.D., Chief Medical Information Officer. From February 1995 until he resigned in November 1998, Dr. Kimmel was Executive Vice President and Chief Medical Officer for Medical Policy and Practice for Doctors Health, Inc. From May 1992 to November 1998, Dr. Kimmel was Chairman of the Baltimore Medical Group. Dr. Kimmel is also a practicing physician. Dr. Kimmel graduated from the University of Maryland School of Medicine and is Board Certified in Internal Medicine. See "Bankruptcy of Doctors Health, Inc." below for additional information regarding the bankruptcy of Doctors Health, Inc.



    JONATHAN R. ROTH, Chief Information Officer. From March 1996 to November 1998, Mr. Roth was the Vice President, Technical Operations of AssureNet, Ltd. From December 1994 to March 1996, Mr. Roth was President of RothNet, Inc., a Web presence provider. From April 1992 to December 1994, Mr. Roth worked as an administrator in Columbia University's Department of English and Comparative Literature. Mr. Roth graduated from Columbia University.



    ALLAN C. SANDERS, Chief Financial Officer, Secretary and Treasurer. Mr. Sanders is a certified public accountant and from July 1996 to March 1998, was a Senior Manager at Grant Thornton, LLP. From February 1995 to July 1996, Mr. Sanders was Vice President of Finance at Doctors Health, Inc. From December 1985 to February 1995, Mr. Sanders practiced public accounting primarily in the healthcare industry, for Kananitz, Uhlfelder P.A. Since January 1996, Mr. Sanders has served on the Board of Directors for the Baltimore chapter of the Cystic Fibrosis Foundation. Since January 1997, Mr. Sanders has served as President of Sports Boosters of Maryland. Mr. Sanders graduated from the University of Baltimore. See "Bankruptcy of Doctors Health, Inc." below for additional information regarding the bankruptcy of Doctors Health, Inc.



    JONATHAN E. MISSNER, Vice President, Business Development-Sales. From January 1998 to October 1998, Mr. Missner was Business Development Manager for Ancillary Products for Kaiser Permanente. From September 1997 to January 1998, Mr. Missner was Director of Marketing and New Product Development for Doctors Health, Inc. From June 1991 to September 1997, Mr. Missner was Vice President of Operations and Business Development at Applied Medical Research, Ltd. Mr. Missner graduated from Johns Hopkins University and received his MBA from George Washington University. See "Bankruptcy of Doctors Health, Inc." below for additional information regarding Doctors Health, Inc.



    MICHAEL E. CRYOR, Vice President of Corporate Communications. From January 1994 to November 1998, Mr. Cryor was the President and CEO of the Mellen Corporation. From 1989 to 1994, Mr. Cryor was Executive Vice President of Susan Davis International, a public affairs firm headquartered in Washington, D.C. and from 1992 to 1998, Mr. Cryor was co-host of the CBS affiliate, WJZ-TV public affairs program, "On Time." From 1973 to 1980, Mr. Cryor, a psychologist, served as an Associate Dean at Morgan State University and as a frequent lecturer in its Department of Psychology after directing the Department of Consultation and Education at the Albert Einstein College of Medicine in New York. Mr. Cryor's other past affiliations include serving as Chairman of the Board of Associated Black Charities of Maryland and as a Director of the Constellation Foundation, the Downtown Partnership, Baltimore Advisors and the Afro-American Publishing

Company. Since 1993, Mr. Cryor has been a member of the Board of Visitors at the University of Maryland Medical School and, since 1995, a member of the Board of Sturdivant & Co., a financial investment company. Mr. Cryor graduated from Morgan State University and holds a master's degree from Montclair State University.

    LUTHER H. RIDENHOUR, Vice President, E-Commerce Operations. In 1996, Mr. Ridenhour founded LifeLynx, Inc., a medical product engineering, marketing and consulting company. During 1997 and 1998, Mr. Ridenhour served as a consultant to Smith & Nephew on product development and marketing issues. From October 1993 to July 1996, Mr. Ridenhour was a financial consultant for Merrill Lynch, and also served on a venture capital board for the Enterprise Corporation of Western Pennsylvania. Mr. Ridenhour graduated from the U.S. Naval Academy in Annapolis, Maryland, and served as a highly decorated Naval Officer and pilot in numerous key leadership positions, culminating in a tour as Commanding Officer of Naval Reserve Center, San Juan, Puerto Rico, and selection for tactical squadron command.


    LEWIS S. GOODMAN, Director and Vice Chairman. In August 1997, Mr. Goodman co-founded AmericasDoctor.com. From October 1996 to present, Mr. Goodman has been Managing Director of The Wyndhurst Capital Group, LLC. From June 1992 to September 1996, Mr. Goodman headed the Bankruptcy and Business Reorganization Practice Group of the Washington, D.C.-based law firm Shaw, Pittman, Potts & Trowbridge. Mr. Goodman is a graduate of the University of Maryland School of Law.


    THOMAS P. DICKERSON, Director. Mr. Dickerson has served as President of Tullis-Dickerson & Co., Inc., a venture capital management company, from 1990 to 1997, and as Chairman of Tullis-Dickerson & Co., Inc. since 1997. Mr. Dickerson is a principal of the venture capital partnerships managed by the Tullis-Dickerson & Co., Inc. Mr. Dickerson serves as a director of a number of private companies in the Tullis-Dickerson portfolio. Mr. Dickerson graduated from Harvard College, the Harvard Law School and Harvard Business School.


    JOSEPH ESPOSITO, Director. Mr. Esposito joined Premier Research as President of DLB Systems in October 1997 and became President and Chief Operating Officer of Premier Research Worldwide in April 1998. From May 1997 until joining Premier Research, Mr.Esposito had served as President of DLB Systems, Inc. In addition, Mr. Esposito served as President, Worldwide Operations for Computron from 1994 to 1997 and held various senior management positions at Ross Systems, Inc. from 1991 to 1994. From 1979 to 1991, Mr. Esposito held various senior management positions with Wang, which produced computing equipment related to peripheral devices and workflow/image management software.



    RICHARD MILLER, Director. Mr. Miller is an Executive Vice President of OnSite Access, a broadband communication services company. From 1996 to 1999, Mr. Miller served as a Senior Vice President of GE Equity, a division of GE Capital. Prior to GE Equity, Mr. Miller was a general partner with RFE Investment Partners, a venture capital firm, for six years. Mr. Miller is a graduate of Le Moyne College and Pace University's Graduate School of Business.



BANKRUPTCY OF DOCTORS HEALTH, INC.



    As described above, Dr. Rifkin, Dr. Kimmel and Mr. Sanders were officers and directors with Doctors Health, Inc. Doctors Health, Inc., which was founded in February 1995, operated as a medical care management company which conducted its business through a network consisting of primary care physicians, specialists, hospitals and other healthcare providers. Doctors Health, Inc. operated in the Baltimore and Washington D.C. metropolitan area, Northern Virginia and surrounding regions. On November 16, 1998, Doctors Health, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Maryland, Baltimore Division.

BOARD COMMITTEES

    Our Board of Directors established the Compensation Committee and the Audit Committee in July 1998.

    The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our key executive officers and establishes and reviews general policies relating to compensation and benefits of our employees.

    The Audit Committee has the responsibility to review the audited financial statements and accounting practices of AmericasDoctor.com and to consider and approve the employment of independent accountants for both the audit function and for advisory and other consulting services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    Prior to the date of this offering, our Board of Directors ratified all decisions of the Compensation Committee. No interested director voted on decisions with respect to his compensation. Upon completion of this offering, the Compensation Committee will make all compensation decisions. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.


DIRECTOR COMPENSATION

    Directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings.

    Directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings.


    In January 1999, our Board of Directors adopted, subject to stockholder approval, an omnibus stock incentive plan (the "1999 LTIP"). A total of 120,000 shares of common stock have been issued in the form of stock options to members of our Board of Directors who are not our employees or employees of any affiliated company. Option grants to these "outside directors" are automatic and nondiscretionary. The exercise price of these options is the fair market value of the common stock on the date of grant.



    Each eligible outside director who joins the Board of Directors on or after the effective date of the Registration Statement of which this prospectus forms a part will be granted an option to purchase 30,000 shares. The options have three-year terms. They will generally terminate three months after the date the director ceases to be a director of AmericasDoctor.com but will remain outstanding one year after the date the outside director ceases to be a director due to death or disability. All options granted to outside directors will vest as to 1/3 of the shares on each anniversary of the option grant date. Additionally, immediately prior to the dissolution or liquidation of AmericasDoctor.com or a "change in control", as is defined in the 1999 LTIP, the vesting of the options will accelerate.


EXECUTIVE COMPENSATION


    The following table sets forth certain summary information regarding the compensation awarded to, earned by, or paid for services rendered to AmericasDoctor.com in all capacities during fiscal year 1998 by our Chief Executive Officer and our other four most highly compensated executive officers, other than our Chief Executive Officer, who were serving as executive officers at the end of fiscal 1998. No other executive officer of AmericasDoctor.com met the definition of "most highly compensated officer" for fiscal 1998.

                           SUMMARY COMPENSATION TABLE


                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                                 ANNUAL COMPENSATION           AWARDS
                                                          ---------------------------------  -----------
                                                                                   OTHER     SECURITIES
                                               FISCAL                             ANNUAL     UNDERLYING
NAME AND PRINCIPAL POSITION                     YEAR       SALARY      BONUS    COMPENSATION   OPTIONS
-------------------------------------------  -----------  ---------  ---------  -----------  -----------
Scott M. Rifkin, M.D.......................
  Chief Executive Officer                          1998   $  60,000         --          --    2,000,000
Allan C. Sanders...........................
  Chief Financial Officer                          1998      65,000         --          --      100,000
Laura Gill.................................
  Chief Operating Officer                          1998      65,000         --          --      100,000
Jeffrey J. Lefko...........................
  Executive Vice President, Sales and
  Marketing                                        1998      55,000         --          --       60,000
Alan L. Kimmel, M.D........................
  Chief Medical Information Officer                1998      10,000         --          --      100,000


------------------------

(1) Allan C. Sanders became Chief Financial Officer in April 1998.

(2) Laura Gill became Chief Operating Officer in April 1998.

(3) Jeffrey J. Lefko became a Director and Executive Vice President in July
    1998.

(4) Alan L. Kimmel, M.D. became Chief Medical Information Officer in December 1998.

                          OPTION GRANTS IN FISCAL YEAR


    The following table sets forth certain information regarding stock options granted during 1998 to our Chief Executive Officer and our other four most highly compensated executive officers, other than our Chief Executive Officer, who were serving as executive officers at the end of 1998.



                                                  INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                                ------------------------------------------------------            VALUE AT ASSUMED
                                NUMBER OF      PERCENT OF                                    ANNUAL RATES OF STOCK PRICE
                                SECURITIES   TOTAL OPTIONS    EXERCISE                              APPRECIATION
                                UNDERLYING     GRANTED TO      PRICE                             FOR OPTION TERMS(3)
                       FISCAL    OPTIONS      EMPLOYEES IN      PER       EXPIRATION    -------------------------------------
NAME                    YEAR    GRANTED(1)   FISCAL YEAR(%)   SHARE(2)       DATE           0%           5%           10%
---------------------  ------   ----------   --------------   --------   -------------  -----------  -----------  -----------
Scott M. Rifkin,
  M.D................   1998    2,000,000(4)     83.6%         $ 0.50    July 2008      $17,000,000  $28,320,103  $45,687,364
Allan C. Sanders.....   1998      100,000         4.2%           0.50    April 2008         850,000    1,416,005    2,284,368
Laura Gill...........   1998      100,000         4.2%           0.50    April 2008         850,000    1,416,005    2,284,368
Jeffrey J. Lefko.....   1998       60,000         2.5%           0.50    July 2008          510,000      849,603    1,370,621
Alan L. Kimmel,
  M.D................   1998      100,000         4.2%           0.50    December 2008      850,000    1,416,005    2,284,368


------------------------


(1) We granted options for an aggregate of 2,392,000 shares to our employees under the 1999 Long-Term Incentive Plan during the year ended December 31, 1998.



                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)


(2) Options were granted at an exercise price less than the fair market value of the common stock, as determined by the Board of Directors on the date of grant.

(3) The potential realizable value is calculated assuming the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. Stock price appreciation of 5% and 10% is assumed pursuant to the rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price will appreciate over the 10-year option term at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.


(4) All of Dr. Rifkin's options vested in June 1999. Dr. Rifkin's options shall expire upon the occurrence of the earlier of (x) a specified period of time after certain terminations of employment and (y) ten years following the date the option was granted. In addition, in the event that Mr. Rifkin's employment is terminated without cause (as defined in Section 9.1 of Mr. Rifkin's employment agreement), Mr. Rifkin may cause us to repurchase all or any portion of his shares at a price equal to the fair market value (as defined in the option grant agreement) of his stock.


                         FISCAL YEAR-END OPTION VALUES


    The following table sets forth for our Chief Executive Officer and our other four most highly compensated executive officers, other than our Chief Executive Officer, who were serving as executive officers at the end of 1998, the number and year-end value of exercisable and unexercisable options for the year ended December 31, 1998. The value of unexercised in-the-money options was calculated using the assumed offering price of $9.00 per share.



                                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                      OPTIONS AT                      OPTIONS AT
                                                                  DECEMBER 31, 1998               DECEMBER 31, 1998
                                                            ------------------------------  ------------------------------
NAME                                                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------------------------  ---------------  -------------  ---------------  -------------
Scott M. Rifkin, M.D......................................            --        2,000,000             --     $  17,000,000
Allan C. Sanders..........................................            --          100,000             --           850,000
Laura Gill................................................            --          100,000             --           850,000
Jeffrey J. Lefko..........................................            --           60,000             --           510,000
Alan L. Kimmel, M.D.......................................            --          100,000             --           850,000


    No options were exercised during 1998 by the Chief Executive Officer or any other executive officer of AmericasDoctor.com. No cash compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during 1998 to the Chief Executive Officer or any other executive officer of AmericasDoctor.com. We do not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service with the Chief Executive Officer or any other executive officer of AmericasDoctor.com.

    Our Board of Directors adopted the Amended and Restated AmericasDoctor.com, Inc. 1999 Long-Term Incentive Plan on January 27, 1999, subject to approval by our shareholders. Our Board of Directors believes that in order to advance the interests of AmericasDoctor.com and its stockholders, we must provide a means to attract, retain and reward directors, officers and other key employees more directly for improvement in the common stock price. It is critical for us to adopt a flexible stock incentive plan, which is both responsive to our growth and competitive with other stock incentive plans in the industry. The 1999 LTIP is designed to permit us to take a deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended with respect to performance-based awards. The 1999 LTIP is to be administered by the compensation committee of our Board of Directors, members of which must consist solely of at least two individuals who are "outside directors" for purposes of Section 162(m) of the Code.


SUMMARY OF THE 1999 LONG-TERM INCENTIVE PLAN


    PURPOSE. The 1999 LTIP is designed to encourage selected individuals to acquire or increase proprietary interests in AmericasDoctor.com, promoting a closer identity of interest between the selected individuals and our stockholders.


    PARTICIPANTS. All employees and directors of, and consultants to, AmericasDoctor.com and its affiliates of outstanding ability may be selected by the compensation committee to become participants in the 1999 LTIP.


    NUMBER OF SHARES. The 1999 LTIP provides that 6,100,000 of the outstanding shares of the common stock, including treasury shares, are available for issuance as awards under the 1999 LTIP and that the maximum number of shares that may be granted in a calendar year to any participant shall be 2,000,000.



    In the event that an award of a stock option expires or is not exercised or any other award is forfeited, the shares of common stock allocated to this award are again available for grant under the 1999 LTIP.



    The 1999 LTIP restricts the number of shares that can be awarded as "performance-based awards", as described below, to 2,000,000 shares in any calendar year and restricts the maximum amount that can be awarded as performance-based awards to at the then prevailing fair market value in any calendar year.


    TERM. No awards may be made after the tenth anniversary of the date the Board of Directors approves the 1999 LTIP (January 27, 1999).

    AWARDS. Unless otherwise determined by the compensation committee, an award shall not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution. An award exercisable after the death of a participant may be exercised by the legatees, personal representatives or distributees of the participant. No award may be granted under the 1999 LTIP after the tenth anniversary of the effective date of the 1999 LTIP.


    In addition, the 1999 LTIP provides for individual maximum limits on the number of shares available for issuance in the form of stock options and other stock-based awards. These annual limits per participant are 2,000,000 shares. The 1999 LTIP also provides that the compensation committee may specify performance targets in connection with awards. The performance targets would be determined with respect to the following criteria:



    - annual earnings before payment of taxes and interest;



    - annual earnings per share;



    - book value per share; and



    - annual return on common equity. These performance targets further ensure that the incentive goals are aligned with shareholder interests.

    The forms of the awards that may be granted under the 1999 LTIP are:


        STOCK OPTIONS. The compensation committee may award a stock option in the form of an "incentive" stock option, as defined in Section 422 of the Code, or a non-qualified stock option. These awards expire no more than ten years after the date they are granted. The exercise price per share of common stock, which may be purchased pursuant to an option, is determined by the compensation committee, but, with respect to incentive stock options, shall not be less than 100% of the fair market value of a share of common stock on the date the option is granted. The exercise price is payable, as a participant may elect, in cash, by tendering shares of already owned common stock, which shares have been held by the participant for no less than six months, or any combination thereof, or by delivery of irrevocable instruments to a broker to deliver to us.



        STOCK APPRECIATION RIGHTS. The compensation committee may award a stock appreciation right, the amount of which shall equal the excess of the fair market value of one share of common stock on the date of exercise of the award (or, if the compensation committee shall so determine in the case of any right other than one related to an incentive stock option, the fair market value of one share of common stock on the date of exercise), over the grant price of the stock appreciation right, determined by the compensation committee as of the date of grant, which shall not be less than the fair market value of one share of common stock on the date of grant. The compensation committee may, in its sole discretion, determine the manner of exercise of a stock appreciation right, which may include a limited stock appreciation right that may only be exercised upon the occurrence of a "change in control". No stock appreciation right shall have a term longer than ten years from the date of grant, or a shorter period as may be applicable under Section 422 of the Code.



    For the purpose of the 1999 LTIP, a "change in control" generally means:



    - any third party becomes, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of AmericasDoctor.com;



    - stockholder approval of, or consummation of, a merger, consolidation, recapitalization, or reorganization of AmericasDoctor.com, a reverse stock split of outstanding voting securities, unless at least 75% of the voting power continues to be controlled by 75% of our existing stockholders;



    - stockholders approval for a plan of complete liquidation of AmericasDoctor.com or an agreement for the sale or disposition of 50% or more of the total assets of AmericasDoctor.com.



        RESTRICTED STOCK. The compensation committee may award shares of common stock that are subject to restrictions on transferability and other restrictions, which restrictions may lapse separately or in combination at the times, under the circumstances, in the installments, as the compensation committee may determine. Upon the termination of employment or service of the participant, as determined under criteria established by the compensation committee, restricted stock shall be forfeited and reacquired by AmericasDoctor.com. A holder of an award of restricted stock shall have the same rights of any other holder of common stock, including the right to vote and receive dividends on the restricted stock.



        DEFERRED STOCK. The compensation committee may award to the participant the right to receive, upon the expiration of a deferral period specified by the compensation committee, an award of common stock. This deferred stock may be subject to restrictions as imposed by the compensation committee, including which restrictions may lapse upon expiration of the deferral period or at earlier times, separately or in combination, in installments, or otherwise. Upon the termination of employment or service of the participant, as determined under criteria established by the compensation committee, the deferred stock shall be forfeited and reacquired by AmericasDoctor.com. The compensation committee may also permit the participant to elect to defer receipt of any other common stock vested in the participant, to be acquired by the participant under the 1999 LTIP or otherwise. This deferred stock shall not be forfeited upon the participant's termination of employment or service.



        BONUS STOCK AND AWARDS IN LIEU OF CASH OBLIGATIONS. The compensation committee may grant common stock as a bonus, or grant common stock or other awards in lieu of AmericasDoctor.com obligations to pay cash under other plans or compensatory arrangements, provided that this grant complies with all applicable securities law. Those grants shall be subject to terms as determined by the compensation committee.


        DIVIDEND EQUIVALENTS. The compensation committee may grant the right to receive cash, common stock, or other awards to the participant that is equal in value to dividends paid with respect to a specified number of shares of common stock, or other periodic payments. The compensation committee may provide that the dividend equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional common stock, awards or other investment vehicles as the compensation committee may specify.


        OTHER STOCK-BASED AWARDS. The compensation committee may grant other types of awards of common stock, or awards based in whole or in part by reference to the fair market value of common stock. Other stock-based awards shall be in the form, and dependent on the conditions, as the compensation committee shall determine, including, without limitation, the right to receive one or more shares of common stock, or the equivalent cash value of these shares, upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives, other stock-based awards may be granted alone or in addition to any other awards granted under the plan. The compensation committee shall determine whether other stock-based awards shall be settled in cash, common stock or any combination of cash and common stock.



        ACCELERATION UPON A CHANGE IN CONTROL. Unless otherwise provided by the compensation committee in an award agreement, all conditions and/or restrictions relating to the continued performance of services and or achievement of performance objectives with respect to the exercisability or full enjoyment of an award shall immediately lapse upon a change in control, as defined in the 1999 LTIP.



        ADJUSTMENTS. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate exchange, combination or transaction, or any distribution to shareholders of shares other than regular cash dividends, the compensation committee may make an equitable adjustment in (1) the number or kind of shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding awards, (2) the option exercise price and/or
    (3) any other affected terms of these awards.



        In addition, except as otherwise provided in an award agreement, in the event of a "change in control", as defined in the 1999 LTIP attached to this prospectus, the compensation committee in its sole discretion and without liability to any person may take actions, if any, it deems necessary or desirable with respect to any award, including, without limitation,



       - the acceleration of an award;



       - the payment of an amount, made in cash or stock, in exchange for the cancellation of an award;

       - the termination of an award after a participant has been afforded a certain period of time to exercise the award following the change in control; and/or



       - the requiring of the issuance of substitute awards that will substantially preserve the value, rights and benefits of any affected awards previously granted under the 1999 LTIP, as of the date of the consummation of the change in control.



        AMENDMENT AND TERMINATION. Our Board of Directors may amend, alter or discontinue the 1999 LTIP at any time, without shareholder approval, unless the 1999 LTIP amendment would increase the total number of shares reserved for issuance under the 1999 LTIP, change the maximum number of shares for which awards may granted to any participant. In addition, our Board of Directors may not amend the 1999 LTIP in a manner that would impair the rights or obligations under any award previously granted to any participant without the participant's approval and may not amend, alter or discontinue the adjustment provision of the 1999 LTIP pertaining to a change in control after the occurrence of a change in control.


INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to AmericasDoctor.com or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;


    - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or


    - for any transaction from which the director derived an improper personal benefit.

    These provisions are permitted under Delaware law.


    The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though this type of action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.


    At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                              CERTAIN TRANSACTIONS

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK TRANSACTION


    On June 1, 1999, we sold 2,077,660 shares of Series B redeemable convertible preferred stock at a purchase price of $3.31 per share, which was paid in cash. Each share of Series B redeemable convertible preferred stock is initially convertible into one share of common stock, subject to anti-dilution provisions. If the Company has not effected a qualified initial public offering on or prior to December 31, 1999, which would include this offering, then each share of Series B redeemable convertible preferred stock will be convertible into approximately 1.16 shares of common stock. The purchasers of the Series B redeemable convertible preferred stock included the following holders, who hold more than 5% of the common stock, assuming the conversion of outstanding preferred shares:



                                                                   1,511,040
-  GE Capital Equity Investments, Inc......................           shares
-  Tullis-Dickerson Capital Focus II, L.P..................   566,620 shares



Thomas P. Dickerson, a director of AmericasDoctor.com, is the Chairman of Tullis-Dickerson & Co., Inc. and a principal of the venture capital partnerships managed by the Tullis-Dickerson & Co., Inc. which include TD Origen Capital Fund, L.P., TD Javelin Capital Fund, L.P. and Tullis-Dickerson Capital Focus II, L.P. Mr. Dickerson was elected as a director of our Company as a condition to the investment these entities. In addition, in connection with this transaction, TD Origen Capital Fund, L.P. and TD Javelin Capital Fund, L.P. agreed to purchase 188,880 shares of our Series B redeemable convertible preferred stock on the same terms and conditions, in no event later than 60 days after June 1, 1999. On July 16, 1999, TD Origen and TD Javelin each purchased 94,440 shares of Series B redeemable convertible preferred stock pursuant to this commitment.



    In connection with its purchase of 1,511,040 shares of Series B redeemable convertible preferred stock in June 1999, GE Capital Equity Investments, Inc. obtained the right to elect one member to our Board of Directors which it has not exercised. In connection with this transaction, we agreed to restrictive covenants and representations, including among others, provisions regarding the redemption, purchase or acquisition of our equity securities, the incurrence or assumption of non-permitted debt, the declaration of dividends on any class of stock or acquisition of any business or assets involving an aggregate consideration of more than $7,500,000, upon the violation of which (1) we must either increase the number of directors constituting the board of directors by two, and the holders of the preferred stock will have the right to elect one director, or (2) holders of preferred stock may require us to repurchase all, but not less than all, of the holders, shares of preferred stock at a redemption price equal to the liquidation value of each share plus all accrued and unpaid dividends on the preferred stock. If any material breach has occurred and is continuing more than 180 days after the occurrence, notwithstanding our election of the remedy described in clause (1) above, each holder will, after 180 days, have the option to exercise the rights prescribed in each of clauses (1) and (2) above. The covenants and remedies described above will terminate following conversion of the Series B redeemable convertible preferred stock into common stock.



    On June 1, 2005, the holders of the Series B redeemable convertible preferred stock will have the option to require us to redeem their shares for $3.31 per share. The current liquidation value is $3.31 per share. As a result of this mandatory redemption provision, we have accounted for the Series B redeemable convertible preferred stock outside of the stockholders' equity section in our consolidated balance sheets.



    In addition, in connection with this transaction, we entered into a common stock warrant, an amended and restated registration rights agreement and a shareholders agreement, each as described below.

SERIES A CONVERTIBLE PREFERRED STOCK TRANSACTION


    On February 1, 1999, we sold 2,666,660 shares of Series A convertible preferred stock at a purchase price of $1.50 per share, which was paid in cash. The purchasers of the Series A convertible preferred stock included the following holders, including their affiliates, of more than 5% of the common stock, assuming the conversion of outstanding preferred shares:



                                                                   1,999,980
-  Tullis-Dickerson Capital Focus II, L.P..................           shares
-  TD Origen Capital Fund, L.P.............................   333,340 shares
-  TD Javelin Capital Fund, L.P............................   333,340 shares



    In addition, in connection with this transaction, we entered into a common stock warrant described below and, a registration rights agreement and a shareholders agreement, substantially similar to the agreements described below.


AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT


    On June 1, 1999, we entered into the Second Amended and Restated Registration Rights Agreement with Medical Advisory Systems, Premier Research, Tullis-Dickerson Capital Focus II, L.P., TD Origen Capital Fund, L.P., TD Javelin Capital Fund, L.P., Wyndhurst Capital and GE Capital Equity Investments, Inc. Pursuant to the registration rights agreement, upon completion of this offering, the holders of 9,337,040 shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of the shares under the Securities Act. After registration, these shares would become freely tradeable without restriction under the Securities Act. The holders of certain shares of common stock and options to purchase shares of common stock (the "registrable securities") are entitled to have their shares registered by us under the Securities Act under the terms of agreements between us and the holders of the registrable securities. Subject to limitations specified in the agreement, these registration rights include the following:



    - The holders of at least 40% of the then outstanding registrable securities or a majority of the registrable securities issued or issuable upon the conversion of the Series A or Series B Preferred Stock may require that we use our reasonable best efforts to register the registrable securities for public resale provided the holders requesting registration propose to dispose of shares of registered securities having an aggregate price to the public of at least $5,000,000.



    - If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.



    - Holders of the then outstanding registrable securities having an aggregate fair market value of $2,500,000 may require us to register all or a portion of their registrable securities on Form S-3 when use of the form becomes available to us.



    Under the registration rights agreements we also have agreed to indemnify the holders of registration rights. We will bear all registration expenses other than underwriting discounts and commissions. All registration rights terminate on the date ten years following the closing of this offering, or, with respect to each holder of registrable securities, at the time that the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act.



    Registrations of any shares of common stock held by these shareholders would result in these shares being freely tradable without restriction under the Securities Act upon the effective date of the registration. Any sales of registrable securities by these shareholders, after these shares have been lawfully registered, could have a material adverse effect on the trading price of our common stock.

COMMON STOCK WARRANTS



    On February 1, 1999, in connection with the sale of Series A convertible preferred stock, we issued to Tullis-Dickerson Capital Focus II, L.P., TD Javelin Capital Fund, L.P. and TD Origen Fund, L.P. warrants to purchase shares of common stock at an exercise price of $0.01 per share. The number of shares for which the warrants may be exercised will be fixed at the closing of this offering or upon the occurence of certain material transactions involving AmericasDoctor.com. As a result of the terms of this offering, the number of shares covered under this warrant will be zero. The warrant may be exercised at any time on or before December 31, 2009.



    On July 20, 1998, we issued to Venture Consultants a warrant to purchase 228,360 shares of common stock at an exercise price of par value in connection with services rendered to the Company. The warrant was exercised on April 30, 1999.



    From July 2, 1998 to January 27, 1999, we issued to Balanced Capital LLC and Balance Capital Passive, LP warrants to purchase 556,540 shares of common stock at an exercise price of par value in connection with services rendered to the Company. The warrants were exercised on March 30, 1999.



    On January 27, 1999, we issued to 3 executive officers warrants to purchase 70,000 shares of common stock at an exercise price of par value in exchange for guaranteeing a refinanced bridge loan in the amount of $500,000. On March 30, 1999, a warrant representing 14,000 shares of common stock was exercised.



    On June 1, 1999 and July 16, 1999, in connection with the sale of Series B redeemable convertable preferred stock, we issued to each of GE Capital Equity Investments, Inc. and Tullis-Dickerson Capital Focus II, L.P., TD Origen and TD Capital warrants to purchase common stock at an exercise price of par value. The number of shares for which the warrants may be exercised will be fixed at the closing of this offering or upon the occurence of certain material transactions involving AmericasDoctor.com. As a result of the terms of this offering, the number of shares covered under this warrant will be zero.



PREFERRED STOCK WARRANTS



    On June 1, 1999 and July 15, 1999, in connection with the sale of Series B redeemable convertible preferred stock, we issued to GE Capital Equity Investments, Inc. and Tullis-Dickerson Capital Focus II, L.P. warrants to purchase 503,660 and 188,880, respectively, shares of Series B redeemable convertible preferred stock at an exercise price of $3.31 per share. In addition, on July 16, 1999, TD Javelin Capital Fund, L.P. and TD Origen Capital Fund, L.P. were each issued warrants to purchase 31,480 shares of Series B redeemable convertible preferred stock at an exercise price of $3.31 per share.



    The preferred stock warrants become exercisable on October 16, 1999 and will expire on April 15, 2000. The warrants will terminate if, on or prior to October 15, 1999, AmericasDoctor.com has



    - effected an initial public offering;



    - effected an additional equity financing at a price per share of common stock in excess of $3.31 which has resulted in cash proceeds to AmericasDoctor.com of at least $5,000,000; or



    - entered into any contract for the sale of goods and services, excluding sales of assets not in the ordinary course of business, which has resulted in cash proceeds to AmericasDoctor.com of at least $5,000,000.


CONSULTING AGREEMENT WITH THE WYNDHURST CAPITAL GROUP, LLC.


    In January 1999, we entered into a consulting agreement with The Wyndhurst Capital Group, LLC. Our Board of Directors and officers consult Wyndhurst Capital Group in several areas, including the negotiation of certain contracts, financing, organization of our staff, developing our financial and accounting policies and developing our technology and infrastructure. Lewis S. Goodman, a director of AmericasDoctor.com, is the managing director of Wyndhurst Capital Group. We are obligated to pay Wyndhurst Capital Group a fee of $10,000 per month. In addition, Wyndhurst Capital Group may receive additional incentive compensation related to their services. Our agreement with Wyndhurst Capital Group expires in November 1999 and may be terminated by either party upon 30 days' written notice. Subject to certain limitations, the agreement may be renewed for two successive six-month periods. On January 29, 1999, March 3, 1999, and May 26, 1999, we issued warrants to purchase an aggregate of 1,182,620 shares of common stock to Wyndhurst Capital Group exercisable at par value per share. Wyndhurst Capital Group has exercised 467,960 of those warrants as of June 1, 1999. During 1998, we paid Wyndhurst Capital Group approximately $449,227 in fees under the consulting agreement.



TRANSACTION WITH MEDICAL ADVISORY SYSTEMS, INC. AND PREMIER RESEARCH WORLDWIDE,
  LTD.



    On July 2, 1998, we sold 1,000,000 shares of common stock to each of Medical Advisory Systems and Premier Research at a purchase price of $1.00 per share. The purchasers of the shares of common stock included the following holders of more than 5% of the common stock, assuming the conversion of outstanding preferred shares:



                                                             1,000,000
-  Medical Advisory Systems, Inc...........................  shares
                                                             1,000,000
-  Premier Research WorldWide, Ltd.........................  shares



Ronald W. Pickett, a former director of AmericasDoctor.com, is the Chairman of the Board of Directors and President of Medical Advisory Systems. Mr. Pickett was elected as a director as a condition to the investment by Medical Advisory Systems. On July 7, 1999 Mr. Pickett resigned as a director of AmericasDoctor.com. Joel Morganroth, M.D. is a Director of AmericasDoctor.com and the Chief Executive Officer of Premier Research. Dr. Morganroth was elected as a Director as a condition to the investment by Premier Research. On June 8, 1999, Dr. Morganroth resigned as a director of and was replaced on the Company's Board of Directors by Joseph Esposito.



    MEDICAL ADVISORY SYSTEMS, INC. In connection with the sale of common stock to Medical Advisory Systems, we entered into an exclusive call center service agreement with Medical Advisory Systems. Pursuant to our agreement, Medical Advisory Systems, or its affiliate recruits and hires doctors and other healthcare professionals to operate our free 24-hour doctor chat service subject to our authorization. Pursuant to our agreement with Medical Advisory Systems, we pay Medical Advisory Systems a fee which includes the costs of the healthcare professionals and other expenses related to our chat center operations. Medical Advisory Systems provides 24-hour medical services, medical assistance, telemedicine, medical equipment/pharmaceutical distribution, training and occupational health services. On January 18, 1999, we consummated the sale of 800,000 additional shares of common stock to Medical Advisory Systems at a purchase price of $1.25 per share. Medical Advisory Systems also purchased 199,160 shares of common stock on June 2, 1999, at a purchase price of $3.31 per share; Medical Advisory Systems also received 276,660 additional shares in October 5, 1998 because we failed to meet certain milestones agreed to in connection with their initial investment in AmericasDoctor.com. On March 3, 1999 we consummated the sale to Medical Advisory Systems of 277,780 shares at a purchase price of $1.80 per share. During 1998, we paid $822,918 to Medical Advisory Systems as part of the Medical Advisory Systems agreement. The agreement with Medical Advisory Systems has an initial term which runs through July 2000, and provides for two additional renewal terms of one and two years, respectively. The Company and Medical Advisory Systems currently disagree over what rights the parties have not to renew the agreement for the renewal terms. We cannot predict how this disagreement will be resolved.

    PREMIER RESEARCH WORLDWIDE, LTD. In connection with the sale of common stock to Premier Research, we entered into a Support and Service Agreement with Premier Research which was amended as of March 18, 1999 by a Marketing Service Agreement. Under the marketing agreement, Premier Research has agreed to provide marketing services in connection with the development of our clinical research services business and consultation regarding the recruitment, quantification and qualification of volunteers for clinical studies. We have agreed to pay Premier Research $4.8 million in connection with the marketing agreement. The marketing agreement expires on December 31, 2000. Pursuant to the support and service agreement with Premier Research, we will assist Premier Research on an exclusive basis in recruiting volunteers from our site for Premier Research's clinical trials. The marketing agreement removed the exclusivity provision from the support and service agreement. Premier Research also received 276,660 shares in October 1998 because we failed to meet certain milestones in connection with their initial investment in AmericasDoctor.com.


STOCKHOLDERS' VOTING AGREEMENT


    On June 30, 1998, Scott M. Rifkin, M.D., our Chief Executive Officer, and a group of our other stockholders, holding approximately 700,000 shares in aggregate, entered into a voting agreement. In consideration for the common stock issued to the stockholders, the stockholders granted to Dr. Rifkin the exclusive right to act in respect of, and to vote, the shares held by the stockholders in any manner and for any purpose in Dr. Rifkin's sole discretion. Dr. Rifkin's voting rights include, but are not limited to, voting on amendments to our articles of incorporation and bylaws, increases or reductions of our capital stock, agreements of consolidation, merger, share exchanges or the sale of our assets, the liquidation, dissolution or winding up of our company and the issuance of stock options or warrants for our common stock. Dr. Rifkin is not entitled to compensation for his services in connection with this agreement, unless authorized by a majority vote of the stockholders that are party to the agreement. This agreement may be amended by a vote of two-thirds of the stockholders that are party to the agreement. The voting trust agreement will terminate upon the consummation of this offering.


OTHER TRANSACTIONS


    In August 1997, we issued 192,840 shares of common stock at a purchase price of par value which was paid for in cash by Alan M. Rifkin, Dr. Rifkin's brother. The law firm of Rifkin, Livingston, Levitan & Silver, LLC., of which Alan M. Rifkin is Managing Member, has represented and continues to represent AmericasDoctor.com, Inc.



SHAREHOLDERS' AGREEMENT



    On June 1, 1999, we entered into a Second Amended and Restated Shareholders' and Voting Agreement with Medical Advisory Systems, Premier Research, Tullis-Dickerson Capital Focus II, L.P., TD Origen Capital Fund, L.P., TD Javelin Capital Fund, L.P., GE Capital Equity Investments, Inc. Dr. Rifkin and three other executive officers. The shareholders' agreement terminates upon consummation of this offering. Pursuant to the shareholders' agreement, the board will consist of:



    - one director to be designated by Medical Advisory Systems, so long as Medical Advisory Systems holds 2.0% or more of the common stock;



    - one director to be designated by Premier Research, so long as Premier Research holds 2.0% or more of the common stock;


    - one director to be designated by TD Capital Focus II, L.P., TD Origen Capital Fund, L.P. and TD Javelin Capital Fund, L.P., so long as they collectively hold 2.0% or more of the common stock;

    - one director to be designated by GE Capital Equity Investments, Inc., so long as GE Capital Equity Investments, Inc. holds 2.0% or more of the common stock;


    - Dr. Rifkin as Chairman of the Board and four additional directors to be designated by Dr. Rifkin which right expires on July 2, 2000 in certain circumstances. After July 2, 2000, Dr. Rifkin will have the right to designate one director, so long as Dr. Rifkin holds 2.0% or more of the common stock.



    If the employment of a management shareholder, other than Dr. Rifkin, is terminated without cause or upon their death or disability, the remaining management shareholders may have the option to purchase all of the stock. If all of the management shareholders' stock is not purchased by the remaining management shareholders, then, upon the terminated shareholders request, the other parties to the agreement will have the option, pursuant to the option described above to purchase the remaining stock. If all of the terminated shareholders' stock is not purchased pursuant to the options described above then, upon the management shareholders request, we will be required to purchase all of the management shareholders' stock at fair market value as defined in the agreement. In addition, if the employment of a management shareholder is terminated due to expiration of the management shareholders' employment agreement, AmericasDoctor.com will have the option to purchase, within 90 days of termination, all of the terminated management shareholders' stock.



    If Dr. Rifkin is terminated for cause, we have the option, for 90 days, to purchase all of his stock. If Dr. Rifkin is terminated without cause, then Dr. Rifkin may require us to purchase all or a portion of his stock. If Dr. Rifkin's employment agreement expires, we will have the option to purchase, within 90 days, all of his stock. In addition, upon the death or disability of Dr. Rifkin, the remaining management shareholders and the other parties to the agreement may have the option to purchase Dr. Rifkin's stock. If all of the remaining shares of stock are not purchased, we will be required to purchase all of Dr. Rifkin's remaining shares at fair market value as defined in the agreement.



    The purchase price for all purchases described above will be the price determined between the parties involved. If the parties cannot reach an agreement as to the price to be paid for the stock, then the price will be the fair market value of the stock.



    If the employment of a management shareholder, other than Dr. Rifkin, is terminated without cause and a "change of control" occurs within the first 12 months following the date of a management shareholder's termination, the purchasers of the management shareholder's stock will be required to pay the management shareholder, in addition to the purchase price for the terminated management shareholder's stock, the value the terminated management shareholder would have received for his stock upon, and as a result of, the change in control of AmericasDoctor.com. For the purpose of the shareholders' agreement, a "change of control" means



    - a liquidating distribution to the shareholders;



    - a contribution, consolidation or merger where a majority of the members of the Board of Directors after the event; were not members of the Board of Directors prior to this event; and



    - any sale, exchange or other disposition of all, or substantially all, of AmericasDoctors.com's assets.



    Pursuant to the shareholders' agreement, each party to the agreement, other than AmericasDoctor.com, is restricted from transferring its shares of stock unless the stock is first offered for purchase to AmericasDoctor.com and then to certain other shareholders and other shareholders shall have the right to require that a pro rata amount of their shares be included in any transfer or sale.



    If a shareholder or a group of shareholders proposes to transfer their shares, other than pursuant to a registration statement under the Securities Act, and the transferred stock exceeds 33 1/3% of the outstanding stock of AmericasDoctor.com, the remaining shareholders will have the right to participate in the sale of common stock on the same terms and conditions as the original shareholder or group of shareholders proposing the sale or transfer of stock.



    Upon any additional issuance of stock, each of Dr. Rifkin, Medical Advisory Systems, the holders of preferred stock, Premier Research and Joel Morganroth, so long as he is Premier Research's designee to our Board of Directors, shall have the right and option to purchase a portion of the newly issued shares in proportion to their respective ownership of shares, at the purchase price and on the terms being provided to the proposed buyers of the newly issued shares.



    The Company has also agreed to covenants and provisions regarding furnishing financial statements, the provision of other financial information, and compliance with regulatory requirements.



EMPLOYMENT AGREEMENTS



    We are a party to employment agreements with Scott M. Rifkin, M.D., Jeffrey
J. Lefko, Allan C. Sanders and Laura Gill, dated February 1, 1999. The term of each employment agreement is five years and will be extended automatically for successive one-year terms. The salary paid under each employment agreement will be reviewed by our Board of Directors during each year and may be adjusted at our Board's sole discretion. Each employee under these employment agreements is eligible for an annual discretionary bonus.



    In the event that an employee ceases his or her employment, each employee has agreed not to compete with us for a period of 12 months following the cessation of his or her employment. In the event we undertake an initial public offering of our common stock at a before-the-money market capitalization of not less than $75,000,000, each employee, in his or her sole discretion, may require us to renegotiate the terms of his or her employment agreement. In such event, the employee will be entitled to compensation and other benefits consistent with the compensation and benefits of similarly situated officers of similarly situated companies.



    Pursuant to our employment agreement with Scott M. Rifkin, M.D., we are obligated to pay Dr. Rifkin an initial annual salary of $225,000 plus cost-of-living adjustments. In the event that Dr. Rifkin's employment is terminated without cause, Dr. Rifkin may cause us to repurchase all or any portion of his shares at a price equal to the fair market value of his stock. This provision terminates upon consummation of this offering.



    Pursuant to our employment agreements with Jeffrey J. Lefko, Allan C. Sanders and Laura Gill, we are obligated to pay each employee an initial annual salary of $120,000 plus cost-of-living adjustments. In the event that the employment of Mr. Lefko, Mr. Sanders, or Ms. Gill is terminated without cause, each would receive a severance payment in an amount equal to his or her salary for a period of nine months.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of July 23, 1999, as adjusted to reflect the sale of the common stock offered under this prospectus, by:


    - our Chief Executive Officer and our four other highest compensated executive officers;

    - each director;


    - all directors and executive officers as a group; and


    - each stockholder known by us to own beneficially more than 5% of the common stock.


                                                                                    PERCENTAGE OF COMMON STOCK
                                                                                      BENEFICIALLY OWNED(1)
                                                              NUMBER OF SHARES   --------------------------------
                                                                BENEFICIALLY                           AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                OWNED        BEFORE OFFERING    OFFERING(2)
------------------------------------------------------------  -----------------  ---------------  ---------------
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Scott M. Rifkin, M.D(3).....................................        3,772,780            19.2%            14.0%
Allan C. Sanders(4).........................................          100,620           *                *
Laura Gill(5)...............................................           73,340           *                *
Jeffrey J. Lefko(6).........................................           92,620           *                *
Alan L. Kimmel, M.D(7)......................................          214,200             1.2%           *
Lewis S. Goodman(8).........................................        1,156,920             6.4%             4.6%
Thomas P. Dickerson(9)......................................        3,233,280            18.3%            13.0%
Joseph Esposito(10).........................................        1,276,660             7.2%             5.1%
Richard Miller..............................................         --                --
All executive officers and directors as a group (9
  persons)(11)..............................................        9,920,420            49.1%            36.1%
5% STOCKHOLDERS
Tullis-Dickerson Capital Focus II, L.P......................        3,233,280            18.3%            13.0%
  One Greenwich Plaza
  Greenwich, CT 06830
Joel Morganroth, M.D.(12)...................................        2,215,140            12.5%             8.9%
  1040 Stony Lane
  Gladwyne, PA 19035
Medical Advisory Systems, Inc...............................        2,553,600            14.4%            10.2%
  8050 Southern Maryland Boulevard
  Owings Mills, MD 20736
GE Capital Equity Investments, Inc..........................        1,511,040             8.5%             6.1%
  120 Long Ridge Road
  Stamford, CT 06927
Premier Research Worldwide, Ltd.............................        1,276,660             7.2%             5.1%
  30 South 17(th) Street
  Philadelphia, PA 19103
Wyndhurst Capital Group, LLC(13)............................        1,156,920             6.4%             4.6%
  575 S. Charles Street
  Suite 200
  Baltimore, MD 21201


------------------------

*   Represents beneficial ownership of less than 1%.


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership is based on 17,680,020 shares outstanding as of July 23, 1999. Shares of common stock subject to options currently exercisable or exercisable within 60 days of July 20,

    1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


(2) Assumes no exercise of the underwriters' over-allotment option.


(3) Includes 14,000 shares issuable upon exercise of warrants and 2,000,000 shares issuable upon exercise of options.



(4) Includes 33,340 shares issuable upon exercise of options.



(5) Includes 40,000 shares owned jointly with her husband and 33,340 shares issuable upon exercise of options.



(6) Includes 20,000 shares issuable upon exercise of options.



(7) Includes 42,000 shares issuable upon exercise of warrants.



(8) Includes 1,156,920 shares beneficially owned by Wyndhurst Capital Group, LLC. Mr. Goodman is Managing Director of the Wyndhurst Capital Group, LLC.



(9) Includes 427,780 shares, 427,780 shares and 2,566,600 shares beneficially owned by TD Javelin Capital Fund, L.P., TD Origen Capital Fund, L.P. and Tullis-Dickerson Capital Focus II, L.P., respectively. Director Dickerson is a principal of Tullis-Dickerson Capital Focus II, L.P., Javelin Capital Fund, L.P. and TD Origen Capital Fund, L.P. Mr. Dickerson disclaims beneficial ownership of all shares of common stock owned by Tullis-Dickerson Capital Focus L.P. and its affiliated funds.



(10) Includes 1,276,660 shares beneficially owned by Premier Research Worldwide, Ltd. Mr. Esposito is an executive officer of Premier Research Worldwide, Ltd.



(11) Includes 450,460 shares issuable upon exercise of warrants and 2,086,680 shares issuable upon exercise of options.



(12) Includes 1,276,660 shares beneficially owned by Premier Research Worldwide, Ltd. Dr. Morganroth is Chief Executive Officer and a Director of Premier Research Worldwide, Ltd. Also includes 120,000 shares held by members of his immediate family. Dr. Morganroth disclaims beneficial ownership of all shares of common stock owned by Premier Research. Dr. Morganroth was a director until June 1999.



(13) Includes 394,460 shares issuable upon exercise of warrants.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


    Upon completion of this offering and adjusted on a pro forma basis for the anticipated stock split our authorized capital stock will consist of 50,000,000 shares of common stock and 20,000,000 share of preferred stock. The following description is only a summary of the material provisions of our common stock and preferred stock. You should refer to our Amended and Restated Certificate of Incorporation and Bylaws which are incorporated by reference and the applicable provisions of Delaware law for additional details regarding our capital stock.


COMMON STOCK


    As of July 20, 1999 there were 12,705,400 shares of common stock outstanding. Each outstanding shares of common stock is, and the shares of common stock outstanding upon completion of this offering will be, fully paid and nonassessable.


    DIVIDENDS


    Subject to any prior dividend rights of the holders of preferred stock, dividends may be paid in cash, in property or in shares of the capital stock of AmericasDoctor.com as determined by our Board of Directors out of funds legally available for the payment of dividends.


    VOTING

    Holders of our common stock are entitled to vote on all matters to be voted on by our stockholders, including the election of directors and, except as otherwise required by law, by-law or provided in any resolution adopted by our Board of Directors with respect to any series of our preferred stock, the holders of our common stock exclusively will possess all voting power. Each share of our common stock is entitled to one vote on all matters. Holders of our common stock do not have cumulative voting rights, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

    LIQUIDATION VALUE

    After the satisfaction in full of any liquidation preferences of holders of our preferred stock, holders of our common stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up.

    OTHER

    Our common stock is not subject to redemption, whether by operation of a sinking fund or otherwise. Holders of our common stock are not entitled to preemptive rights under our Amended and Restated Certificate of Incorporation or under our Amended and Restated Bylaws. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of any shares of preferred stock which we may issue in the future.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is     .


    PREFERRED STOCK As of July 23, 1999 and adjusted on a pro forma basis for the anticipated 20 to 1 stock split, we had 20,000,000 shares of preferred stock authorized. We have designated 2,666,660 shares of preferred stock as our Series A convertible preferred stock and 3,022,060 shares as our Series B redeemable convertible preferred stock. As of July 23, 1999, there were 2,666,660 shares of

Series A convertible preferred stock and 2,266,540 shares of Series B redeemable convertible preferred stock outstanding. The Series B redeemable convertible preferred stock is redeemable at the holder's option, at any time within 180 days after June 1, 2005. Each share of Series A convertible preferred stock and Series B redeemable convertible preferred stock is convertible, and mandatorily upon consummation of this offering, at the option of the holder, into one share of common stock, subject to anti-dilution protection. If the Company has not effected a qualified initial public offering on or prior to December 31, 1999, then each share of Series B redeemable convertible preferred stock will be convertible into approximately 1.16 shares of common stock.



    Upon completion of this offering, all outstanding shares of preferred stock will be converted on a one-to-one basis into 4,933,200 shares of common stock. However, following this conversion, under our Amended and Restated Certificate of Incorporation, our Board of Directors will have the authority, without further action by the stockholders, to issue up to 1.0 million shares of preferred stock in one or more series. Our Board of Directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, as are stated in the resolution adopted by our Board of Directors providing for the issue of the series and as are permitted by the Delaware General Corporation Law.


WARRANTS


    As of June 30, 1999 there were warrants outstanding to purchase a total of 451,720 shares of common stock at a price of $0.01 per share. In addition, we have issued warrants for an indeterminable amount of shares. As a result of the terms of this offering, the number of shares covered under this warrant will be zero. See "Certain Transactions."


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:


    - the Board of Directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained this status;


    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or


    - on or subsequent to the date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.


    A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to AmericasDoctor.com and, accordingly, may discourage attempts to acquire us.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our Amended and Restated Certificate of Incorporation provides that, except to the extent permitted by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, the directors have a fiduciary duty to us that is not eliminated by this provision of the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws.

    Section 145 of the Delaware corporate law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - arising under Section 174 of the Delaware corporate law; or

    - for any transaction from which the director derived an improper personal benefit.


    Delaware law provides further that the indemnification permitted by that law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware corporate law and provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was an employee, director or officer of AmericasDoctor.com or is or was serving at our request as an employee, director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with this type of action, suit or proceeding.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to this offering, there has been no public market for our common stock, and the effect, if any, that the sale or availability for sale of shares of additional common stock will have on the trading price of the common stock cannot be predicted. Nevertheless, sales of substantial amounts of these shares in the public market, or the perception that public market sales could occur, could adversely affect the trading price of the common stock and could impair our future ability to raise capital through an offering of our equity securities.



    Upon completion of this offering, we will have outstanding an aggregate of 24,930,020 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants. We also have 451,720 shares issuable under currently exercisable warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 18,131,740 shares of our common stock held by individual and institutional existing stockholders or issuable under outstanding warrants are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below.



    Unless the contractual restrictions described below are waived, shares held by our existing stockholders or issuable under outstanding options and warrants are expected to be eligible for sale in the public market as follows:



                                                                                                  NUMBER OF SHARES
                                                                                                  ----------------
At various times after 90 days from the date of this prospectus: ...............................       1,390,320
At various times after 180 days from the date of this prospectus: ..............................      16,741,420



    After this offering we also will have 5,808,440 shares issuable under outstanding options, 2,090,660 of which are currently exercisable. Substantially all of our currently exercisable options are owned by our directors and executive officers. We intend to file a registration statement to register for resale, subject to the terms of lock-up agreements, shares issuable upon exercise of stock options as described below.


    LOCK-UP AGREEMENTS


    In connection with this offering, we expect that all of our officers, directors and certain of our stockholders who beneficially own more than 5% of our common stock will sign lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of AmericasDoctor.com and Warburg Dillon Read. Certain other shareholders of AmericasDoctor.com have agreed or are expected to agree that they will not, without the prior written consent of Warburg Dillon Read LLC and Company, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock for a period of 180 days after the date of the underwriting agreement, except such shareholders have the right to dispose of 25% of the shares of common stock held by them on the date of the underwriting agreement at any time, or from time to time, after the date that is 90 days after the date of the underwriting agreement.

    In addition, as described below, certain of our shareholders have the right, subject to their agreements, to require AmericasDoctor.com to register for sale to the public some or all of their shares at any time after this offering.



    RULE 144


    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


    - 1% of the number of shares of our common stock then outstanding, which will equal approximately 249,300 shares immediately after this offering; or



    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to this type of sale.


    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to availability of current public information about us.

    RULE 144(K)


    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.


    RULE 701


    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.


    REGISTRATION RIGHTS OF CERTAIN HOLDERS


    Upon completion of this offering, the holders of 9,337,040 shares of common stock (the "registrable securities") are entitled to have their shares registered by us under the Securities Act after 180 days under the terms of agreements between us and the holders of the registrable securities. After registration, these shares would become freely tradeable without restriction under the Securities Act. Subject to limitations specified in the agreement, these registration rights include the following:


    - The holders of at least 40% of the then outstanding registrable securities may require that we use our reasonable best efforts to register the registrable securities for public resale.


    - If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions

    - Holders of the then outstanding registrable securities having an aggregate fair market value of $2,500,000 may require us to register all or a portion of their registrable securities on Form S-3 when use of the form becomes available to us.



    Under the registration rights agreements we also have agreed to indemnify the holders of registration rights. We will bear all registration expenses other than underwriting discounts and commissions. All registration rights terminate on the date ten years following the closing of this offering, or, with respect to each holder of registrable securities, at the time that the holder is entitled to sell all of its shares in any three-month period under Rule 144 of the Securities Act.


    STOCK INCENTIVE PLAN


    Immediately after this offering, we intend to file a registration statement under the Securities Act covering 6,100,000 shares of our common stock reserved for issuance under our 1999 Long-Term Incentive Plan and the shares reserved for issuance upon exercise of outstanding non-plan options. As of June 30, 1999, options to purchase 5,808,440 shares of our common stock were issued and outstanding. Upon the expiration of the lock-up agreements described above, at least 2,130,660 shares of our common stock will be subject to vested options, based on options outstanding as of June 30, 1999. The registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under the registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

                                  UNDERWRITING


    AmericasDoctor.com intends to enter into an underwriting agreement, with the underwriters named below. Warburg Dillon Read LLC, William Blair & Company, L.L.C. and Prudential Vector Healthcare Group, a unit of Prudential Securities Incorporated, are acting as representatives for the underwriters.



    The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase a number of shares of common stock set forth opposite its name below.



                                                                                   NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------  ----------
Warburg Dillon Read LLC..........................................................
William Blair & Company, L.L.C...................................................
Prudential Vector Healthcare Group...............................................
                                                                                   ----------
Total      ......................................................................   7,250,000
                                                                                   ----------
                                                                                   ----------



    This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. The underwriting agreement provides that if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent, including, but not limited to:



    - the absence of any material adverse change in AmericasDoctor.com's business;



    - the occurrence of any material adverse change in the domestic or international financial markets;



    - the suspension of trading of the shares on the Nasdaq National Market or the suspension of trading generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and



    - the receipt of certain certificates, opinions and letters from AmericasDoctor.com and its counsel.



    The representatives have advised AmericasDoctor.com that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain
dealers, at a price less a concession not in excess of $      per share. The
underwriters may allow, and the dealers may allow, a concession not in excess of
$      per share to other underwriters or to certain other dealers. After this offering of shares of common stock, the price and other selling terms may be changed by the underwriters. The underwriters have informed AmericasDoctor.com that the underwriters do not intend to confirm discretionary sales of the shares of common stock offered by this prospectus.



    AmericasDoctor.com has granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to a total
of          additional shares of common stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus, less the underwriting discounts and commissions. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares as the number of shares of common stock set forth next to the underwriter's name in the preceding table bears to the total number of shares of common stock offered by this prospectus. AmericasDoctor.com will be obligated, pursuant to the option, to sell these shares to the underwriters to the extent the option is exercised.


    The following table provides information regarding the amount of the discount to be paid to the underwriters by AmericasDoctor.com:

             TOTAL WITHOUT EXERCISE   TOTAL WITH FULL EXERCISE
                       OF                        OF
 PER SHARE    OVER-ALLOTMENT OPTION    OVER-ALLOTMENT OPTION
-----------  -----------------------  ------------------------
 $                 $                         $

    AmericasDoctor.com estimates that the total expenses of the offering,
excluding the underwriting discount, will be approximately       .


    AmericasDoctor.com has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make for certain liabilities.



    The executive officers and directors and certain shareholders who own beneficially more than 5% of our common stock have agreed or are expected to agree that they will not, without the prior written consent of Warburg Dillon Read LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock for a period of 180 days after the date of the underwriting agreement. Certain other shareholders of AmericasDoctor.com have agreed or are expected to agree that they will not, without the prior written consent of Warburg Dillon Read LLC and Company, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock for a period of 180 days after the date of the underwriting agreement, except such shareholders have the right to dispose of 25% of the shares of common stock held by them on the date of the underwriting agreement at any time, or from time to time, after the date that is 90 days after the date of the underwriting agreement. AmericasDoctor.com has agreed that it will not, without the prior written consent of Warburg Dillon Read LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that AmericasDoctor.com may issue shares upon the exercise of options granted prior to the date of this prospectus and outstanding warrants, and may grant additional options under its 1999 Long-Term Incentive Plan, provided that, without the prior written consent of Warburg Dillon Read LLC, these additional options shall not be exercisable during this period.



    The underwriters have reserved for sale up to           shares for
employees, directors and certain other persons associated with AmericasDoctor.com. These reserved shares will be sold at the public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by these persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by these persons.


    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation among representatives of the underwriters and AmericasDoctor.com. Among the factors to be considered in determining the public offering price will be:

    - prevailing market conditions;

    - our results of operations in recent periods;

    - our present stage of development;

    - the market capitalizations and stages of development of other companies which we and the representatives of the underwriters believe to be comparable to us; and

    - estimates of our business potential.

    Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

    - Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

    - Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

    - Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.


    Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.



    Neither AmericasDoctor.com nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.


                                 LEGAL MATTERS


    The validity of the shares of common stock offered by this prospectus will be passed upon for AmericasDoctor.com by Simpson Thacher & Bartlett, New York, New York and for the underwriters by Willkie Farr & Gallagher, New York, New York.


                                    EXPERTS


    The financial statements of AmericasDoctor.com on December 31, 1998, December 31, 1997, for the year ended December 31, 1998 and the period from August 8, 1997 (inception) to December 31, 1997, appearing in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.


                   WHERE YOU CAN FIND MORE INFORMATION ABOUT
                               AMERICASDOCTOR.COM


    We have filed a registration statement on Form S-1, including amendments, relating to the common stock offered by this prospectus with the Securities and Exchange Commission. This prospectus contains all of the material information relating to this offering. Additional information is provided in the exhibits and schedules to the registration statement of which this prospectus is a part. We believe statements and descriptions contained in this prospectus as to the contents of contracts or other documents referred to in this prospectus are complete in all material respects and, in each instance, reference is also made to the copy of the contract or other document filed as an exhibit to the registration statement. For further information about AmericasDoctor.com and this offering, reference is made to our complete registration statement, including exhibits and schedules.


    A copy of the registration statement may be inspected by anyone without charge at the following locations of the SEC:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Northwestern Atrium Center
Washington, D.C. 20549         13(th) Floor                   500 West Madison Street
                               New York, New York 10048       Chicago, Illinois 60661


    You may also obtain copies of all or any part of the registration statement, including any exhibit, from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.


    The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                                PAGE
                                                                                                                -----
Report of Independent Public Accountants...................................................................         F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999 (unaudited).................         F-3
Consolidated Statements of Operations for the Period from August 8, 1997 (Inception) Through December 31,
  1997, the Year Ended December 31, 1998, and the Six Months Ended June 30, 1998 and 1999 (unaudited)......         F-4
Consolidated Statements of Changes in Stockholders' Equity for the Period From August 8, 1997 (Inception)
  Through December 31, 1997, the Year Ended December 31, 1998, and the Six Months Ended June 30, 1999
  (unaudited)..............................................................................................         F-5
Consolidated Statements of Cash Flows for the Period From August 8, 1997 (Inception) Through
  December 31, 1997, the Year Ended December 31, 1998, and the Six Months Ended
  June 30, 1998 and 1999 (unaudited).......................................................................         F-6
Notes to Consolidated Financial Statements.................................................................         F-7

    The accompanying financial statements reflect the completion of a 20 for 1 stock split that will take place on or prior to the effective date of an offering of common stock to the public. The following report is in the form which will be issued by us upon completion of the stock split described above, which is described in Note 1 to the consolidated financial statements, and assuming that from December 31, 1998 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or require disclosure therein.



                                          /s/ Arthur Andersen LLP



Baltimore, Maryland



July 26, 1999


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
AmericasDoctor.com, Inc. and Subsidiary:



    We have audited the accompanying consolidated balance sheets of AmericasDoctor.com, Inc. and subsidiary (a Delaware corporation) as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from August 8, 1997 (inception) through December 31, 1997, and for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmericasDoctor.com, Inc. and subsidiary, as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from August 8, 1997 (inception) through December 31, 1997, and the year ended December 31, 1998, in conformity with generally accepted accounting principles.


Baltimore, Maryland


1999

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY



                          CONSOLIDATED BALANCE SHEETS



                                                                              DECEMBER 31,
                                                                       --------------------------     JUNE 30,
                                                                          1997          1998            1999
                                                                       ----------  --------------  --------------
                                                                                                    (UNAUDITED)
                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................................  $   67,035  $      270,698  $    5,287,714
  Accounts receivable................................................          --          61,500          90,049
  Other receivables..................................................      15,000              --              --
  Prepaid expenses and other current assets..........................      50,000       1,019,735       1,312,919
                                                                       ----------  --------------  --------------
      Total current assets...........................................     132,035       1,351,933       6,690,682
PROPERTY AND EQUIPMENT, net..........................................          --         445,226       1,125,676
OTHER ASSETS.........................................................       8,833          45,961         740,831
                                                                       ----------  --------------  --------------
      Total assets...................................................  $  140,868  $    1,843,120  $    8,557,189
                                                                       ----------  --------------  --------------
                                                                       ----------  --------------  --------------
                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses..............................  $   24,892  $      619,474  $    1,869,743
  Deferred income....................................................          --              --          99,470
  Notes payable......................................................          --         444,350              --
  Convertible debt...................................................      24,091              --              --
  Current portion of capital lease obligation........................          --           2,436          16,221
                                                                       ----------  --------------  --------------
      Total current liabilities......................................      48,983       1,066,260       1,985,434
CAPITAL LEASE OBLIGATION, net of current portion.....................          --           5,769          26,471
                                                                       ----------  --------------  --------------
      Total liabilities..............................................      48,983       1,072,029       2,011,905
                                                                       ----------  --------------  --------------
COMMITMENTS AND CONTINGENCIES
COMMON STOCK, subject to put rights, par value $0.01 per share;
  1,815,300, 2,059,480 and 2,119,080 shares issued and outstanding...         907       2,574,349      15,257,376
SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK, par value $0.01 per share; 3,022,060 shares authorized (split-adjusted); liquidation value $3.31 per share; 0, 0 and 2,077,660 shares issued and
  outstanding........................................................          --              --       5,119,496
STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, par value $0.01 per share;
    2,666,660 shares authorized (split-adjusted); liquidation value
    $1.50 per share; 0, 0, and 2,666,660 shares issued and
    outstanding......................................................          --              --          26,667
  Common stock, par value $0.01 per share; 20,000,000, 20,000,000 and
    50,000,000 shares authorized; 659,740, 8,328,900 and 10,615,060 shares issued and outstanding; 0, 1,128,740 and 415,020 shares
    subscribed.......................................................       6,597          83,289         106,151
  Warrants to purchase common stock..................................          --       1,117,911       1,417,982
  Additional paid-in capital.........................................     126,233       3,587,112       3,391,682
  Stock subscription receivable......................................        (366)     (1,127,204)       (165,214)
  Deferred compensation..............................................          --        (180,967)       (414,016)
  Accumulated deficit................................................     (41,486)     (5,283,399)    (18,194,840)
                                                                       ----------  --------------  --------------
      Total stockholders' equity.....................................      90,978      (1,803,258)    (13,831,588)
                                                                       ----------  --------------  --------------
      Total liabilities and stockholders' equity.....................  $  140,868  $    1,843,120  $    8,557,189
                                                                       ----------  --------------  --------------
                                                                       ----------  --------------  --------------



   The accompanying notes are an integral part of these consolidated balance sheets.

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                           PERIOD FROM
                                            AUGUST 8,
                                              1997
                                           (INCEPTION)
                                             THROUGH    YEAR ENDED     SIX MONTHS ENDED
                                            DECEMBER     DECEMBER          JUNE 30,
                                               31,         31,      -----------------------
                                              1997         1998        1998        1999
                                           -----------  ----------  ----------  -----------
                                                                          (UNAUDITED)
REVENUE..................................   $      --   $   61,500  $       --  $   545,865
                                           -----------  ----------  ----------  -----------
OPERATING EXPENSES:
  Content, product and production
    expenses including expenses incurred
    with related parties (see Note 13)...          --    2,472,991     230,770    4,949,263
  Product development....................          --      973,803     465,216      565,461
  Sales and marketing....................          --      587,291     155,121      963,770
  General and administrative including
    expenses incurred with related
    parties (see Note 13)................      11,812      595,815     282,752    6,824,220
  Depreciation and amortization..........          --       35,570         222      116,685
                                           -----------  ----------  ----------  -----------
    Total operating expenses.............      11,812    4,665,470   1,134,081   13,419,399
                                           -----------  ----------  ----------  -----------
      Operating loss.....................     (11,812)  (4,603,970) (1,134,081) (12,873,534)
                                           -----------  ----------  ----------  -----------
OTHER INCOME (EXPENSE):
  Interest income........................          --        1,618         134       33,255
  Interest expense.......................     (29,674)    (639,561)   (259,111)     (49,946)
                                           -----------  ----------  ----------  -----------
    Total other expense..................     (29,674)    (637,943)   (258,977)     (16,691)
                                           -----------  ----------  ----------  -----------
      Net loss...........................   $ (41,486)  $(5,241,913) $(1,393,058) $(12,890,225)
                                           -----------  ----------  ----------  -----------
                                           -----------  ----------  ----------  -----------
BASIC AND DILUTED LOSS PER COMMON
  SHARE..................................   $   (0.02)  $    (1.12) $    (0.53) $     (1.27)
                                           -----------  ----------  ----------  -----------
                                           -----------  ----------  ----------  -----------
WEIGHTED-AVERAGE SHARES USED IN COMPUTING
  BASIC AND DILUTED LOSS PER COMMON
  SHARE..................................   2,475,040    4,689,600   2,635,920   10,151,560
                                           -----------  ----------  ----------  -----------
                                           -----------  ----------  ----------  -----------
PRO FORMA BASIC AND DILUTED LOSS PER
  COMMON SHARE...........................               $    (1.12)             $     (1.02)
                                                        ----------              -----------
                                                        ----------              -----------
WEIGHTED-AVERAGE SHARES USED IN COMPUTING
  PRO FORMA BASIC AND DILUTED LOSS PER
  COMMON SHARE...........................                4,689,600               12,579,620
                                                        ----------              -----------
                                                        ----------              -----------



 The accompanying notes are an integral part of these consolidated statements.

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                         STOCKHOLDERS' EQUITY
                                          --------------------------------------------------
                                           PREFERRED STOCK       COMMON STOCK
                                          ------------------  ------------------
                                           NUMBER      PAR     NUMBER      PAR
                                          OF SHARES   VALUE   OF SHARES   VALUE    WARRANTS
                                          ---------   ------  ---------   ------  ----------
Balance at August 8, 1997 (inception)...         --   $   --         --   $   --  $       --
  Issuance of common stock to
    founders............................         --       --    659,740    6,597          --
  Conversion feature of convertible
    debt................................         --       --         --       --          --
  Net loss..............................         --       --         --       --          --
                                          ---------   ------  ---------   ------  ----------
Balance at December 31, 1997............         --       --    659,740    6,597          --
  Conversion feature of convertible
    debt................................         --       --         --       --          --
  Issuance of common stock..............         --       --  6,850,240   68,503   1,030,445
  Exchange of convertible debt for
    common stock........................         --       --    818,920    8,189          --
  Issuance of warrants in connection
    with debt refinancing...............         --       --         --       --      87,466
  Payment of stock subscription
    receivable..........................         --       --         --       --          --
  Stock option grants...................         --       --         --       --          --
  Amortization of deferred
    compensation........................         --       --         --       --          --
  Accretion of common stock subject to
    put rights to redemption value......         --       --         --       --          --
  Net loss..............................         --       --         --       --          --
                                          ---------   ------  ---------   ------  ----------
Balance at December 31, 1998............         --       --  8,328,900   83,289   1,117,911
  Issuance of Series A Convertible
    Preferred Stock (unaudited).........  2,666,660   26,667         --       --     315,410
  Issuance of Series B Redeemable
    Convertible Preferred Stock
    (unaudited).........................         --       --         --       --   1,380,108
  Issuance of common stock
    (unaudited).........................         --       --  1,012,320   10,123     118,085
  Stock option grants (unaudited).......         --       --         --       --          --
  Accretion of common stock subject to
    put rights to redemption value
    (unaudited).........................         --       --         --       --          --
  Exercise of warrants (unaudited)......         --       --  1,273,840   12,739  (1,513,532)
  Payment of stock subscription
    receivable (unaudited)..............         --       --         --       --          --
  Amortization of deferred compensation
    and other stock-based compensation
    (unaudited).........................         --       --         --       --          --
  Preferred stock accretion
    (unaudited).........................         --       --         --       --          --
  Net loss (unaudited)..................         --       --         --       --          --
                                          ---------   ------  ---------   ------  ----------
Balance at June 30, 1999 (unaudited)....  2,666,660   $26,667 10,615,060  $106,151 $1,417,982
                                          ---------   ------  ---------   ------  ----------
                                          ---------   ------  ---------   ------  ----------


                                          ADDITIONAL      STOCK                                        TOTAL
                                            PAID-IN    SUBSCRIPTION     DEFERRED     ACCUMULATED   STOCKHOLDERS'
                                            CAPITAL     RECEIVABLE    COMPENSATION     DEFICIT        EQUITY
                                          -----------  ------------   ------------   ------------  -------------
Balance at August 8, 1997 (inception)...  $        --   $       --     $      --     $         --   $       --
  Issuance of common stock to
    founders............................       (6,267)        (366)           --               --          (36)
  Conversion feature of convertible
    debt................................      132,500           --            --               --      132,500
  Net loss..............................           --           --            --          (41,486)     (41,486)
                                          -----------  ------------   ------------   ------------  -------------
Balance at December 31, 1997............      126,233         (366)           --          (41,486)      90,978
  Conversion feature of convertible
    debt................................      287,500           --            --               --      287,500
  Issuance of common stock..............    4,969,198   (1,127,204)           --               --    4,940,942
  Exchange of convertible debt for
    common stock........................      401,356           --            --               --      409,545
  Issuance of warrants in connection
    with debt refinancing...............           --           --            --               --       87,466
  Payment of stock subscription
    receivable..........................           --          366            --               --          366
  Stock option grants...................      212,577           --      (212,577)              --           --
  Amortization of deferred
    compensation........................           --           --        31,610               --       31,610
  Accretion of common stock subject to
    put rights to redemption value......   (2,409,752)          --            --               --   (2,409,752)
  Net loss..............................           --           --            --       (5,241,913)  (5,241,913)
                                          -----------  ------------   ------------   ------------  -------------
Balance at December 31, 1998............    3,587,112   (1,127,204)     (180,967)      (5,283,399)  (1,803,258)
  Issuance of Series A Convertible
    Preferred Stock (unaudited).........    3,336,351           --            --               --    3,678,428
  Issuance of Series B Redeemable
    Convertible Preferred Stock
    (unaudited).........................           --           --            --               --    1,380,108
  Issuance of common stock
    (unaudited).........................    1,701,907           --            --               --    1,830,115
  Stock option grants (unaudited).......      277,462           --      (272,261)              --        5,201
  Accretion of common stock subject to
    put rights to redemption value
    (unaudited).........................  (12,619,427)          --            --               --  (12,619,427)
  Exercise of warrants (unaudited)......    1,490,277           --            --               --      (10,516)
  Payment of stock subscription
    receivable (unaudited)..............           --      961,990            --               --      961,990
  Amortization of deferred compensation
    and other stock-based compensation
    (unaudited).........................    5,618,000           --        39,212               --    5,657,212
  Preferred stock accretion
    (unaudited).........................           --           --            --          (21,216)     (21,216)
  Net loss (unaudited)..................           --           --            --      (12,890,225) (12,890,225)
                                          -----------  ------------   ------------   ------------  -------------
Balance at June 30, 1999 (unaudited)....  $ 3,391,682   $ (165,214)    $(414,016)    $(18,194,840) ($13,831,588)
                                          -----------  ------------   ------------   ------------  -------------
                                          -----------  ------------   ------------   ------------  -------------


                                          COMMON STOCK, SUBJECT         REDEEMABLE
                                              TO PUT RIGHTS          PREFERRED STOCK
                                          ----------------------  ----------------------
                                           NUMBER                  NUMBER
                                          OF SHARES     AMOUNT    OF SHARES     AMOUNT
                                          ---------   ----------  ---------   ----------
Balance at August 8, 1997 (inception)...         --   $       --         --   $       --
  Issuance of common stock to
    founders............................  1,815,300          907         --           --
  Conversion feature of convertible
    debt................................         --           --         --           --
  Net loss..............................         --           --         --           --
                                          ---------   ----------  ---------   ----------
Balance at December 31, 1997............  1,815,300          907         --           --
  Conversion feature of convertible
    debt................................         --           --         --           --
  Issuance of common stock..............    166,060      124,630         --           --
  Exchange of convertible debt for
    common stock........................     78,120       39,060         --           --
  Issuance of warrants in connection
    with debt refinancing...............         --           --         --           --
  Payment of stock subscription
    receivable..........................         --           --         --           --
  Stock option grants...................         --           --         --           --
  Amortization of deferred
    compensation........................         --           --         --           --
  Accretion of common stock subject to
    put rights to redemption value......         --    2,409,752         --           --
  Net loss..............................         --           --         --           --
                                          ---------   ----------  ---------   ----------
Balance at December 31, 1998............  2,059,480    2,574,349         --           --
  Issuance of Series A Convertible
    Preferred Stock (unaudited).........         --           --         --           --
  Issuance of Series B Redeemable
    Convertible Preferred Stock
    (unaudited).........................         --           --  2,077,660    5,098,280
  Issuance of common stock
    (unaudited).........................     45,600       52,440         --           --
  Stock option grants (unaudited).......         --           --         --           --
  Accretion of common stock subject to
    put rights to redemption value
    (unaudited).........................         --   12,619,427         --           --
  Exercise of warrants (unaudited)......     14,000       11,160         --           --
  Payment of stock subscription
    receivable (unaudited)..............         --           --         --           --
  Amortization of deferred compensation
    and other stock-based compensation
    (unaudited).........................         --           --         --           --
  Preferred stock accretion
    (unaudited).........................         --           --         --       21,216
  Net loss (unaudited)..................         --           --         --           --
                                          ---------   ----------  ---------   ----------
Balance at June 30, 1999 (unaudited)....  2,119,080   $15,257,376 2,077,660   $5,119,496
                                          ---------   ----------  ---------   ----------
                                          ---------   ----------  ---------   ----------



 The accompanying notes are an integral part of these consolidated statements.

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                        PERIOD FROM
                                                         AUGUST 8,
                                                           1997
                                                        (INCEPTION)                         SIX MONTHS ENDED
                                                          THROUGH      YEAR ENDED               JUNE 30,
                                                       DECEMBER 31,   DECEMBER 31,   -------------------------------
                                                           1997           1998            1998            1999
                                                       -------------  -------------  --------------  ---------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................   $   (41,486)  $  (5,241,913) $   (1,393,058) $   (12,890,225)
  Adjustments to reconcile net loss to net cash used
    in operating activities--
      Depreciation and amortization..................            --          35,570             222          116,685
      Amortization of deferred financing costs.......         1,767         105,330          27,833           43,733
      Amortization of deferred compensation..........            --          31,610              --           39,212
      Stock-based compensation.......................            --              --              --        5,623,201
      Non cash interest expense......................        24,091         395,909         183,939               --
  Changes in operating assets and liabilities--
      Increase in accounts receivable................            --         (61,500)             --          (28,549)
      (Increase) decrease in other receivables.......       (15,000)         15,000          15,000               --
      Increase in prepaid expenses and other current
        assets.......................................       (50,000)       (969,735)     (1,194,035)        (293,184)
      Decrease (increase) in other assets............            --          20,935         (27,650)        (228,603)
      Increase (decrease) in accounts payable and
        accrued expenses.............................        24,892         623,187         836,323          740,269
      Increase in deferred revenue...................            --              --              --           99,470
                                                       -------------  -------------  --------------  ---------------
        Net cash used in operating activities........       (55,736)     (5,045,607)     (1,551,426)      (6,777,991)
                                                       -------------  -------------  --------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment................            --        (472,096)        (29,737)        (758,538)
                                                       -------------  -------------  --------------  ---------------
        Net cash used in investing activities........            --        (472,096)        (29,737)        (758,538)
                                                       -------------  -------------  --------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable........................        50,000         944,350         944,350               --
  Proceeds from issuance of redeemable convertible
    preferred stock..................................            --              --              --        6,478,389
  Proceeds from issuance of common stock.............           871       5,013,011         443,856        2,845,189
  Proceeds from issuance of preferred stock..........            --              --              --        3,678,428
  Proceeds from convertible debt.....................       132,500         287,500         237,500               --
  Repayments of note payable.........................       (50,000)       (500,000)             --         (444,350)
  Repayments of capital lease obligation.............            --            (495)             --           (4,111)
  Payments of deferred financing costs...............       (10,600)        (23,000)        (19,000)              --
                                                       -------------  -------------  --------------  ---------------
        Net cash provided by financing activities....       122,771       5,721,366       1,606,706       12,553,545
                                                       -------------  -------------  --------------  ---------------
NET INCREASE IN CASH AND CASH EQUIVALENTS............        67,035         203,663          25,543        5,017,016
CASH AND CASH EQUIVALENTS, beginning of period.......            --          67,035          67,035          270,698
                                                       -------------  -------------  --------------  ---------------
CASH AND CASH EQUIVALENTS, end of period.............   $    67,035   $     270,698  $       92,578  $     5,287,714
                                                       -------------  -------------  --------------  ---------------
                                                       -------------  -------------  --------------  ---------------



 The accompanying notes are an integral part of these consolidated statements.

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                           DECEMBER 31, 1997 AND 1998

1. ORGANIZATION AND DESCRIPTION OF BUSINESS


    AmericasDoctor.com, Inc., formerly America's Doctor, Inc. and Ask-A-Doctor, Inc. (the "Company"), is a Delaware corporation that operates a site on America Online and the World Wide Web. AmericasDoctor.com operates an interactive Internet healthcare information destination for consumers. The Company offers consumers free, real-time interaction with healthcare professionals and easy access to relevant and reliable healthcare information. The Company's destination features a free 24-hour doctor chat service that enables consumers to have live on-line one-on-one chats with doctors and other healthcare professionals and a variety of interactive healthcare content such as lectures and live educational programs, a growing library of information on acute ailments, chronic illnesses, nutrition, pharmacology and other topics, as well as health and medical publications and news. The Company has designed their doctor chat service to enable their users, through the assistance, expertise and insight of doctors and healthcare professionals, to successfully find relevant and reliable healthcare information on-line in response to their health questions. The Company is also expanding their site to integrate community Web pages that focus on the needs of people sharing specific health conditions and interests. The Company offers hospitals the opportunity to be an exclusive sponsor of their Internet services within a market defined by zip code, and also provide sponsors with opportunities to feature their healthcare professionals on their site. The Company generates revenue from hospital and commercial sponsorships of educational programs in addition to access fees charged to e-commerce partners.



    The Company was formerly a development stage company and continues to have uncertainties related to development stage enterprises including the expectation that substantial time will occur before the company generates operating profits. The Company has sustained losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to raise additional financing through public or private equity financings, establish profitable operations, enter into collaborative or other arrangements, or secure other sources of financing to fund operations. In June 1999 the Company filed for an initial public offering with the Securities and Exchange Commission. If the anticipated initial public offering does not take place, management believes it has the ability to delay or reduce expenditures so as to not require additional resources if such resources were not available on terms acceptable to the Company. As described in Note 11, in June 1999, the Company received approximately $7.0 million, net of offering costs, through investment transactions, which included the issuance of common stock and Series B redeemable convertible preferred stock. Additionally, the Company has been informed that it is the current intention of the investors to exercise the warrants described in Note 11, aggregating $2.5 million, upon request by the Company.


    The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for internet products and services. These risks include the failure to develop and extend the Company's on-line service brands, the rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its on-line services, the ability to maintain current strategic relationships and distribution partnerships and develop new ones, the need to attract and retain healthcare sponsors, as well as other risks and uncertainties. In the event the Company does not successfully implement its business plan, certain assets may not be recoverable. The accompanying financial statements do not include any adjustments which may result from the outcome of these uncertainties.

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (CONTINUED)
UNAUDITED FINANCIAL STATEMENTS


    The interim financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited. In the opinion of management, the unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. The unaudited financial statements reflect, in the opinion of management, all material adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows. The unaudited results of operations and the unaudited cash flows for the six months ended June 30, 1999, are not necessarily indicative of the results of operations or cash flows which may be expected for the remainder of 1999.



PROPOSED STOCK SPLIT



    Concurrent with the Company's planned initial public offering, the Company is going to effect a 20 for 1 stock split of its common stock. Concurrent with the offering, the Company's then outstanding preferred stock will automatically convert into common stock of the Company. The effect of the stock split of the common stock has been recorded retroactively in the accompanying consolidated financial statements. The number of shares of preferred stock have also been retroactively restated to reflect the stock split since the preferred stock will convert to common stock immediately prior to the common stock split.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF CONSOLIDATION



    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, AmericasDoctor.com Medical Mall, Inc., which was established in May 1999 to operate the Company's e-commerce business. All significant intercompany accounts and transactions have been eliminated in consolidation.



LONG LIVED ASSETS



    The Company has adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of." This statement establishes accounting standards for the impairment of long-lived assets, certain indentifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain indentifiable intangibles to be disposed of. The carrying value of existing assets are reviewed when events or changes in circumstances indicate that an impairment test is necessary in order to determine if an impairment has occured. When factors indicate that such assets should be evaluated for possible impairment, the Company estimates the future cash flows expected to result from the use of the assets and their eventual disposition, and compares the amounts to the carrying value of the assets to determine if an impairment loss has occured.


PRODUCT DEVELOPMENT COSTS

    Material software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Costs incurred subsequent to the establishment of technological feasibility are

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) capitalized. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for use have been insignificant.


ORGANIZATION COSTS



    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities". This statement requires costs of start-up activities, integration expenses and organization costs to be expensed as incurred and is effective for fiscal years beginning after December 15, 1991. In accordance with SOP 98-5, all costs associated with start-up activities and organization have been expensed as incurred.


EARNINGS PER SHARE COMMON SHARE


    SFAS No. 128, "Earnings per Share," became effective in the fourth quarter of 1997 and requires two presentations of earnings per share--"basic" and "diluted." Basic earnings per share is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the weighted-average common shares outstanding are increased to include the number of additional common shares that would have been outstanding if the potentially dilutive stock options and warrants outstanding were exercised. Shares subject to stock subscriptions were included as fully outstanding for all periods presented for the computation of both basic and diluted earnings per share. The outstanding stock options and warrants were not included in the computation of diluted earnings per common share for any of the periods presented since their effect would have been antidilutive.


PRO FORMA EARNINGS PER SHARE


    Pro forma basic and diluted loss per share is computed using the weighted average number of shares of common stock outstanding giving effect to the conversion of 4,933,200 shares of convertible preferred stock that will automatically convert to common stock upon completion of the Company's initial public offering, using the if-converted method, from the original date of issuance.


STOCK OPTION PLANS


    As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and provides pro forma disclosures of net income and earnings per share as if the fair value-based method prescribed by SFAS 123 had been applied in measuring compensation expense. The Company uses the Black-Scholes option pricing model to estimate the fair value of options and warrants granted. The Company accounts for options granted to non-employees based upon the fair value at date of grant.

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to credit risk consist primarily of cash and accounts receivable. The Company maintains cash with various major financial institutions. The Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risks exists with respect to cash balances.

    Trade receivables subject the Company to the potential for credit risk with customers in the healthcare and pharmaceutical industries. Approximately 65% of the Company's accounts receivable and revenue was represented by a single pharmaceutical customer at December 31, 1998 which exposes the Company to a concentration of credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable and notes payable approximate their fair values.

SUPPLEMENTAL CASH FLOW INFORMATION


                                                                     PERIOD FROM
                                                                   AUGUST 8, 1997
                                                                     (INCEPTION)                     SIX MONTHS ENDED
                                                                       THROUGH        YEAR ENDED         JUNE 30,
                                                                    DECEMBER 31,     DECEMBER 31,  --------------------
                                                                        1997             1998        1998       1999
                                                                  -----------------  ------------  ---------  ---------
                                                                                                       (UNAUDITED)
CASH PAID FOR:
  Interest......................................................      $     454       $   44,128   $      --  $   6,213
                                                                          -----      ------------  ---------  ---------
                                                                          -----      ------------  ---------  ---------
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
  Capital lease obligation......................................      $      --       $    8,700   $      --  $  42,691
                                                                          -----      ------------  ---------  ---------
                                                                          -----      ------------  ---------  ---------
  Exchange of convertible debt and accrued interest for common
    stock.......................................................      $      --       $  448,605   $      --  $      --
                                                                          -----      ------------  ---------  ---------
                                                                          -----      ------------  ---------  ---------


3. PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed under the straight-line method over the following estimated useful lives:

Computer equipment and software............................................  3-5 years
Office equipment...........................................................  5 years

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998

3. PROPERTY AND EQUIPMENT (CONTINUED)
    Equipment under capital leases and leasehold improvements are depreciated and amortized over their useful lives or the term of the lease, whichever is shorter.

    Property and equipment consisted of the following as of December 31, 1998:


                                                                          1998     JUNE 30, 1999
                                                                        ---------  -------------
                                                                                    (UNAUDITED)
Computer equipment and software.......................................  $ 229,819   $   649,962
Office equipment......................................................    242,277       576,596
Leased equipment......................................................      8,700        51,373
                                                                        ---------  -------------
                                                                          480,796     1,277,931
Less--Accumulated depreciation and amortization.......................    (35,570)     (152,255)
                                                                        ---------  -------------
Property and equipment, net...........................................  $ 445,226   $ 1,125,676
                                                                        ---------  -------------
                                                                        ---------  -------------


    Depreciation expense for the year ended December 31, 1998 was $35,570.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES


    The Company's accounts payable and accrued expenses as of December 31, 1997, 1998 and June 30, 1999, are composed of the following:



                                                                                  1997       1998     JUNE 30, 1999
                                                                                ---------  ---------  -------------
                                                                                                       (UNAUDITED)
Accounts payable..............................................................  $  10,930  $ 163,110   $ 1,346,760
Accrued payroll...............................................................         --     58,476       141,793
Accrued professional fees.....................................................         --     24,378       174,673
Accrued interest..............................................................      3,362         --            --
Other accrued expenses........................................................     10,600    373,510       206,517
                                                                                ---------  ---------  -------------
Total accounts payable and accrued expenses...................................  $  24,892  $ 619,474   $ 1,869,743
                                                                                ---------  ---------  -------------
                                                                                ---------  ---------  -------------


5. NOTES PAYABLE


    Notes payable consisted of the following obligations as of December 31, 1998 and June 30, 1999:



                                                                                  DECEMBER 31, 1998  JUNE 30, 1999
                                                                                  -----------------  -------------
                                                                                                      (UNAUDITED)
Note payable to a commercial bank, due on demand, interest at prime rate plus
   1/2%. During the year ended December 31, 1998, the average rate was 8.85%....  $      400,000     $        --
Demand notes payable to a stockholder; interest at prime rate plus 1/2%. During
  the year ended December 31, 1998, the average rate was 8.85%..................          44,350              --
                                                                                        --------     -------------
                                                                                  $      444,350              --
                                                                                        --------     -------------
                                                                                        --------     -------------


6. CONVERTIBLE DEBT

    Beginning November 13, 1997 through July 1, 1998, the Company entered into unsecured convertible promissory notes convertible into common shares of the Company at 50% of the current market price on date of conversion for total cash consideration of $420,000, bearing interest at 18%.

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998

6. CONVERTIBLE DEBT (CONTINUED)

On July 3, 1998, the promissory notes were converted, including accrued interest, to 897,040 shares of common stock of the Company at a per share price of $0.50.



    The beneficial conversion feature was valued separately at issuance. The intrinsic value of the beneficial conversion feature was calculated at the commitment date as the difference between the conversion price and the fair value of the Company's common stock into which the promissory notes were convertible, multiplied by the number of shares into which the promissory notes were convertible. The discount of $420,000, the difference between the fair market value on the date of issuance and conversion price was accounted for as additional interest expense and amortized using the effective interest method from the date of issuance through the date the securities were first convertible. Interest expense recorded under this method for the period from August 8, 1997 (inception) through December 31, 1997, the year ended December 31, 1998 and for the six months ended June 30, 1998 (unaudited) was $24,091, $395,909 and $183,939 respectively.


7. PREPAID EXPENSES

    Under the terms of the Company's three-year contract with AOL, the Company paid an up-front carriage fee of $1.2 million and is also committed to pay $75,000 per month through April 2000 for total cash consideration of $3.0 million. The Company commenced full operation of its site on AOL in September 1998, and the contract runs through June 2001. The upfront carriage fee has been recorded as a prepaid expense and the total carriage fee is being amortized over the period through June 2000. Pricing terms have not been established for the third year of the contract.


    As of December 31, 1998 and June 30, 1999 (unaudited), the unamortized AOL prepaid balance was approximately $952,000 and $710,000 respectively. The remaining balance of prepaid expenses consists primarily of prepaid insurance, maintenance and other.


    The Company estimates that a significant portion of its traffic is derived from AOL. There is no assurance that fees paid by the Company to AOL will remain at current levels or at commercially reasonable levels beyond June 2000. Further, if the financial condition and operations of AOL were to deteriorate significantly, or if the traffic to the Company's site generated by AOL were to substantially decrease, the Company's revenues could be adversely affected.

8. INCOME TAXES

    The actual income tax expense for the period from August 8, 1997 (inception) to December 31, 1997, and for the year ended December 31, 1998, is different from the amount computed by applying the statutory federal income tax rate to losses before income tax expense. The reconciliation of these differences is as follows:

                                                                                              1997         1998
                                                                                            ---------  ------------
Tax benefit at federal statutory rate.....................................................  $   5,914  $  1,790,346
State income taxes, net of federal income tax effect......................................        870       261,816
Increase in valuation allowance...........................................................     (6,784)   (2,052,162)
                                                                                            ---------  ------------
  Income tax expense......................................................................  $      --  $         --
                                                                                            ---------  ------------
                                                                                            ---------  ------------

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998

8. INCOME TAXES (CONTINUED)

    The tax effects of the temporary differences between amounts recorded as assets and liabilities for financial reporting purposes and amounts reported for income tax purposes as of December 31, 1997 and 1998 are as follows.

                                                                                               1997        1998
                                                                                             ---------  -----------
Deferred Tax Assets:
  Start-up costs...........................................................................  $   4,607  $   248,976
  Depreciation.............................................................................         --        2,029
  Net operating loss carryforward..........................................................      2,177    1,816,465
  Valuation allowance......................................................................     (6,784)  (2,058,946)
                                                                                             ---------  -----------
                                                                                             $      --  $     8,524
                                                                                             ---------  -----------
                                                                                             ---------  -----------
Deferred Tax Liabilities:
  Prepaid expenses.........................................................................  $      --  $     4,084
  Software amortization....................................................................         --        4,440
                                                                                             ---------  -----------
                                                                                             $      --  $     8,524
                                                                                             ---------  -----------
                                                                                             ---------  -----------

    As of December 31, 1997 and 1998, the Company has available for income tax purposes, a net operating loss carryforward of approximately $0 and $4.6 million respectively, which expires in various amounts through 2013. The utilization of the carryforwards are dependent upon the ability of the Company to generate sufficient taxable income during the carryforward periods. Utilization of the net operating loss carryforward may be subject to an annual limitation, due to the ownership change limitations provided by the Internal Revenue Code of 1986. Due to the operating losses incurred by the Company, a valuation allowance has been established to reduce the net deferred tax asset to its expected realizable value.


9. COMMON STOCK SUBJECT TO PUT RIGHTS



    During 1997, 1998 and the six months ended June 30, 1999, the Company issued common stock to certain members of management which are subject to put rights. Under the terms of the Second Amended and Restated Shareholders' and Voting Agreement, the Company may be required to redeem the common stock if the holders of the puttable common stock are terminated without cause, or upon their death or disability. Upon these events, the shareholders or representatives of the shareholders may cause the shares to be redeemed by the Company at the option of the holder at the then fair market value of the shares, if other shareholders or investors do not choose to exercise their purchase rights. At each balance sheet date, the shares are being accreted to their current redemption value. If the Company completes an initial public offering that meets certain requirements as to minimum size and valuation, the put provisions contained in the Second Amended and Restated Shareholders' and Voting Agreement will be terminated. As of December 31, 1997, 1998 and for the six months ended June 30, 1999 the number of shares outstanding, subject to put rights are 1,815,300, 2,059,480 and 2,119,080 shares respectively. For the period from August 8, 1997 (inception) through December 31, 1997, the year ended December 31, 1998 and the six months ended June 30, 1999, the Company recorded a reduction in additional paid-in capital of $0, $2,409,752 and $12,619,427 respectively for the increases in current redemption value.

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998


10. SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK



    During June 1999, the Company authorized 3,022,060 shares (on a pro forma split-adjusted basis) of Series B redeemable convertible preferred stock with a par value of $0.01 per share and issued 2,077,660 shares at a price of $3.31 per share. The preferred stock is convertible into an equal number of shares of common stock at the option of the holder, with certain additional antidilutive protection provided to the holder. Conversion is mandatory upon the closing of an underwritten public offering that meets certain minimum conditions as to net proceeds. On the sixth anniversary of the closing, the Series B holders have the option to put their shares of preferred stock to the Company at their liquidation preference of $3.31 per share. In connection with this financing, an existing shareholder exercised preemptive rights to purchase 199,160 shares of common stock for additional proceeds to the Company of approximately $659,000.



    In connection with the issuance of the Series B redeemable convertible preferred stock, there were three warrants granted that will be exercisable contingent upon the occurrence of certain events. A warrant to purchase shares of common stock for $0.01 per share may become exercisable if there is a qualified offering or sale of the Company and a certain rate of return has not been achieved by the Series B shareholders. A warrant to purchase an additional 755,520 shares of Series B redeemable, convertible preferred stock for $3.31 per share may become exercisable if by October 15, 1999 the Company has not completed a qualified offering or executed any agreement that generates $5.0 million of proceeds to the Company. Since the exercisability of these warrants is contingent upon the occurrence of certain events, no portion of the proceeds has been allocated to these warrants.



11. STOCKHOLDERS' EQUITY


COMMON STOCK AND WARRANTS


    At the inception of the Company, 2,475,040 shares of common stock were issued as founders stock at par value. As of December 31, 1997 the Company had a stock subscription receivable of $366 related to 732,360 shares of common stock. This receivable was fully paid during June 1998.



    During 1998, indebtedness of the Company was refinanced, and in return for their continued guarantee, certain officers received 70,000 warrants to purchase additional shares of the Company's common stock at par value. The estimated fair value of these warrants at the date issued was $1.25 per share using a Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options as described below resulting in recording approximately $87,000 in deferred financing costs, these costs are being amortized over the life of the related debt.



    During 1998, 987,380 warrants to purchase common shares at par value were issued to venture capital firms for their assistance in obtaining outside financing. The estimated fair value of these warrants at the dates issued ranged from $0.78 to $1.25 per share using a Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options as described below. The fair value of these warrants was recorded as a reduction in paid-in capital of $1,030,446 from the associated equity transaction.



    Concurrent with the issuance of the Series A convertible preferred stock described below, the number of authorized shares of common stock was increased to 50,000,000.


CONVERTIBLE PREFERRED STOCK


    During February 1999, the Company authorized and issued 2,666,660 shares of Series A convertible preferred stock with a par value of $0.01 and a liquidation value of $1.50 per share with net proceeds to the Company of $3,678,428. The preferred stock is convertible into an equal number of

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998


11. STOCKHOLDERS' EQUITY (CONTINUED)

shares of common stock at the option of the holder, with certain additional antidilutive protection provided to the holder. Conversion is mandatory upon the closing of an underwritten public offering that meets certain minimum conditions as to net proceeds.


    Concurrent with the issuance of the Series A convertible preferred stock the number of authorized shares of preferred stock was increased to 1,000,000 (20,000,000 on a split adjusted basis).


CEO OPTIONS


    During 1998, the Company granted options for 2,000,000 shares to its chief executive officer at an exercise price of $0.50 per share. The 2,000,000 options vest upon the occurrence of certain events. These options are being accounted for as variable plan options. Concurrent with the issuance of the Series B redeemable convertible preferred stock, the 2,000,000 options vested 100%, which resulted in a compensation charge in June 1999 of approximately $5.6 million.



    In March 1999, the Company granted 800,000 options to its chief executive officer at an exercise price of $11.25 per share.



SECOND AMENDED SHAREHOLDERS' RIGHTS AGREEMENT



    The Second Amended and Restated Shareholders' and Voting Agreement contains provisions relating to the voting of shares and appointment of Board of Directors members. Certain significant shareholders have been given the right to designate members of the Board of Directors. The agreement also contains features related to a change of control, restrictions on transfer of stock, preemptive rights and other restrictive covenants. In addition, as described in
Note 9, the agreement provides certain shareholders put rights under specified conditions. The Second Amended and Restated Shareholders' and Voting Agreement terminates upon the completion of an initial public offering that values the Company at not less than $75 million before the effect of the money raised in the offering and has an aggregate offering price of not less than $15 million.


STOCK OPTION PLANS


    The Company has a stock option plan authorizing the grant of options to employees, consultants and non-employee directors. Under the plan, the Company may grant options to purchase up to 6,100,000 shares of common stock to its employees, consultants and non-employee directors. Stock options expire ten years from the date granted. During 1998, the Company granted options to purchase 2,392,000 shares in accordance with the plan. Shares available for future grants amounted to 3,408,000 as of December 31, 1998 and approximately 311,560 as of June 30, 1999.



    The Company applies APB Opinion 25 and related interpretations in accounting for the plans. During the year ended December 31, 1998, the Company granted options with exercise prices below fair value. The Company has recorded deferred compensation of $212,577 and $272,261 during 1998 and the six months ended June 30, 1999, respectively based upon the difference between the fair market value on the grant date and the option exercise price. The deferred compensation is being amortized over the option vesting periods of three years. Compensation expense of $31,610 and $5,662,413 was recorded for the year ended December 31, 1998 and for the six months ended June 30, 1999 related to stock options. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998


11. STOCKHOLDERS' EQUITY (CONTINUED)

consistent with the method of SFAS No. 123, the Company's net loss and earnings per share would have been changed to the pro forma amounts indicated below.


                                                                         1997         1998
                                                                       ---------  ------------
Net loss:
  As reported........................................................  $  41,486  $  5,241,913
  Pro forma..........................................................     41,486     5,246,920
Loss per share:
  As reported........................................................      (0.02)        (1.12)
  Pro forma..........................................................      (0.02)        (1.12)


    A summary of options transactions during the year ended December 31, 1998 is as follows:


                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                                                      EXERCISE
                                                                          OPTIONS       PRICE
                                                                         ----------  -----------
Outstanding December 31, 1997..........................................          --   $      --
1998 Activity:
  Granted..............................................................   2,392,000        0.50
                                                                         ----------  -----------
Outstanding December 31, 1998..........................................   2,392,000        0.50
                                                                                     -----------
  Granted..............................................................   2,996,440        4.13
                                                                         ----------  -----------
Outstanding June 30, 1999..............................................   5,388,440   $    2.52
                                                                         ----------  -----------
                                                                         ----------  -----------



    As of December 31, 1998 there were no options exercisable. As of June 30, 1999, options for 2,070,000 shares, with a weighted-average exercise price of $0.50 per share, were exercisable.



    The weighted-average fair value of options granted during 1998 was $0.40 per share. The weighted-average remaining contractual life of outstanding options at December 31, 1998 was 9.5 years. The following table provides further information on the options, which were granted with exercise prices below fair value for the year, ended December 31, 1998.



                                                                                                            WEIGHTED
                                                                                                             AVERAGE
                                                                                  WEIGHTED     WEIGHTED    FAIR VALUE
                                                                                   AVERAGE      AVERAGE     OF COMMON
                                                                                  EXERCISE       FAIR       STOCK ON
                                                                       SHARES       PRICE        VALUE     GRANT DATE
                                                                     ----------  -----------  -----------  -----------
Options whose exercise price is less than the fair value of the
  stock on the grant date..........................................   2,392,000   $    0.50    $    0.40    $    0.83


    The Company has computed for pro forma disclosure purposes the value of all options granted during 1998 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 and the following weighted-average assumptions:

Risk-free interest rate......................................   4.18%--5.61%
  Expected life..............................................        3 years
  Volatility.................................................             0%
  Dividend rate..............................................             0%

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998


12. COMMITMENTS AND CONTINGENCIES


CAPITAL LEASE

    During 1998, the Company entered into a capital lease to purchase equipment for $8,700. Accumulated amortization for this equipment was $313 at December 31, 1998. Payments during the year ended December 31, 1998, totaled $620. Future minimum lease payments as of December 31, 1998, are as follows:

Year ending December 31:
1999................................................................  $   3,720
2000................................................................      3,720
2001................................................................      3,100
                                                                      ---------
  Total minimum lease payments......................................     10,540
Less--Amounts representing imputed interest.........................     (2,335)
                                                                      ---------
Present value of net minimum payments...............................      8,205
Less--Current portion...............................................     (2,436)
                                                                      ---------
Capital lease obligation, net of current portion....................  $   5,769
                                                                      ---------
                                                                      ---------

OPERATING LEASES

    The Company has entered into various operating leases with varying terms expiring through 2001. Payments made under these agreements totaled approximately $0 and $58,191 for the years ended December 31, 1997 and 1998, respectively.

    As of December 31, 1998, future minimum lease payments under these leases were as follows:

1999..............................................................  $ 105,492
2000..............................................................     79,641
2001..............................................................      1,740
                                                                    ---------
                                                                    $ 186,873
                                                                    ---------
                                                                    ---------

EMPLOYMENT CONTRACTS


    The Company has entered into employment contracts with certain officers, the terms of which expire at various dates through February 2004. The employment agreements provide for annual base salary, stock options, severance packages and in some instances discretionary bonuses and payments in the event of termination without cause.


CALL CENTER AGREEMENT


    During 1998, the Company entered into an agreement with Medical Advisory Systems, a stockholder of the Company, whereby Medical Advisory Systems manages the Company's call center. As part of the agreement, the Company pays a monthly rental and management fee. The agreement provides for payments of cost plus 20% plus additional costs such as rent and runs through the expiration of the agreement. This agreement can be terminated by Medical Advisory Systems at any time.



    The Company currently relies on its agreement with Medical Advisory Systems to manage its chat center operations. A risk exists that Medical Advisory Systems physicians could engage in conduct that could be considered the practice of medicine. A determination by any state or federal regulatory

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998


12. COMMITMENTS AND CONTINGENCIES (CONTINUED)


agency that the Company is practicing medicine in violation of applicable statutes could subject the Company to allegations of malpractice and have a material adverse effect on its business, financial condition and results of operations. Further, any operational difficulties or other problems with the chat center operations or the Company's relationship with Medical Advisory Systems could result in consumer complaints and attrition or legal proceedings. The failure of Medical Advisory Systems to deliver these services would require the Company to obtain these services from another operator or provide them internally which could interrupt the Company's services.



    During 1998 and the six months ended June 30, 1999, the Company paid $822,918 and $1.9 million, respectively to Medical Advisory Systems as part of the call center agreement. During 1998, the Company sold stock on a subscription basis to Medical Advisory Systems enabling Medical Advisory Systems to purchase 1,276,660 and 800,000 shares of common stock, par value $0.01 per share, for $0.78 and $1.25 per share, respectively. As of December 31, 1998 and June 30, 1999, there were 1,128,740 and 415,020 shares issuable respectively under the stock subscription agreement.


MARKETING SERVICE AGREEMENT


    In March 1999, the Company entered into a $4.8 million consulting agreement with Premier Research, a stockholder of the Company. The agreement calls for Premier Research to help the Company in leveraging its place as an anchor tenant on AOL's subscriber HealthChannel to recruit patients for clinical research projects. The consulting agreement has a term of twenty-four months, with an effective date of January 1, 1999. Under the terms of the agreement, the Company is to pay Premier Research equal installments of $575,000 on the 15(th) day of March, June, September and December of 1999 and 2000. The required installments were paid on March 15 and June 15, 1999. The fee is being recorded as expense ratably over the term of the agreement.


CONTINGENCIES

    The Company's business and industry are subject to extensive government regulation. Federal and state laws, regulations and statutes have been or may be adopted with respect to healthcare, the internet and other on-line services covering issue such as the practice of medicine, pharmacology and other professions, the payment of health-related products and services by federal healthcare programs, including regulation of patient referrals and copyright, trademark and other intellectual property protection of domain names.


13. RELATED-PARTY TRANSACTIONS



    As of December 31, 1998, notes payable include $44,350 due to a stockholder to fund operating activities. The note was fully repaid on June 30, 1999.


    Certain officers of the Company have personally guaranteed debt of the Company. In exchange for their guarantee, they have received common stock or warrants. The fair value of the stock and warrants granted of approximately $87,000 was recorded as deferred financing costs and amortized as interest expense over the term of the debt.


    During 1998, Wyndhurst Capital assisted the Company in negotiating various transactions and assisted the Company in obtaining equity investors and debt financings. In return, the Company granted Wyndhurst Capital warrants to acquire 195,020 shares of the Company's common stock at an exercise price of par value and aggregate fees of $449,227 which have been recorded as reductions to additional paid in capital. The warrants have been recorded at their fair value of approximately $153,000, and have been recorded as a cost of the related financing. The Company also paid Wyndhurst Capital

                    AMERICASDOCTOR.COM, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998


13. RELATED-PARTY TRANSACTIONS (CONTINUED)


$33,600 in connection with the issuance of convertible debt, which were capitalized as deferred financing costs and amortized over the term of the debt. The managing director of Wyndhurst Capital also serves as a Director and Vice-Chairman of the Company. The Company is obligated to pay Wyndhurst Capital a fee of $10,000 per month which is credited against monies owed to them related to specific financings or expensed in the absence of specific financing transactions.



    During the six months ended June 30, 1999, the Company granted warrants for 862,420 shares at an exercise price of $0.01 per share in connection with various financing transactions. The warrants have been recorded at their fair value of $1.8 million, and have been recorded as a cost of the related financing.



    The Company made payments to stockholders of the Company (Medical Advisory Systems and Premier Research) during 1998 and 1999 respectively (See Note 12).



14. SUBSEQUENT EVENT



    During July 1999, the Company received proceeds from the sale of an additional 188,880 shares of Series B redeemable convertible preferred stock at a price of $3.31 per share.

                                     [LOGO]

--------------------------------------------------------------------------------

---------------------

PROSPECTUS

---------------------


7,250,000 SHARES


        AMERICASDOCTOR.COM

COMMON STOCK

    UNTIL            , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            WARBURG DILLON READ LLC


                            WILLIAM BLAIR & COMPANY



                       PRUDENTIAL VECTOR HEALTHCARE GROUP


     A UNIT OF PRUDENTIAL SECURITIES INCORPORATED


           , 1999

--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SECURITIES.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    Set forth below is an estimate, except for the Commission and Nasdaq National Market fees, of the fees and expenses payable by the Registrant in connection with the offering of the common stock:



Securities and Exchange Commission Registration fee................  $  23,179
Transfer agent and registrar fee...................................      *
Printing and engraving costs.......................................      *
Legal fees and expenses............................................      *
Accounting fees and expenses.......................................      *
NASD filing fee....................................................  $   6,500
Nasdaq National Market listing fee.................................      *
Blue Sky fees and expenses.........................................      *
Miscellaneous expenses.............................................      *
                                                                     ---------
      Total........................................................  $   *
                                                                     ---------
                                                                     ---------


------------------------

*   to be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Reference is made to Section 102(b)(7) of the Delaware General Corporation law, which enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemption, or (4) for any transaction from which a director derived an improper personal benefit.



    Reference also is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses, including attorneys' fees, which the officer or director actually and reasonably incurred.


    The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of AmericasDoctor.com provide for indemnification of officers and directors to the fullest extent permitted by applicable law. In addition, we have entered into contracts with each of our independent directors requiring us to indemnify them and to advance litigation expenses to them to the fullest extent permitted by applicable law. Delaware law presently permits a Delaware corporation



    - to indemnify any officer or director in any third-party or governmental actions against them for expenses, judgments, fines and amounts paid in settlement and, in derivative actions, for expenses, if the indemnitee acted in good faith and in the manner he believed to be in or not opposed to the best interest of the corporation and



    - to advance expenses in any action, provided that the officer or directors agrees to reimburse the corporation if it is ultimately determined that he was not entitled to indemnification.


The contracts also require us to


    - indemnify the independent directors upon receipt of an opinion of counsel in certain cases,



    - pay indemnity demands pending a determination of entitlement to indemnity, and



    - demonstrate, in any action brought pursuant to the contracts, that the director was not entitled to indemnification under applicable law.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    The following table lists the recent sales of unregistered securities and includes the type of security, the person to whom the securities were sold, the consideration and the exemption from registration. All consideration was paid in the form of cash on the date of sale listed in the table below, except as noted in the table below. All issuances set forth in the table below were issued pursuant to Section 4(2) of the Securities Act. All transactions were private placements and did not involve public solicitation. In connection with the issuance of the Series A convertible preferred stock and the Series B redeemable convertible preferred stock described below, the purchasers were issued warrants to purchase an undetermined number of shares of common stock at an exercise price of $0.01 per share and warrants to purchase 503,660 and 188,880, respectively, shares of Series B redeemable convertible preferred stock at an exercise price of $3.31 per share.



                                                                      NUMBER OF      SECURITIES
       TITLE OF              DATE OF                                   SHARES            ACT
       SECURITY               SALE              PURCHASER(S)        OR PRINCIPAL      EXEMPTION        CONSIDERATION
----------------------  -----------------  ----------------------  ---------------  -------------  ----------------------
Common Stock..........  June 2, 1999       Medical Advisory                199,160   Section 4(2)                $659,020
                                           Systems, Inc.

                        February 25, 1999  A group of 21                   277,780   Section 4(2)                $500,004
                                           accredited investors

                        February 15, 1999  Medical Advisory                277,780   Section 4(2)                $500,004
                                           Systems, Inc.

                        Subscribed on      Medical Advisory                800,000   Section 4(2)      $300,000 cash paid
                        October 30, 1998   Systems, Inc.                                            upon subscription and
                        and issued as                                                               the balance paid over
                        consideration is                                                           5 months ($140,000 per
                        paid                                                                                       month)

                        October 16, 1998   A group of 74                 2,000,000   Section 4(2)  $2,500,000 ($25,000 of
                        through            accredited investors                                     which was paid in the
                        January 27, 1999                                                             form of a promissory
                                                                                                    note, which was fully
                                                                                                   paid on March 3, 1999)

                                                                      NUMBER OF      SECURITIES
       TITLE OF              DATE OF                                   SHARES            ACT
       SECURITY               SALE              PURCHASER(S)        OR PRINCIPAL      EXEMPTION        CONSIDERATION
----------------------  -----------------  ----------------------  ---------------  -------------  ----------------------
                        October 5, 1998    Premier Research                276,660   Section 4(2)          Issued without
                                           Worldwide, Ltd.                                                     additional
                                                                                                    consideration for the
                                                                                                     Company's failure to
                                                                                                           meet financial
                                                                                                               milestones

                        October 5, 1998    Medical Advisory                276,660   Section 4(2)          Issued without
                                           Systems, Inc.                                                       additional
                                                                                                    consideration for the
                                                                                                     Company's failure to
                                                                                                           meet financial
                                                                                                               milestones

                        October 5, 1998    The group of 18                 275,860   Section 4(2)          Issued without
                                           accredited investors                                                additional
                                           who previously                                           consideration for the
                                           purchased common stock                                    Company's failure to
                                           between June 1998 and                                           meet financial
                                           July 1998                                                           milestones

                        September 24,      A group of 7 investors          500,000   Section 4(2)                $500,000
                        1998 through
                        October 18, 1998

                        July 2, 1998       Premier Research              1,000,000   Section 4(2)              $1,000,000
                                           Worldwide, Ltd.

                        Subscribed on      Medical Advisory              1,000,000   Section 4(2)      Services valued at
                        July 2, 1998 and   Systems, Inc.                                            $360,000 and $640,000
                        issued as                                                                  payable monthly over a
                        consideration is                                                                  12 month period
                        paid                                                                         commenced on October
                                                                                                   1998 in cash (of which
                                                                                                   $160,000 was unpaid as
                                                                                                       of June 30, 1999).

                        June, 1998         A group of 18                   997,000   Section 4(2)                $997,000
                        through July,      accredited investors
                        1998

                        June 30, 1998      2 executive officers            193,320   Section 4(2)         In exchange for
                                           and a group of 4                                         guaranteeing a bridge
                                           investors                                                loan in the amount of
                                                                                                      $900,000 and a cash
                                                                                                      advance of $500,000

Series B Redeemable
 Convertible Preferred
 Stock................  June 1, 1999       GE Capital Equity             2,266,540   Section 4(2)   $6,874,977 on June 1,
                                           Investments, Inc., TD                                   1999 and $625,000 paid
                                           Capital Focus II,                                             on July 16, 1999
                                           L.P., TD Origen
                                           Capital Fund, L.P., TD
                                           Javelin Capital Fund,
                                           L.P.

Series A Convertible                                                                 Section 4(2)
 Preferred Stock......  February 1, 1999   TD Capital Focus II,          2,666,660                             $3,999,990
                                           L.P., TD Origen
                                           Capital Fund, L.P., TD
                                           Javelin Capital Fund,
                                           L.P.

                                                                      NUMBER OF      SECURITIES
       TITLE OF              DATE OF                                   SHARES            ACT
       SECURITY               SALE              PURCHASER(S)        OR PRINCIPAL      EXEMPTION        CONSIDERATION
----------------------  -----------------  ----------------------  ---------------  -------------  ----------------------
Convertible unsecured
 Notes................  Notes were issued  A group of 34                  $420,000   Section 4(2)                $420,000
                        from November 4,   investors, which
                        1997 to July 1,    included 28 accredited
                        1998               investors

                        Common stock was   A group of 34                   897,040   Section 4(2)
                        issued upon        investors, which
                        conversion of the  included 28 accredited
                        notes on October   investors
                        1, 1998

Warrants..............  Warrants were      Wyndhurst Capital               895,580   Section 4(2)          Consulting and
                        issued between     Group, LLC                                                    Capital- raising
                        January 27, 1999                                                           services; exercised at
                        to May 26, 1999                                                                         par value
                        and 467,960 were
                        exercised on
                        March 17, 1999

                        Warrants were      3 executive officers             70,000   Section 4(2)         In exchange for
                        issued on January                                                                  guaranteeing a
                        27, 1999 and                                                               refinanced bridge loan
                        14,000 were                                                                      in the amount of
                        exercised on                                                                             $500,000
                        March 30, 1999

                        Warrants were      Balanced Capital LLC            556,540   Section 4(2)  Services; exercised at
                        issued from        and Balanced Capital                                                 par value
                        July 2, 1998 to    Passive, LP
                        January 27, 1999
                        and all were
                        exercised on
                        March 30, 1999

                        Warrants were      Venture Consultants             228,360   Section 4(2)  Services; exercised at
                        issued on July                                                                          par value
                        20, 1998 and all
                        were exercised on
                        April 30, 1999



    In addition, pursuant to Section 4(2) of the Securities Act in connection with the formation of AmericasDoctor.com, 2,475,060 shares of founder's stock at par value were issued to Scott M. Rifkin, Jeffrey Lefko, Wyndhurst Capital Group, LLC, Assurenet, Ltd., Alan M. Rifkin and attorneys affiliated with Rifkin, Livingston, Levitan & Silver, LLC.



    The Board of Directors has authorized an Employee Stock Option. From February 1, 1999 to June 11, 1999, pursuant to Rule 701, we have issued options for 5,988,440 shares exercisable at a price ranging from $0.50 per share to $11.25 per share.


    There were no underwriters employed in connection with any of the transactions set forth in Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


   NO.     DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------------
     1.1   Form of Underwriting Agreement.***
     3.1   Certificate of Designations of Series A Convertible Preferred Stock.*
     3.2   Certificate of Designations of Series B Redeemable Convertible Preferred Stock.*
     3.3   Amended and Restated Bylaws.*
     5.1   Opinion of Simpson Thacher & Bartlett.***
     9.1   Form of Stockholders' Voting Agreement.*
    10.1   Amended and Restated AmericasDoctor.com, Inc. 1999 Long-Term Incentive Plan.*
    10.2   Employment Agreement with Scott M. Rifkin, M.D.*
    10.3   Employment Agreement with Jeffrey Lefko.*
    10.4   Employment Agreement with Allan C. Sanders.*
    10.5   Employment Agreement with Laura Gill.*
    10.6   Employment Agreement with Charles R. Bland.***
    10.7   Interactive Services Agreement with America Online, Inc.*
    10.8   Call Center Service Agreement, as amended, with Medical Advisory Systems, Inc.**
           Addendum No. 1**
           Addendum No. 2**
    10.9   Support and Service Agreement with Premier Research Worldwide, Ltd.*
    10.10  Marketing Service Agreement with Premier Research Worldwide, Ltd.*
    10.11  Consulting Agreement with Wyndhurst Capital Group LLC.*
    10.12  Warrant to Purchase Series A Common Stock issued to Tullis-Dickerson Capital Focus II, L.P., dated
           February 1, 1999.*
    10.13  Warrant to Purchase Series A Common Stock issued to TD Origen Capital Fund, L.P., dated February 1, 1999.*
    10.14  Warrant to Purchase Series A Common Stock issued to Javelin Capital Fund, L.P., dated February 1, 1999.*
    10.15  Securities Purchase Agreement, dated February 1, 1999.*
    10.16  Common Stock Warrant issued to GE Capital Equity Investments, Inc., dated June 1, 1999.*
    10.17  Common Stock Warrant issued to Tullis-Dickerson Capital Focus II, L.P., dated June 1, 1999.*
    10.18  Preferred Stock Warrant issued to GE Capital Equity Investments, Inc., dated June 1, 1999.*
    10.19  Preferred Stock Warrant issued to Tullis-Dickerson Capital Focus II, L.P., dated June 1, 1999.*
    10.20  Securities Purchase Agreement, dated June 1, 1999.*
    10.21  Common Stock Purchase Agreement, dated July 2, 1998.*
    10.22  Second Amended and Restated Shareholders' and Voting Agreement, dated June 1, 1999.*
    10.23  Second Amended and Restated Registration Rights Agreement, dated June 1, 1999.*
    10.24  Agreement, dated February 12, 1999, between AmericasDoctor.com, Inc. and Smith & Nephew Inc.*
    10.25  Content Development Agreement, dated June 15, 1999, between AmericasDoctor.com, Inc. and CenterWatch,
           Inc.*
    21.1   List of Subsidiaries*
    23.1   Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).***

   NO.     DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------------
    23.2   Consent of Arthur Andersen LLP, independent public accountants.**
    24.1   Power of attorney (included on signature page to this Registration Statement).**
    27.1   Financial Data Schedule (EDGAR filed version only).**


------------------------


*   Previously filed.



**  Filed herewith.



*** To be filed by amendment.



    (b) Financial Statement Schedules


ITEM 17. UNDERTAKINGS.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of this registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.



    The undersigned Registrant undertakes that:


        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.


        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial BONA FIDE offering of the securities.



        (3) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland, on the 27 day of July, 1999.



                                AMERICASDOCTOR.COM, INC.

                                By:  /s/ LEWIS S. GOODMAN
                                     -----------------------------------------
                                     Lewis S. Goodman
                                     Vice Chairman of the Board of Directors



                               POWER OF ATTORNEY



    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Scott M. Rifkin, M.D. and Lewis S. Goodman the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Act, and to file the same, with all exhibits thereto and other documents in connection therewith with the Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.



    Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

/s/ SCOTT M. RIFKIN, M.D.       Chief Executive Officer,
------------------------------  Chairman of the Board of       July 27, 1999
Scott M. Rifkin, M.D.           Directors

/s/ JEFFREY J. LEFKO            Executive Vice-President
------------------------------  of Sales and Marketing,        July 27, 1999
Jeffrey J. Lefko                Director

/s/ LEWIS S. GOODMAN
------------------------------  Vice Chairman of the Board     July 27, 1999
Lewis S. Goodman                of Directors

/s/ THOMAS P. DICKERSON
------------------------------  Director                       July 27, 1999
Thomas P. Dickerson

/s/ CHARLES R. BLAND
------------------------------  President                      July 27, 1999
Charles R. Bland

                                Chief Financial Officer,
/s/ ALLAN C. SANDERS            Principal Accounting
------------------------------  Officer, Secretary and         July 27, 1999
Allan C. Sanders                Treasurer

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

/s/ RICHARD MILLER
------------------------------  Director                       July 27, 1999
Richard Miller

/s/ JOSEPH ESPOSITO
------------------------------  Director                       July 27, 1999
Joseph Esposito

                                 EXHIBIT INDEX


   NO.     DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------------
     1.1   Form of Underwriting Agreement.***

     3.1   Certificate of Designations of Series A Convertible Preferred Stock.*

     3.2   Certificate of Designations of Series B Redeemable Convertible Preferred Stock.*

     3.3   Amended and Restated Bylaws.*

     5.1   Opinion of Simpson Thacher & Bartlett.***

     9.1   Form of Stockholders' Voting Agreement.*

    10.1   Amended and Restated AmericasDoctor.com, Inc. 1999 Long-Term Incentive Plan.*

    10.2   Employment Agreement with Scott M. Rifkin, M.D.*

    10.3   Employment Agreement with Jeffrey Lefko.*

    10.4   Employment Agreement with Allan C. Sanders.*

    10.5   Employment Agreement with Laura Gill.*

    10.6   Employment Agreement with Charles R. Bland.***

    10.7   Interactive Services Agreement with America Online, Inc.*

    10.8   Call Center Service Agreement, as amended, with Medical Advisory Systems, Inc.**
           Addendum No. 1**
           Addendum No. 2**

    10.9   Support and Service Agreement with Premier Research Worldwide, Ltd.*

    10.10  Marketing Service Agreement with Premier Research Worldwide, Ltd.*

    10.11  Consulting Agreement with Wyndhurst Capital Group LLC.*

    10.12  Warrant to Purchase Series A Common Stock issued to Tullis-Dickerson Capital Focus II, L.P., dated
           February 1, 1999.*

    10.13  Warrant to Purchase Series A Common Stock issued to TD Origen Capital Fund, L.P., dated February 1, 1999.*

    10.14  Warrant to Purchase Series A Common Stock issued to Javelin Capital Fund, L.P., dated February 1, 1999.*

    10.15  Securities Purchase Agreement, dated February 1, 1999.*

    10.16  Common Stock Warrant issued to GE Capital Equity Investments, Inc., dated June 1, 1999.*

    10.17  Common Stock Warrant issued to Tullis-Dickerson Capital Focus II, L.P., dated June 1, 1999.*

    10.18  Preferred Stock Warrant issued to GE Capital Equity Investments, Inc., dated June 1, 1999.*

    10.19  Preferred Stock Warrant issued to Tullis-Dickerson Capital Focus II, L.P., dated June 1, 1999.*

    10.20  Securities Purchase Agreement, dated June 1, 1999.*

    10.21  Common Stock Purchase Agreement, dated July 2, 1998.*

    10.22  Second Amended and Restated Shareholders' and Voting Agreement, dated June 1, 1999.*

    10.23  Second Amended and Restated Registration Rights Agreement, dated June 1, 1999.*

    10.24  Agreement, dated February 12, 1999, between AmericasDoctor.com, Inc. and Smith & Nephew Inc.*

   NO.     DESCRIPTION
---------  ----------------------------------------------------------------------------------------------------------
    10.25  Content Development Agreement, dated June 15, 1999, between AmericasDoctor.com, Inc. and CenterWatch,
           Inc.*

    21.1   List of Subsidiaries*

    23.1   Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).***

    23.2   Consent of Arthur Andersen LLP, independent public accountants.**

    24.1   Power of attorney (included on signature page to this Registration Statement).**

    27.1   Financial Data Schedule (EDGAR filed version only).**


------------------------


*   Previously filed



**  Filed herewith.



*** To be filed by amendment.


    (b) Financial Statement Schedules